UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 2)

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SPORTSLINE.COM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 8, 2004

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of SportsLine.com, Inc. to be held at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 on Friday, December 10, 2004, at 10:00 a.m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 1, 2004, by and among SportsLine.com, Inc., Viacom Inc. and Stargate Acquisition Corp. Two. Pursuant to the merger agreement, SportsLine will merge with a subsidiary of Viacom and you will be entitled to receive $1.75 in cash, without interest, for each of your shares of SportsLine common stock, other than shares held by Viacom and its subsidiaries and shares held by stockholders who validly exercise and perfect appraisal rights under Delaware law. You will also be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

To assist in evaluating the fairness to SportsLine stockholders of the proposed merger, the SportsLine board of directors formed a special committee of independent directors to consider and negotiate the terms and conditions of the proposed merger and to make a recommendation to the board of directors. The members of the special committee are Thomas Cullen, Gerry Hogan, Richard B. Horrow and Andrew Nibley. Messrs. Cullen, Hogan, Horrow and Nibley are not employees of SportsLine or Viacom or their affiliates and have no economic interest in Viacom or its affiliates.

The special committee received an oral opinion (which was subsequently confirmed in writing) from Perseus Group, financial advisor to the special committee, that as of August 1, 2004, the price of $1.75 per share in cash was fair to SportsLine’s stockholders (other than Viacom or any of its affiliates) from a financial point of view. Perseus Group’s fairness opinion is subject to various considerations, assumptions and limitations described in such opinion, a copy of which is attached as Appendix B to the accompanying proxy statement.

The board of directors of SportsLine, acting on the recommendation of the special committee, has approved and authorized the merger agreement and the related merger. The board of directors believes that the terms and provisions of the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders and that the merger is advisable. Therefore, the board of directors recommends that you vote FOR the adoption of the merger agreement. The board of directors also recommends that you vote FOR the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes to adopt the merger agreement at the special meeting.

The enclosed proxy statement describes the merger agreement, the proposed merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about SportsLine from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

The merger cannot occur unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of SportsLine’s outstanding common stock entitled to vote at the special meeting. Viacom and its subsidiaries own approximately 38% of SportsLine’s outstanding common stock as of the record date for the special meeting. In addition, SportsLine’s stockholders owning approximately 5.1% of SportsLine’s outstanding common stock as of the record date have agreed in writing to vote in favor of the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please vote by promptly signing, dating and returning the enclosed proxy card in the postage pre-paid envelope. This solicitation is being made by SportsLine on behalf of its board of directors. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement and any adjournment or postponement of the special meeting if there are not sufficient votes to adopt the merger agreement at the special meeting. You may revoke your proxy at any time before it is voted by submitting a written revocation of your proxy or a later-dated proxy to the Secretary of SportsLine or by attending the special meeting and voting in person. If you do not return the proxy or vote in person at the special meeting, the effect will be the same as a vote against the merger agreement proposal. If you have any questions or require assistance voting your shares, please call Investor Relations at SportsLine at (954) 489-4000.

On behalf of the board of directors, I thank you for your continued support.

Sincerely,

Michael Levy
Chairman of the Board, President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is first being mailed to stockholders on or about November 11, 2004.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, DECEMBER 10, 2004

NOTICE IS HEREBY GIVEN THAT a special meeting of the stockholders of SportsLine.com, Inc., a Delaware corporation, will be held at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 on Friday, December 10, 2004, at 10:00 a.m., local time, to consider and vote on the following matters described in this notice and the accompanying proxy statement:

•	To adopt the Agreement and Plan of Merger, dated as of August 1, 2004, by and among SportsLine.com, Inc., Viacom Inc. and Stargate Acquisition Corp. Two, a copy of which is attached as Appendix A to the accompanying proxy statement;

•	To adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement proposal; and

•	To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders of record on the close of business on November 2, 2004 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of stockholders will be available for inspection by stockholders of record during business hours at SportsLine.com, Inc., 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, for ten days prior to the date of the special meeting and will also be available at the special meeting.

The board of directors of SportsLine, acting upon the recommendation of a special committee of the board of directors, has approved and authorized the merger agreement and the related merger and recommends that you vote FOR adoption of the merger agreement. The board of directors believes that the terms and provisions of the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders and that the merger is advisable. The board of directors also recommends that you vote FOR the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes to adopt the merger agreement at the special meeting.

SportsLine stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Special Factors—Dissenters’ Rights of Appraisal” beginning on page 48 of the accompanying proxy statement and Appendix C to the accompanying Proxy Statement.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly signing, dating and returning the enclosed proxy card in the postage-prepaid envelope so that your shares may be represented at the special meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

By Order of the Board of Directors

Kenneth W. Sanders Secretary

November 8, 2004

Fort Lauderdale, Florida

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ii

SUMMARY TERM SHEET

This summary highlights the material information contained elsewhere in this proxy statement and the appendices. Because this is a summary, it may not contain all of the information that is important to you. We urge you to read the entire proxy statement carefully, including the information incorporated by reference and the appendices.

The Participants (p. 14)

SportsLine.com, Inc.

2200 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 489-4000

SportsLine.com, Inc., a Delaware corporation, which we refer to as SportsLine, publishes one of the most comprehensive collections of multimedia sports news and information available on the Internet and offers consumers a broad assortment of merchandise and subscription and premium services, including fantasy leagues and contests. SportsLine offers advertisers the opportunity to reach our audience through marketing solutions that include sponsorships, advertising and direct marketing services.

Viacom Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

Viacom Inc., which we refer to as Viacom, is a diversified worldwide entertainment company with operations in the following five segments:

•	cable networks;

•	television;

•	radio;

•	outdoor; and

•	entertainment.

Viacom and its subsidiaries currently own approximately 38% of SportsLine’s outstanding common stock as of the record date and will own all the capital stock of SportsLine if the merger is consummated. Viacom has agreed to vote the SportsLine common stock owned by it and its subsidiaries in favor of adoption of the merger agreement. Additionally, as discussed below under “—The Voting Agreements” on page 60, Michael Levy, SportsLine’s Chairman of the Board, President and Chief Executive Officer, Mark J. Mariani, SportsLine’s President, Sales and Marketing, and Kenneth W. Sanders, SportsLine’s Executive Vice President, Strategic and Financial Planning, have agreed to vote approximately 5.1% of SportsLine’s outstanding common stock as of the record date in favor of adoption of the merger agreement and in favor of any adjournment or postponement of the special meeting if there are not sufficient votes to adopt the merger agreement at the special meeting.

Stargate Acquisition Corp. Two

c/o Viacom Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

Stargate Acquisition Corp. Two, which we refer to as Acquisition Corp., is a Delaware corporation that is an indirect wholly owned subsidiary of Viacom. Viacom formed Acquisition Corp. for the purpose of engaging in the merger.

The Merger Agreement (p. 51)

Acquisition Corp. will merge with SportsLine and, at the option of Viacom, either SportsLine or Acquisition Corp. will be the surviving corporation. In either case, after the merger the surviving corporation will be a privately held company wholly owned by Viacom, and SportsLine stockholders will no longer have any interest in, and will not participate in, any future earnings or growth of SportsLine.

The proposed merger, assuming it is completed, will result in:

•	Your right to receive $1.75 per share in cash for each share of SportsLine common stock that you own, unless you seek and perfect your appraisal rights, and the cancellation and retirement of each such share;

•	Cancellation of any SportsLine common stock owned by SportsLine as treasury stock;

•	Cancellation of any SportsLine common stock owned by Viacom and its subsidiaries;

•	Conversion of each share of common stock of Acquisition Corp. into one share of common stock of the surviving corporation; and

•	Viacom owning all of the outstanding common stock of the surviving corporation.

Position of SportsLine as to the Fairness of the Merger; Recommendation by SportsLine’s Special Committee and Board of Directors (p. 23)

The board of directors believes that the terms of the proposed merger and the terms and provisions of the merger agreement are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders and that the merger is advisable, and the board of directors recommends that the stockholders vote FOR adoption of the merger agreement.

The board of directors, in making its determination to approve and recommend the merger agreement and related merger, has considered, among other factors, the following:

•	The special committee’s determination that the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders; and

•	The special committee’s recommendation to the board of directors that the merger agreement and the related merger be approved.

In making such determinations, the board of directors and the special committee considered:

•	The financial presentation of Perseus Group and Perseus Group’s oral opinion (which was subsequently confirmed in writing) that as of August 1, 2004, the $1.75 per share price was fair to SportsLine’s stockholders (other than Viacom or any of its affiliates) from a financial point of view; and

•	The additional factors described in detail under “Special Factors—Position of SportsLine as to the Fairness of the Merger; Recommendation by SportsLine’s Special Committee and Board of Directors” beginning on page 23.

Opinion of the Special Committee’s Financial Advisor (p. 30)

The special committee and the board of directors received an oral opinion (which was subsequently confirmed in writing) from Perseus Group, dated August 1, 2004, that as of such date, the merger consideration to be received by SportsLine’s stockholders pursuant to the proposed merger was fair from a financial point of view to SportsLine’s stockholders (other than Viacom or any of its affiliates). The full text of the written opinion, dated August 1, 2004, which we refer to as the Perseus Group Opinion, is attached to this proxy statement as Appendix B. You should read the Perseus Group Opinion carefully in its entirety.

Purposes, Alternatives, Reasons and Effects of the Merger (p. 28)

The principal purpose of the proposed merger is to provide you with the opportunity to receive a cash payment for each share of SportsLine common stock that you own at a premium over the market price at which SportsLine common stock traded prior to the announcement of the merger agreement and to enable Viacom to own all of the common stock of SportsLine. The merger is being proposed at this time in direct response to a proposal from Viacom received by SportsLine on June 30, 2004.

As a result of the proposed merger, all shares of SportsLine common stock held by our current stockholders, other than Viacom and its subsidiaries, who do not seek and perfect appraisal rights will be converted into the right to receive $1.75 per share, will be automatically canceled and retired and will cease to exist. In addition, the merger agreement provides that each outstanding option to purchase SportsLine common stock (whether or not vested or exercisable) and each outstanding warrant to purchase SportsLine common stock (to the extent vested and exercisable) will be canceled in exchange for a per share amount in cash equal to the excess, if any, of $1.75 over the per share exercise price of the option or warrant. Viacom, as the owner of SportsLine and its business, will be the only beneficiary of any earnings and growth of SportsLine following the proposed merger.

Upon completion of the proposed merger, SportsLine will remove its common stock from quotation on The NASDAQ National Market and terminate its registration under the Securities Exchange Act of 1934, as amended. Following the merger, SportsLine’s common stock will no longer be publicly traded.

Merger Financing (p. 39)

Viacom plans to use its working capital to finance the payment of the merger consideration to SportsLine’s stockholders other than Viacom and its affiliates and for payments made to the holders of SportsLine’s outstanding stock options and warrants.

Interests of SportsLine Directors and Officers in the Merger (p. 40)

In considering the recommendations of the special committee and the board of directors, you should be aware that certain SportsLine executive officers and directors have interests in the proposed merger that are different from or in addition to your interests as a SportsLine stockholder generally, including the following:

•	As of the record date, SportsLine’s executive officers have a total of 2,299,192 shares of stock for which they will receive a total of $4,023,586 or the same $1.75 per share to be received by SportsLine’s other stockholders. Mr. Levy will receive $3,318,927.50 for his 1,896,530 shares of stock. Mr. Mariani will receive $305,712.75 for his 174,693 shares of stock. Mr. Sanders will receive $295,009.75 for his 168,577 shares of stock. Sharon Glickman, SportsLine’s Chief Financial Officer, will receive $19,150.25 for her 10,943 shares of stock and Stephen Snyder, SportsLine’s Executive Vice President, Product Development and Operations, will receive $84,785.75 for his 48,449 shares of stock. SportsLine’s directors will receive a total of $20,650 for their shares of SportsLine stock. Following the merger, none of SportsLine’s executive officers or directors will hold an ownership position in SportsLine and no executive officer or director has been offered a continued ownership interest in the surviving corporation.

•	Pursuant to the merger agreement, each option held by SportsLine optionholders, including its directors and officers, whether or not vested and exercisable at the effective time of the merger will be canceled in exchange for the payment of the excess, if any, of $1.75 over the exercise price of the option. As of the record date, SportsLine’s executive officers have a total of 531,251 unvested options that have exercise prices less than $1.75. All options held by directors are vested. The total dollar amount that each executive will receive with respect to their options is $218,750 for Mr. Levy, $75,775 for Mr. Mariani, $62,500 for Mr. Sanders, $17,325 for Ms. Glickman and $37,950 for Mr. Snyder. The total dollar amount that the directors will receive for their options is $43,925.

•	Viacom has entered into agreements with three of SportsLine’s executives, Messrs. Levy, Mariani and Sanders, pursuant to which Viacom agreed to cause the surviving corporation to amend each executive’s employment agreement at the effective time of the merger. The agreements also contain certain provisions regarding the payment of an annual bonus for 2004 pursuant to each executive’s current employment agreement.

•	The agreements provide that in consideration for the respective executive’s commitment to remain an employee of the surviving corporation for up to four months after the completion of the merger, Viacom will cause the surviving corporation to amend each executive’s employment contract immediately following the completion of the merger to replace a provision that allows each executive, upon a change of control of SportsLine caused by CBS Broadcasting Inc., a subsidiary of Viacom which we refer to as CBS, or any of it affiliates becoming the beneficial owner of forty percent or more of SportsLine’s outstanding voting securities under certain conditions, to convert underwater options into shares of stock with a provision that pays such executive a cash bonus equal to the value of the stock that would have been received upon such conversion. These cash bonuses equal $306,250 for Mr. Levy and $109,375 for each of Messrs. Mariani and Sanders and will be paid four months following the effective time of the merger or upon termination of such executive’s employment with the surviving corporation.

•	The amendments to the employment agreements also provide that each executive may terminate his employment with the surviving corporation for any reason after the four month period following the completion of the merger and be entitled to receive his contractual severance payments. Messrs. Levy, Mariani and Sanders will be entitled to receive severance payments of $2,948,803, $1,202,466 and $1,271,178, respectively, assuming continued employment until March 31, 2005 (approximately four months after expected completion of the merger), SportsLine’s satisfaction of target performance criteria for 2004 and their continued satisfaction of their respective obligations to SportsLine.

•	To ensure payment of the annual bonuses for 2004 in compliance with the terms of each executive’s existing employment agreement, each of the agreements with Viacom provides that if the merger is completed prior to December 31, 2004, and the executive is employed by the surviving corporation through December 31, 2004, Viacom will cause the surviving corporation to pay his bonus based upon the formula previously adopted by SportsLine’s compensation committee but excluding from that formula certain transaction and other related expenses. Assuming SportsLine meets the target performance criteria for these bonuses and each executive’s continued satisfaction of his obligations to SportsLine, Mr. Levy would receive an annual bonus for 2004 of $299,475, Mr. Mariani would receive $192,500 and Mr. Sanders would receive $203,500.

•	Two directors, Peter Glusker and Sean McManus, are employees of Viacom’s affiliates.

The special committee and the board of directors were aware of the different or additional interests set forth above and considered such interests along with other matters in approving the proposed merger agreement and the related merger.

Under the merger agreement, Viacom has agreed to cause the surviving corporation in the merger to maintain for six years following the date of the merger directors’ and officers’ liability insurance policies covering SportsLine’s current directors and officers, subject to certain limitations, and to indemnify current and former directors and officers for certain specified losses and liabilities and to honor all indemnification agreements with such directors and officers in effect on the date of the merger agreement.

Material U.S. Federal Income Tax Consequences (p. 46)

The exchange of your SportsLine common stock for cash pursuant to the merger will be a taxable event for U.S. federal income tax purposes. You will generally recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in SportsLine common stock you surrender in the merger. The federal income tax summary set forth above is for general information only. You should consult your tax adviser with respect to the particular tax consequences to you of the receipt of cash in exchange for SportsLine common stock pursuant to the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Quorum; Required Vote (p. 12)

The holders of a majority of the outstanding shares of SportsLine common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. The holders of shares represented by proxies reflecting abstentions or broker non-votes are considered present at the meeting and count toward a quorum. However, abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement.

Each outstanding share of SportsLine common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of SportsLine common stock entitled to vote is necessary to adopt the merger agreement. As of the record date, 45,451,224 shares of SportsLine common stock were outstanding. As of the record date, Viacom and its subsidiaries beneficially owned approximately 38% of the outstanding shares of SportsLine common stock, other than shares subject to voting agreements as described below. A vote of the majority of shares held by unaffiliated stockholders is not required to adopt the merger agreement.

The Voting Agreements (p. 60)

Three of our executive officers, Michael Levy, Mark J. Mariani and Kenneth W. Sanders, who collectively own in the aggregate approximately 5.1% of the outstanding shares of SportsLine common stock as of the record date, have entered into voting agreements with Viacom. Pursuant to the voting agreements, each executive granted Viacom a proxy to vote his shares in favor of the adoption of the merger agreement and, unless Viacom votes such shares directly pursuant to a proxy, to vote his shares in favor of adoption of the merger agreement. A copy of the form of voting agreement is attached as Appendix D to this proxy statement.

Dissenters’ Rights of Appraisal (p. 48)

SportsLine stockholders who do not vote in favor of the merger agreement and who perfect their appraisal rights under Delaware law will have the right to a judicial appraisal of the fair value of their shares of SportsLine common stock. In addition to not voting in favor of the merger, the stockholder must deliver to SportsLine a written demand for appraisal of his shares prior to the vote on the merger agreement and continue to hold such shares until the consummation of the merger.

Conditions to Consummation of the Merger (p. 58)

The obligations of SportsLine, Viacom and Acquisition Corp. to complete the merger are subject to various conditions, including:

•	adoption of the merger agreement by SportsLine stockholders;

•	the expiration or termination of any applicable waiting period or extension thereof under the Hart-Scott-Rodino Act;

•	the absence of any provision of applicable law, judgment, order or injunction prohibiting the merger;

•	the material accuracy of the representations and warranties of the parties to the merger agreement;

•	the material performance by the parties to the merger agreement of their respective obligations contained in the merger agreement;

•	the absence of any pending action or proceeding by a governmental authority seeking to prohibit Viacom’s ownership or operation of SportsLine or otherwise likely to have a material adverse effect on SportsLine or Viacom;

•	as of the effective time of the merger, the absence of outstanding securities of SportsLine and its subsidiaries that require shares of SportsLine or any of its subsidiaries to be issued after the effective time of the merger; and

•	the receipt of all required authorizations, consents and approvals from and the making of all required filings and notices with any governmental authority or third party.

If any condition to closing of any party to the merger agreement is not satisfied or, if permissible, waived on or before May 1, 2005, such party may have the right to terminate the merger agreement.

Termination and Effects of Termination (p. 59)

The merger agreement may be terminated in several different circumstances, including if the board of directors of SportsLine accepts a superior proposal before the special meeting and satisfies certain notice requirements.

Upon termination of the merger agreement for any reason other than a termination resulting from the failure of Viacom or Acquisition Corp. to fulfill its obligations under the merger agreement, SportsLine will reimburse Viacom for its reasonable and documented out-of-pocket fees and expenses up to $1.0 million.

No Solicitation of Acquisition Proposals; Change in Recommendation (p. 54)

The merger agreement restricts SportsLine’s ability to solicit or initiate any competing acquisition inquiries, proposals or offers. However, prior to the special meeting SportsLine may participate in negotiations with a third party that has made an unsolicited acquisition proposal that its board of directors or the special committee determines in good faith is or is reasonably likely to result in a bona fide, unsolicited written acquisition proposal that is more favorable and provides greater value to all of SportsLine’s stockholders, if the board of directors or the special committee determines that failure to participate in such negotiations would be reasonably likely to result in a breach of its fiduciary duties. SportsLine may provide such third party with information pursuant to a confidentiality agreement. SportsLine’s board of directors or special committee may withdraw or modify in a manner adverse to Viacom their recommendation to SportsLine’s stockholders to adopt the merger agreement only in the following two events:

•	following the receipt of a superior proposal, if they determine that the failure to take such action would result in a breach of fiduciary duties under applicable law; or

•	following the occurrence of a material change or event with respect to SportsLine and discussions with Viacom with respect to such change, if they determine in good faith by a majority vote that the withdrawal or modification of their recommendation is required by applicable law.

Litigation Challenging the Merger (p. 45)

Putative stockholder class action lawsuits were filed in both Delaware and Florida against Viacom, SportsLine and SportsLine’s board of directors, including the special committee. These lawsuits allege, among other things, a breach of fiduciary duty in connection with the acquisition proposal made by Viacom as announced on July 1, 2004 and that the proposed price of $1.50 per share was inadequate. During the negotiations regarding the merger agreement, counsel for Viacom and SportsLine discussed with counsel for the plaintiffs a settlement of the litigation. Following these discussions, on July 30, 2004, counsel for the plaintiffs entered into a memorandum of understanding with counsel for SportsLine, the special committee and Viacom. The memorandum of understanding contemplates the proposed settlement of the lawsuits. The settlement is subject to, among other things, completion of appropriate discovery and definitive documentation relating to the settlement, court approval and consummation of the merger.

In addition, in August 2004, a Florida federal court granted the plaintiff of an existing stockholder derivative lawsuit not related to the proposed merger leave to amend his complaint to include claims on behalf of a putative class of stockholders relating to an alleged breach of fiduciary duty in connection with the acquisition proposal made by Viacom as announced on July 1, 2004 and that the proposed price of $1.50 per share was inadequate. Later in August 2004, SportsLine filed a motion to dismiss and/or stay the claims in the amended complaint. In November 2004, Viacom, which had been added as a defendant when the complaint was amended in August, moved to dismiss and/or stay the claims in the amended complaint. The court has not ruled on these pending motions.

QUESTIONS AND ANSWERS ABOUT THE MERGER TRANSACTION

We intend the following questions and answers to provide brief answers to frequently asked questions concerning the proposed merger. These questions and answers do not, and are not intended to, address all the questions that may be important to you as a SportsLine stockholder. You should read the remainder of this proxy statement carefully, including the information incorporated by reference and all of the appendices.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of stockholders will be held at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 on Friday, December 10, 2004, at 10:00 a.m., local time.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the merger agreement pursuant to which Acquisition Corp., a subsidiary of Viacom, will merge with SportsLine, and, at the option of Viacom, either SportsLine or Acquisition Corp. will be the surviving corporation. In either case, the surviving corporation will be a wholly owned subsidiary of Viacom. You are also being asked to vote to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $1.75 per share in cash, without interest, for each share of SportsLine common stock that you own, unless you seek and perfect appraisal rights.

Q:	Who will manage SportsLine after the merger?

A:	It is expected that the current executive officers of SportsLine will hold the same positions in the surviving corporation after the completion of the merger for up to four months.

Q:	Why did the SportsLine board of directors form a special committee?

A:	On May 13, 2004, prior to receiving a proposal for the merger from Viacom, the board of directors formed a special committee consisting of independent directors to evaluate strategic alternatives. Two of the members of SportsLine’s board of directors that are not on the special committee are officers of Viacom’s affiliates. The board of directors formed the special committee to evaluate the fairness to SportsLine stockholders of strategic alternatives, including the proposed merger, to consider and negotiate the terms and conditions of the proposed merger and to make a recommendation to the board of directors.

Q:	Why does the board of directors recommend that I vote for adoption of the merger agreement?

A:	Based upon the recommendation of the special committee, the board of directors determined that the terms and provisions of the merger agreement are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders and that the merger is advisable. To review the background and reasons for the merger in greater detail, see “Special Factors—Background of the Merger” beginning on page 16 and “Special Factors—Position of SportsLine as to the Fairness of the Merger; Recommendation by SportsLine’s Special Committee and Board of Directors” beginning on page 23.

Q:	What will happen to stock options and warrants in the merger?

A:	Pursuant to the merger agreement, all outstanding SportsLine options and warrants will be canceled and each holder of SportsLine options (whether or not vested and exercisable) and each holder of SportsLine warrants (to the extent vested and exercisable) will receive an amount in cash equal to $1.75 minus the per share exercise price for each option or warrant that he or she owns.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. If the merger agreement is adopted and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	All SportsLine stockholders as of the close of business on November 2, 2004, which we refer to as the record date, will be entitled to notice of and to vote at the special meeting to adopt the merger agreement.

Q:	What happens if I sell my shares of SportsLine common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of SportsLine common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive $1.75 in cash per share to the person to whom you transfer your shares.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including the information incorporated by reference and the information in the appendices, and consider how the merger would affect you. Please complete, sign, date and mail your proxy card in the enclosed postage-prepaid envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	Should I send in my stock certificate now?

A:	No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates.

Q:	How many votes are required to adopt the merger agreement?

A:	Each outstanding share of SportsLine common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of SportsLine common stock entitled to vote is necessary to adopt the merger agreement.

Q:	How do I vote?

A:	You can vote by signing, dating and mailing your proxy card in the enclosed postage-prepaid envelope. See the enclosed proxy card for specific instructions. You may also vote in person if you attend the special meeting. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Q:	Can I vote by telephone or electronically?

A.	Yes. Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Record holders of SportsLine stock may vote by calling 1-866-239-6507 or by Internet at http://www.proxyvotenow.com/spln. Stockholders who hold their shares in street name should review the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

The deadline for voting by telephone or electronically is 11:59 p.m., New York time, on December 9, 2004.

Q:	If my shares are held in “street name,” will my bank, broker or other nominee vote my shares for me?

A:	Brokers and, in many cases, nominees will not have discretionary power to vote on the merger. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by submitting to the Secretary of SportsLine a written revocation or a later-dated, signed proxy card before the special meeting or by attending the special meeting and voting in person.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in a proxy or if you abstain from voting, such action will have the effect of a vote AGAINST adopting the merger agreement.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and the information in the Appendices. If you have any questions about the merger, need assistance in voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact SportsLine at:

SportsLine.com, Inc.

2200 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 489-4000

Attn: Investor Relations

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to SportsLine that are based on the beliefs of management as well as assumptions made by and information currently available to SportsLine. These forward-looking statements include, without limitation, the projections set forth under “Special Factors—Financial Projections” beginning on page 37. When used in this document, the words “anticipate,” “believe,” “estimate,” “project,” “expect,” “plan” and “intend” and similar expressions, as they relate to SportsLine or its management are intended to identify forward-looking statements. Such statements reflect the current view of SportsLine with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of SportsLine to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others,

•	competitive pressures,

•	dependence on advertising revenues, which are difficult to forecast,

•	the growth rate of the Internet,

•	constantly changing technology,

•	market acceptance of SportsLine’s products and services,

•	seasonal fluctuations,

•	SportsLine’s reliance upon strategic relationships,

•	SportsLine’s dependence on certain content providers,

•	SportsLine’s ability to protect its proprietary rights,

•	system failures or delays,

•	ability to maintain confidential information over the Internet, and

•	the resolution of litigation and regulatory proceedings.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, planned or intended. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or in the case of documents incorporated by reference, as of the date of those documents. SportsLine does not intend, or assume any obligation, to update these forward-looking statements.

THE SPECIAL MEETING

General

This proxy statement is furnished, and the accompanying proxy is solicited, on behalf of the board of directors of SportsLine, for use at a special meeting of SportsLine stockholders to be held at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 on Friday, December 10, 2004, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The proxy statement and the accompanying proxy will be mailed on or about November 11, 2004 to all SportsLine stockholders entitled to vote at the special meeting.

Matters to be Considered

At the special meeting, you will be asked to:

•	Consider and vote upon a proposal to adopt the merger agreement, which if approved and completed would result in each share of SportsLine common stock converting into the right to receive $1.75 in cash, without interest, except for:

•	treasury shares of SportsLine common stock and shares of SportsLine common stock owned by Viacom or its subsidiaries, all of which will be canceled without any payment; and

•	shares of SportsLine common stock held by stockholders who validly exercise and perfect appraisal rights in accordance with Delaware law;

•	Consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	Transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The board of directors and the special committee recommend that you vote FOR the adoption of the merger agreement. The board of directors and the special committee also recommend that you vote FOR the approval of any proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Voting Rights

We have fixed November 2, 2004 as the record date. Only holders of record of SportsLine common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 45,451,224 shares of SportsLine common stock issued and outstanding. Each share is entitled to one vote on all matters to be considered at the special meeting.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting SportsLine to conduct business at the meeting. As of the record date, 45,451,224 shares of SportsLine’s common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, for purposes of determining whether a quorum is present.

If less than a majority of outstanding shares entitled to vote are represented at the special meeting, a majority of the shares present at the meeting, either in person or by proxy, may adjourn the meeting to another date, time and/or place, and notice need not be given of the new date, time and/or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Required Vote

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of SportsLine common stock entitled to vote is necessary to adopt the merger agreement. A vote of the majority of shares held by unaffiliated stockholders is not required to adopt the merger agreement. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against the adoption of the merger agreement.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the adoption of the merger agreement. If the broker or nominee is not given specific instructions, the shares may not be voted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies; Revocation

Even after SportsLine stockholders have submitted their proxy cards, they may change their vote at any time before the proxy is exercised by filing with the SportsLine Secretary at SportsLine’s executive offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the stockholder attends the meeting in person and so requests, although attendance at the meeting will not by itself revoke a previously granted proxy.

Solicitation of Proxies

SportsLine will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, SportsLine employees may solicit proxies personally and by telephone. SportsLine employees will receive no compensation for soliciting proxies other than their regular salaries. SportsLine may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of SportsLine common stock and to request authority for the execution of proxies and SportsLine may reimburse such persons for their expenses incurred in connection with these activities.

Internet Voting

Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. If you are the record holder of SportsLine stock, you may vote by calling 1-866-239-6507 or by Internet at http://www.proxyvotenow.com/spln. Stockholders who hold their shares in street name should review the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder. The deadline for voting by telephone or electronically is 11:59 p.m., New York time, on December 9, 2004.

THE PARTICIPANTS

SportsLine

SportsLine.com, Inc.

2200 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 489-4000

SportsLine, a Delaware corporation incorporated on February 23, 1994, publishes one of the most comprehensive collections of multimedia sports news and information available on the Internet and offers consumers a broad assortment of merchandise and subscription and premium services, including fantasy leagues and contests. SportsLine offers advertisers the opportunity to reach SportsLine’s audience through marketing solutions that include sponsorships, advertising and direct marketing services.

If the merger agreement and the merger are adopted by the SportsLine stockholders at the special meeting and the merger is completed as contemplated, the corporation that survives the merger will continue its operations as a private company and an indirect wholly owned subsidiary of Viacom.

Viacom

Viacom Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

Viacom is a diversified worldwide entertainment company with operations in the following five segments:

•	cable networks;

•	television;

•	radio;

•	outdoor; and

•	entertainment.

Westinghouse CBS Holding Company, Inc. is a Delaware corporation and has its principal office at 1515 Broadway, New York, New York 10036. The principal business is cable television transmission and production services. Viacom owns 100% of the issued and outstanding stock of Westinghouse CBS Holding Company, Inc.

CBS Broadcasting Inc., a New York corporation, has its principal executive offices at 1515 Broadway, New York, New York 10036. Its principal businesses are the CBS television network, radio and television broadcasting, and outdoor advertising. One hundred percent of the issued and outstanding stock of CBS Broadcasting Inc. is owned by Westinghouse CBS Holding Company, Inc.

Stargate Acquisition Corp. One, a Delaware corporation, has its principal executive offices at 51 West 52nd Street, New York, New York 10019. It was formed by Viacom to own Acquisition Corp. and has no business or operations other than those incident to such ownership. One hundred percent of the issued and outstanding stock of Stargate Acquisition Corp. One is owned by CBS Broadcasting Inc.

Acquisition Corp.

Stargate Acquisition Corp. Two

c/o Viacom Inc.

1515 Broadway

New York, New York 10036

(212) 258-6000

Stargate Acquisition Corp. Two is a Delaware corporation organized by Viacom for the purpose of engaging in the merger. Acquisition Corp. has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Acquisition Corp. is an indirect wholly owned subsidiary of Viacom.

SPECIAL FACTORS

General

The merger agreement provides that, subject to certain conditions, Acquisition Corp. will be merged with SportsLine with, at the option of Viacom, either SportsLine or Acquisition Corp. as the surviving corporation. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

Since 1997, SportsLine has had a strategic alliance with CBS. The alliance is described under “SportsLine’s Agreement with CBS Broadcasting Inc.” In May 2004, CBS owned approximately 40% of our outstanding common stock, which was acquired in connection with this alliance. A payment of $34.6 million payable in SportsLine common stock was due under the CBS agreement on July 1, 2004. If the amount of common stock issuable by SportsLine would result in CBS’s ownership interest exceeding 49.9% of SportsLine’s outstanding shares of common stock, up to $5.0 million of any excess amount was payable in cash and the remainder was to be satisfied, at SportsLine’s option, in cash or additional shares of common stock, the issuance of which may have been deferred by CBS to October 2005. In addition, upon a change of control of SportsLine to a party other than CBS, the requirement to satisfy payments scheduled for future dates under the agreement would be accelerated and, if a change of control was effected by a competitor of CBS, the agreement would terminate.

Due to the strategic relationship between Viacom and SportsLine, including Viacom’s increasing equity position in SportsLine, Viacom had considered a possible acquisition of SportsLine. Between February and April 2001, between October and December 2001 and between April and May 2002, SportsLine and Viacom had conducted various preliminary discussions regarding a possible acquisition of SportsLine by Viacom. However, none of these discussions led to Viacom making an acquisition proposal or any acquisition agreement between Viacom and SportsLine. Also in April 2002, Viacom met with SportsLine and discussed various operational efficiencies that SportsLine might consider using to improve its financial performance. SportsLine and Viacom did not hold further acquisition discussions between May 2002 and May 2004.

In early February 2004, a representative of a potential acquirer contacted Michael Levy, Chairman of the Board, President and Chief Executive Officer, regarding a possible acquisition transaction. On February 15, 2004, SportsLine and the potential acquirer signed a confidentiality agreement. From the middle of February through June, the potential acquirer conducted due diligence on SportsLine and representatives from both companies met on several occasions to discuss a potential transaction. Based on the potential acquirer’s understanding of Viacom’s ownership interests and SportsLine’s obligations under the CBS agreement, the potential acquirer stated it would not make an offer without more information regarding whether Viacom would consider a restructuring of the payment due to it on July 1, 2004 under the CBS agreement and whether Viacom would be willing to sell a significant block of SportsLine common stock.

On March 31, 2004, representatives from a second potential acquirer met with Michael Levy, Kenneth Sanders, Executive Vice President, Strategic and Financial Planning, Mark Mariani, President, Sales and Marketing and Jay Amos, Vice President, Business Development of SportsLine, to discuss the possible acquisition of SportsLine or certain lines of its business. On June 17, 2004, the second potential acquirer and SportsLine signed a confidentiality agreement. On June 22, 2004, the second potential acquirer conducted preliminary due diligence. Based on the potential acquirer’s understanding of Viacom’s ownership interests and SportsLine’s obligations under the CBS agreement, the second potential acquirer stated it would not make an offer without more information regarding whether Viacom would consider a restructuring of the payment due to it on July 1, 2004 under the CBS agreement and whether Viacom would be willing to sell a significant block of SportsLine common stock.

In the first part of May 2004, Peter Glusker, Senior Vice President, Viacom Digital Media Group, contacted Michael Levy to obtain diligence materials relating to SportsLine in order to help Viacom reach a decision about its alternatives in connection with its investment in SportsLine in light of the upcoming July 1, 2004 issuance of SportsLine stock under the CBS agreement. Such alternatives included an election to defer or accept an issuance of shares which would increase CBS’s ownership interest above 49.9% pursuant to the terms of the CBS agreement, a reduction in CBS’s ownership interest pursuant to a sale of shares in the open market or to a third party or a potential acquisition of the remainder of SportsLine that it did not already own.

In light of the contacts with potential acquirers, the upcoming payment due under the CBS agreement and the presence of two Viacom appointed directors on SportsLine’s board of directors, on May 13, 2004, SportsLine’s board of directors determined that it would be appropriate to form a special committee of the board of directors to explore strategic alternatives to maximize stockholder value and discuss any proposals that resulted from Viacom’s due diligence and SportsLine’s contacts with other potential acquirers, and the board of directors formed the special committee. The special committee was also authorized to review, evaluate and negotiate the terms of SportsLine’s strategic alternatives and the CBS agreement on behalf of SportsLine with a view toward making a recommendation to SportsLine’s board of directors. The special committee consisted of Thomas Cullen, Gerry Hogan, Richard Horrow, Sherrill Hudson and Andrew Nibley, each of whom was an independent director of SportsLine with no economic interest or expectation of an economic interest in Viacom or its affiliates.

Immediately following the board meeting on May 13, 2004, the special committee met to discuss the preliminary interest from the two potential acquirers and the upcoming payment to CBS. The special committee also discussed the advisability of seeking to determine whether other third parties might have an interest in acquiring SportsLine and the possibility of obtaining third party financing in connection with the July 1, 2004 payment under the agreement with CBS. No substantive discussions were held by the special committee at this meeting regarding a possible acquisition by Viacom because the special committee was waiting for Viacom to complete due diligence and inform the Company of its intentions regarding its investment in the Company.

On May 14, 2004, Viacom independently sent a due diligence request to SportsLine which requested certain financial, operational and legal information that Viacom wanted in order to help Viacom reach a decision about its alternatives in connection with its investment in SportsLine. SportsLine responded by sending a confidentiality agreement to Viacom.

On May 17, 2004, SportsLine and Viacom signed the confidentiality agreement and Viacom began conducting due diligence on SportsLine and its businesses.

On May 19, 2004, SportsLine formally engaged Perseus Group to explore strategic alternatives, including those discussed by the special committee at the May 13, 2004 meeting. Perseus Group, with the assistance of SportsLine management, identified potential strategic and financial investors and acquirers of SportsLine and developed a strategy to be used to contact these parties. SportsLine selected Perseus Group based on its expertise and experience as an investment banking and advisory firm, its experience in the industry in which SportsLine operates and its knowledge of SportsLine.

During May and June 2004, Perseus Group contacted 18 parties, including the two potential acquirers with whom SportsLine had discussions earlier in 2004 but excluding Viacom, regarding a potential sale of SportsLine. Also during this period, Perseus Group and SportsLine management were contacted on an unsolicited basis by an additional five companies and 11 financial firms. Of the 34 parties, excluding Viacom, 17 expressed initial interest (based on public information) in pursuing discussions with SportsLine, and eight signed a confidentiality agreement and participated in management presentations and further diligence meetings.

During the week of May 23, 2004, in light of the upcoming July 1, 2004 payment under the CBS agreement, representatives of Perseus Group contacted Viacom to gauge Viacom’s intentions regarding SportsLine. Viacom indicated that it was still conducting its due diligence investigation of SportsLine and had not yet arrived at a decision. Perseus Group spoke to Viacom on several occasions thereafter in the weeks leading up to July 1, 2004. Each time, Viacom indicated that it would notify Perseus Group and SportsLine once it had arrived at a decision regarding its strategic direction.

On June 22, 2004, the special committee met to consider the engagement of the Perseus Group, as its financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP, as its legal counsel. At the conclusion of the meeting the special committee determined to engage both Perseus Group, as its financial advisor, and Skadden Arps, as its legal counsel. At the conclusion of this meeting, Perseus Group ceased to represent SportsLine, and began to represent only the special committee. The special committee determined to retain Perseus Group based upon the following factors:

•	Perseus Group’s expertise and experience as an investment banking and advisory firm and its experience in the industry in which SportsLine operates and its knowledge of SportsLine;

•	Perseus Group had not previously provided services to SportsLine prior to its May 2004 retention by SportsLine and had never provided any services to Viacom and its affiliates;

•	The special committee’s belief that Perseus Group’s prior engagement by SportsLine did not compromise Perseus Group’s independence;

•	Perseus Group had spent a month identifying and contacting potential strategic and financial acquirers of SportsLine as well as potential financing sources for SportsLine; and

•	Selecting a new investment banking firm to act as a financial advisor to the special committee would have delayed the process by duplicating efforts already made by Perseus Group on behalf of SportsLine.

On June 24, 2004, the special committee met again and was updated on the status of discussions with third parties, including Viacom. At this meeting, representatives of Skadden Arps reviewed with the special committee its fiduciary duties under Delaware law in connection with the potential transactions being discussed, including a potential transaction with Viacom. Perseus Group advised the special committee that Viacom was considering making an offer to purchase SportsLine and would consider deferring the payment due on July 1, 2004. Perseus Group also updated the special committee on the status of its discussions with other interested parties. At that time, several companies other than Viacom had expressed an interest in acquiring SportsLine, but none of them had made an offer. The special committee instructed Perseus Group to negotiate with Viacom and the other interested parties to obtain the best possible offer.

On June 28, 2004, the special committee met and was updated on the status of discussions with Viacom. At the meeting, among other things, Perseus Group reviewed with the special committee its preliminary valuation analysis, which was subject to the receipt of further financial information and due diligence. This preliminary analysis indicated a range of values in a change of control transaction of between approximately $0.50 per share and approximately $2.17 per share, depending on the capitalization scenario assumed. The special committee, Perseus Group and Skadden Arps also discussed the manner in which the special committee would respond to any proposals from Viacom or other potential third parties. The special committee determined that in the event Viacom made an offer which was within the preliminary range of values determined by Perseus, the special committee would attempt to negotiate with Viacom to obtain the highest price reasonably available and at the same time attempt to negotiate with other interested parties to determine if a superior proposal was reasonably available. During this discussion, Perseus Group also informed the special committee that most of the interested parties other than Viacom were reluctant to make an offer prior to the July 1, 2004 payment date.

On June 29, 2004, representatives of SportsLine and Viacom, together with outside counsel to SportsLine, the special committee and Viacom, participated in a conference call to discuss the process regarding a possible offer from Viacom and the documentation of a possible postponement of the July 1, 2004 payment under the CBS agreement.

On June 30, 2004, Viacom sent to the special committee a written offer to acquire for $1.50 per share in cash the outstanding shares not owned by Viacom or its subsidiaries, subject to completion of their due diligence, execution of a definitive merger agreement and certain other closing conditions. Also on June 30, 2004, Viacom proposed that SportsLine and CBS execute an amendment to their agreement, pursuant to which the July 1, 2004 payment due under the CBS agreement would be postponed until August 1, 2004.

At a meeting of the special committee on June 30, 2004, the special committee was updated on the discussions with Viacom and its intention to offer $1.50 per share and approved the amendment to the CBS agreement deferring the July 1, 2004 payment until August 1, 2004. Based on previous discussions with Perseus Group and the desire to maximize the price for SportsLine’s unaffiliated stockholders, the special committee considered the proposal of $1.50 per share to be too low. At the meeting, the special committee authorized Perseus Group to continue discussions with Viacom and to negotiate for a higher price. On June 30, 2004, CBS and SportsLine executed the amendment to the CBS agreement reflecting the deferral of the July 1, 2004 payment.

On July 1, 2004, SportsLine issued a press release announcing the $1.50 per share offer received from Viacom and the deferral of the July 1, 2004 payment. Following this announcement, SportsLine’s stock closed at $1.64 on July 1, 2004, up from $1.08 on June 30, 2004.

Prior to SportsLine’s press release on July 1, 2004, several potential third party acquirers had indicated to Perseus Group that they were reluctant to put forth an indication of interest given Viacom’s level of ownership and significant rights under the CBS agreement and that they would prefer to wait until Viacom’s intentions regarding SportsLine and the outstanding obligations under the CBS agreement became known. Once the July 1, 2004 press release was issued, Perseus Group again contacted the potential third party acquirers as well as the potential minority investors to gauge their interest in light of the announcement. None of the parties were willing to submit a firm indication of interest. Each of the parties contacted indicated that the reluctance was due to one or more of the following factors:

•	Viacom’s acquisition intentions;

•	SportsLine’s outstanding obligations under the CBS agreement;

•	uncertainty as to whether CBS would enforce its obligations under the agreement with SportsLine; and/or

•	the price offered by Viacom, as well as SportsLine’s higher common stock trading prices following the July 1, 2004 press release.

Beginning on July 1, 2004, seven putative class action lawsuits were filed against Viacom, SportsLine and SportsLine’s directors, including the special committee. In general, the suits alleged, among other things, that SportsLine’s directors breached their fiduciary duties to the public stockholders, that the $1.50 price per share proposed to be paid by Viacom for the outstanding SportsLine shares it did not own was inadequate and not the result of arm’s-length negotiations and that the proposed transaction offered an inadequate and unfair price in violation of Delaware law.

On July 7, 2004, Perseus Group contacted representatives of Viacom to discuss their initial offer. As part of the negotiations authorized by the special committee on June 30, 2004, Perseus Group indicated that SportsLine was not inclined to enter into a merger at that price and urged Viacom to consider a higher price. Viacom indicated that it might be willing to consider a revised offer, subject to satisfactory completion of due diligence and negotiation of a definitive merger agreement. Viacom sent a draft merger agreement to SportsLine on July 7, 2004.

The material terms of the original draft of the merger agreement sent to SportsLine and the special committee on July 7, 2004 were similar to the material terms of the definitive merger agreement described below under “The Merger Agreement,” except that the definitive merger agreement:

•	sets forth the agreed-upon price of $1.75 per share;

•	provides for the acceleration of vesting of all outstanding SportsLine options (the original draft of the merger agreement did not provide for the acceleration of vesting of such options);

•	under the circumstances described under the third paragraph of “the Merger Agreement—No Solicitation of Acquisition Proposals; Change in Recommendation,” permits SportsLine’s board of directors or the special committee to withdraw or modify their recommendation that SportsLine’s stockholders should adopt the merger agreement;

•	includes covenants by Viacom described under “The Merger Agreement—Additional Covenants—Employees of SportsLine and its Subsidiaries” and “—Viacom’s Agreement to Vote” (neither of which were included in the original draft of the merger agreement);

•	excludes from the definition of “material adverse effect” for purposes of the condition precedent that requires the representations and warranties of SportsLine to be true and correct to the extent described in the merger agreement as of the effective time of the merger:

•	conditions affecting the United States economy or financial markets in general or the industries in which SportsLine operates; or

•	any seasonal reduction in SportsLine’s revenues or earnings that is consistent with SportsLine’s past operating history; and

•	includes a $1.0 million limitation on the amount of out-of-pocket fees and expenses for which SportsLine would reimburse Viacom if the merger agreement is terminated (other than a termination that would not have occurred but for the failure of Viacom or Acquisition Corp. to fulfill its obligations under the merger agreement).

Also on July 7, 2004, SportsLine was notified by Mr. Hudson that he had accepted a full-time position as Chairman and Chief Executive Officer of TECO Energy, Inc. that required him to resign from SportsLine’s board of directors as well as the special committee.

On July 8, 2004, the special committee held a meeting at which, among other things, representatives of Perseus Group updated the special committee on the status of negotiations with Viacom on price and Skadden Arps reviewed with the special committee the key provisions of the draft merger agreement and the issues in such agreement. At the conclusion of the meeting, the special committee authorized its advisors to continue negotiations with Viacom, to counter Viacom’s initial offer of $1.50 per share with a price per share of $1.90 and to attempt to negotiate a satisfactory definitive merger agreement. The special committee selected $1.90 per share as its counteroffer because the price was within, and towards the high end of, the range of values indicated by Perseus’s preliminary analysis. On July 8, 2004, Perseus Group contacted Viacom to communicate the counter-proposal of $1.90 per share. Perseus Group also indicated that the comments of the special committee and SportsLine to the merger agreement would be forthcoming. On July 12, 2004, SportsLine delivered the comments of SportsLine and the special committee on the draft merger agreement to Viacom.

On July 12, 2004, management of SportsLine, separately from the special committee, sent Viacom requests in connection with a potential acquisition. These related to (1) the treatment of unvested employee stock options held by all employees, (2) the treatment of underwater options held by Messers. Levy, Mariani and Sanders upon a change of control involving CBS pursuant to the terms of their respective employment agreements, and (3) the ability of Messrs. Levy, Mariani and Sanders to terminate their employment for good reason pursuant to their employment agreements following the proposed change of control.

On July 15, 2004, Viacom indicated to Perseus Group that it might be willing to increase its offer to $1.70 per share and indicated that its response to the comments to the draft merger agreement would be forthcoming. Viacom subsequently agreed to increase its offer to $1.70 per share because the increased price was acceptable to Viacom and Viacom believed that neither SportsLine nor the special committee would accept a lower price.

On July 16, 2004, Viacom delivered a revised draft of the merger agreement that included the following material revisions to the draft merger agreement provided to Viacom by SportsLine and the special committee on July 12, 2004:

•	the deletion of a proposal to limit the events, changes, circumstances and effects that would constitute a “material adverse effect”;

•	a proposal to permit SportsLine’s board of directors or the special committee to withdraw or modify their recommendation that SportsLine’s stockholders should adopt the merger agreement only following SportsLine’s receipt of a superior proposal;

•	a proposal to limit the out-of-pocket fees and expenses for which Viacom would be reimbursed if the merger agreement is terminated to $1.0 million, instead of $0.5 million, as proposed by SportsLine and the special committee; and

•	a requirement for SportsLine to reimburse Viacom for its out-of-pocket fees and expenses if the merger agreement is terminated for any reason (other than a termination that would not have occurred but for the failure of Viacom or Acquisition Corp. to fulfill its obligations under the merger agreement).

In its comments, Viacom indicated, among other things, that it required voting agreements to vote for the transaction from various SportsLine stockholders in order to ensure that, together with the shares already owned by CBS, the holders of a majority of SportsLine stock would have agreed to vote in favor of the transaction at the time the merger agreement was signed. Also on July 16, 2004, at a meeting of the special committee, Perseus Group provided an update on the status of discussions with Viacom and Skadden Arps reviewed with the special committee the current draft of the merger agreement, including the issues raised by Viacom’s comments to the agreement. Because the special committee wanted to maximize the price for unaffiliated stockholders and believed that Viacom might be willing to raise the offer, at the conclusion of the meeting, the special committee authorized Perseus Group to continue to negotiate with Viacom for a higher price per share.

On July 19, 2004, SportsLine, Viacom and outside counsel to SportsLine, the special committee and Viacom discussed the open points in the draft merger agreement, including the request by Viacom that certain executives and other stockholders execute voting agreements, the circumstances in which the board of directors and the special committee would be able to change their recommendations to stockholders in the event of a superior proposal, and the reimbursement of Viacom’s expenses in the event of a termination. These parties also discussed the request from the special committee that the payment now due under the CBS agreement on August 1, 2004 be further deferred as part of any transaction until such time, if any, as such transaction is terminated.

On July 23, 2004, Perseus Group, SportsLine and Viacom, as well as outside counsel to SportsLine, the special committee and Viacom, further discussed the offer price and the open issues in the draft merger agreement and related documents that had been discussed on July 19, 2004. On July 23, 2004, Viacom also provided to SportsLine a revised draft merger agreement, a draft amendment to the CBS agreement deferring the payment due on August 1, 2004 and a draft voting agreement to be entered into by Michael Levy, Kenneth Sanders and Mark Mariani, each a senior executive of SportsLine. Following negotiations with the special committee, Viacom determined not to seek voting agreements from the holders of a number of shares of SportsLine stock that would give it the approval from the holders of a majority of SportsLine’s shares and instead only required certain members of SportsLine’s management to vote in favor of the transaction.

On July 23, 2004, Viacom indicated that it would be willing to pay to Messrs. Levy, Mariani and Sanders, in addition to the consideration they would receive in the merger for each of their SportsLine shares, an amount in cash based on the underwater option for restricted stock exchange provision in their respective contracts in exchange for their agreement to remain with the surviving corporation for up to four months after closing, at Viacom’s option, after which time they would be able to terminate their employment for good reason.

On July 26, 2004, SportsLine provided Viacom with comments to the draft merger agreement and related documents.

On July 28, 2004, a draft letter and form of amendment to the employment agreements for Messrs. Levy, Sanders and Mariani was submitted for Viacom’s consideration. The final letter agreements were accepted and signed on August 1, 2004.

At a meeting of the special committee on July 29, 2004, the special committee was updated by Perseus Group on the status of price negotiations with Viacom. In addition, Skadden Arps reviewed with the special committee the terms of the merger agreement, the amendment to the CBS agreement to defer the payment that would otherwise be due on August 1, 2004 and the voting agreements with certain senior management of SportsLine. On July 29, 2004 and July 30, 2004, counsel for SportsLine, the special committee and Viacom engaged in negotiations with counsel for plaintiffs concerning a possible settlement of the stockholder class action lawsuits arising from the proposed merger. On or about July 31, 2004, Perseus Group and Viacom continued negotiations and arrived at a final price of $1.75 per share. Viacom agreed to increase its offer to $1.75 per share because the increased price was acceptable to Viacom and Viacom did not believe that it could negotiate a lower price. On or about this date Viacom also confirmed that it was not interested in disposing of its shares at any price Viacom believed was reasonably likely to be obtained from any third party at that time and stated that it would not be interested in waiving or amending the provisions of the agreement between SportsLine and CBS (other than to defer the payment due on July 1, 2004) under any circumstances reasonably expected at that time. Based on the recent market prices of SportsLine’s common stock and on the absence of third party proposals to acquire SportsLine, Viacom did not believe that any third parties would be willing to offer a price at which Viacom would be willing to sell its shares.

In connection with the negotiations between the special committee and Viacom and plaintiff’s counsel that resulted in a final price per share of $1.75, a memorandum of understanding was entered into with counsel to the plaintiffs in seven purported stockholder class action lawsuits arising from the proposed merger. The memorandum of understanding contemplated the proposed settlement of such lawsuits. The settlement requires the defendants to provide the plaintiffs and their counsel an opportunity to review the proxy prior to soliciting stockholder approval and that the costs of providing notice of settlement to stockholders and any attorney’s fees and expenses awarded by the court will be paid by SportsLine and not deducted from the consideration payable by Viacom. The settlement is subject to, among other things, completion of appropriate discovery, definitive documentation relating to the settlement, court approval and consummation of the merger.

The special committee held a meeting on August 1, 2004 to consider the proposed transaction with Viacom and the terms of the memorandum of understanding with respect to the seven purported class action lawsuits referred to above. During this meeting, representatives of Skadden Arps reviewed again with the special committee their duties in considering the transaction and indicated that the terms of the draft merger agreement and related documents had not changed since last reviewed with the special committee. Perseus Group then updated the special committee as to the final price of $1.75 negotiated with Viacom, reviewed with the special committee its financial analysis of the proposed transaction with Viacom and delivered its oral opinion to the special committee, subsequently confirmed in writing, that as of August 1, 2004, and subject to the various assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of SportsLine common stock (other than Viacom and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. At the conclusion of the meeting, the special committee:

•	recommended that the board of directors determine that the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders;

•	approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger;

•	recommended that the board of directors of SportsLine approve the merger agreement and the merger; and

•	recommended to SportsLine’s stockholders that they vote in favor of adoption of the merger agreement.

SportsLine’s board of directors held a telephonic meeting immediately following the meeting of the special committee on August 1, 2004, with all but one of the directors attending. Following a review of the terms and conditions of the merger agreement and confirmation by Perseus Group of its opinion, the board of directors adopted the determinations of the special committee and, based on the recommendation of the special committee:

•	determined that the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders;

•	approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended adoption of the merger agreement by the stockholders of SportsLine.

Peter Glusker and Sean McManus, who are employees of affiliates of Viacom, abstained from the vote. The absent member of the board of directors subsequently indicated his approval of the resolutions adopted at the August 1 meeting.

The merger agreement and related documents were signed on August 1, 2004 and publicly announced on August 2, 2004.

Position of SportsLine as to the Fairness of the Merger; Recommendation by SportsLine’s Special Committee and Board of Directors

On August 1, 2004, the special committee determined that the proposed merger and the terms and provisions of the merger agreement were substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders and that the merger was advisable. Based on such determinations, the special committee recommended to the board of directors that the board of directors approve and authorize the merger agreement and the transactions contemplated thereby.

At a special meeting of the board of directors held immediately following the special committee’s determination, at which all but one of the directors of SportsLine were present, the board of directors considered the recommendation of the special committee. The board of directors, with the two directors affiliated with Viacom abstaining, concluded that the terms and provisions of the merger agreement and the proposed merger were substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders and that the merger was advisable, approved and authorized the merger agreement and recommended that SportsLine’s stockholders adopt the merger agreement. The absent member of the board of directors subsequently indicated his approval of the resolutions adopted at the board meeting.

In evaluating the fairness and advisability of the merger agreement and the related merger, the special committee and the board of directors considered the following factors, each of which the special committee and the board of directors believe supports their determination as to fairness:

•	Perseus Group Opinion. The special committee and the board of directors considered the financial presentation of Perseus Group and Perseus Group’s oral opinion delivered to the special committee and the board of directors (which opinion was subsequently confirmed in writing) to the effect that, as of August 1, 2004 and based upon and subject to the matters stated in the opinion, the $1.75 per share price was fair to SportsLine’s stockholders (other than Viacom and its affiliates) from a financial point of view, as more fully described under “—Opinion of the Special Committee’s Financial Advisor” beginning on page 30. The full text of the Perseus Group Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken by Perseus Group, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the Perseus Group Opinion carefully.

•	CBS Agreement. The special committee and the board of directors considered the effect of the terms of the CBS agreement on potential bidders. In particular the special committee and the board of directors considered that prior to the payment deferrals that CBS agreed to during SportsLine’s negotiations with Viacom regarding a possible acquisition, the CBS agreement required SportsLine to make a payment of $34.6 million on July 1, 2004 with additional payments due in October 2005 and January 2007. The July 1, 2004 payment would have caused CBS to own at least 49.9% of the outstanding common stock of SportsLine. Other provisions of the CBS agreement accelerate the time for payment on a change of control of SportsLine to an entity other than CBS and, in the case of the acquisition of SportsLine by a third party deemed to be a CBS competitor, cause the agreement to terminate. See “SportsLine’s Agreement with CBS Broadcasting Inc.” beginning on page 62.

•	Lack of Alternative Acquisition Proposals. Based on the discussions between SportsLine, Perseus Group and other potential third party acquirers, the special committee and the board of directors concluded that it is unlikely that a credible competing offer for SportsLine could be obtained at a price higher than $1.75 per share. This conclusion was also supported by the fact that Viacom and its affiliates own (or control the voting rights with respect to) a significant portion of SportsLine’s outstanding common stock and have the right to acquire additional shares of SportsLine common stock, and therefore any sale of SportsLine to a third party would likely require the approval of Viacom, which Viacom had stated it would be unwilling to provide under any circumstances reasonably expected at such time. See “—Background of the Merger” beginning on page 16.

•	Terms of the Merger Agreement. The special committee and the board of directors also considered the other terms of the proposed merger agreement, including the fact that completion of the proposed merger is not subject to a financing condition, that there are relatively few closing conditions to the merger and that there is no regulatory approval necessary to consummate the merger other than the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act. Accordingly, the special committee and the board of directors believe that there is a high likelihood that the merger will be consummated.

•	Negotiations Conducted by Special Committee. The special committee and the board of directors considered the fact that the merger agreement and the transactions contemplated thereby were the product of negotiations between Viacom and the special committee and that no member of the special committee was employed by or affiliated with SportsLine (except in his capacity as a director) or had any economic interest in Viacom or its affiliates.

•	Market Price and Premium. The special committee and the board of directors considered the historical market prices of SportsLine common stock and noted that the proposed consideration of $1.75 per share represented a premium of approximately 62% over the $1.08 closing price on June 30, 2004, the last trading day prior to the public announcement of Viacom’s initial proposal. The special committee and the board of directors also considered the fact that the merger consideration represented a premium of approximately 13% over the $1.55 closing price of SportsLine common stock on July 30, 2004, the last trading day prior to the public announcement of the proposed merger and a premium of approximately 27.7% and 32.6% over the respective one year and two year average closing prices of SportsLine common stock prior to July 30, 2004.

•	Ability to Consider Alternative Transactions and to Terminate the Merger Agreement. The special committee and the board of directors considered the terms of the proposed merger agreement, including the merger agreement provisions permitting SportsLine to:

•	provide confidential information to, and engage in discussions with, a third party that delivers an unsolicited acquisition proposal that the board of directors or special committee determines is or is reasonably likely to result in a superior proposal so long as the board of directors or special committee believes in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to SportsLine stockholders; and

•	terminate the merger agreement if (a) the board of directors authorizes SportsLine to enter into any acquisition agreement with respect to a superior proposal, after SportsLine gives Viacom 48 hours notice of, among other things, SportsLine’s intent to terminate the merger agreement and (b) Viacom does not make, within the 48 hour period, an offer that SportsLine’s board of directors determines is at least as favorable as the superior proposal. The special committee and the board of directors also considered the fact that the voting agreements with Messrs. Levy, Mariani and Sanders would automatically terminate if the board of directors terminated the merger agreement.

•	Absence of a Termination or “Break up” Fee. The special committee and the board of directors considered that the merger agreement does not require SportsLine to pay a termination or “break up” fee if the board of directors terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal. The merger agreement does provide that SportsLine will reimburse Viacom for up to $1.0 million of its reasonable and documented out-of-pocket expenses if the merger agreement is terminated under circumstances specified in the merger agreement. The special committee and the board of directors believe that expense reimbursement is customary and would not, in and of itself, deter a third party from making, or inhibit the special committee or the board of directors in evaluating, negotiating and, if appropriate, approving, an alternative transaction.

•	Merger Consideration. The special committee and the board of directors concluded that the merger consideration was likely the highest price reasonably attainable for SportsLine’s stockholders in a merger or other acquisition transaction.

•	Availability of Dissenters’ Rights. The special committee and the board of directors also considered the fact that dissenters’ rights of appraisal would be available to SportsLine’s stockholders under Delaware law. See “—Dissenters’ Rights of Appraisal” beginning on page 48.

The special committee and the board of directors also considered the following potentially negative factors:

•	Risk of Non-Completion. The special committee and the board of directors considered the risk that the proposed merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market prices of SportsLine common stock;

•	SportsLine’s operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to reimburse Viacom’s fees and expenses; and

•	SportsLine’s ability to attract and retain key personnel.

•	Possible Disruption of Business. The special committee and the board of directors considered the possible disruption to SportsLine’s business that may result from the announcement of the transaction and the resulting distraction of the attention of SportsLine’s management. The special committee and the board of directors also considered the fact that the merger agreement contains certain limitations regarding the operation of SportsLine’s business during the period between the signing of the merger agreement and the completion of the proposed merger.

•	Merger Consideration Taxable. The special committee and the board of directors also considered that the cash consideration to be received by SportsLine’s stockholders would be taxable to the stockholders.

•	Future Growth. The special committee and the board of directors considered the fact that if the proposed merger is adopted, SportsLine’s stockholders would not participate in any future growth of SportsLine.

In considering the fairness of the merger to SportsLine’s stockholders (other than Viacom and its affiliates), the special committee and the board of directors considered whether the $1.75 price per share represented fair value in relation to:

•	current and historical market prices for SportsLine’s common stock;

•	implied equity value of SportsLine’s common stock based on the trading of selected comparable companies with the addition of a control premium;

•	implied equity value of SportsLine’s common stock relative to multiples paid in selected precedent transactions; and

•	implied equity value of SportsLine’s common stock relative to premiums paid in selected precedent transactions.

In each of these analyses, the cash consideration offered to SportsLine’s stockholders was within or exceeded the range indicated in the analysis. The special committee and the board of directors did not separately consider net book value, pre-merger going concern value or liquidation value in determining the fairness of the merger to SportsLine’s stockholders. The special committee and the board of directors note that SportsLine continues to be viable as a going concern and that liquidation was not considered a viable alternative to SportsLine remaining an independent business, or the sale of the company as a going concern. SportsLine notes that $1.75 per share for SportsLine’s common stock exceeds the net book value of SportsLine’s common stock of $0.19 as of June 30, 2004.

Although the foregoing discussion sets forth all of the material factors considered by the special committee and the board of directors in reaching their recommendations, it may not include all of the factors considered by the special committee and the board of directors. Each director may have weighed these factors differently and considered additional factors. In view of the variety of factors and the amount of information considered, the special committee and the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendations. The recommendations were made after consideration of all of the factors as a whole.

The special committee and the board of directors believe that the proposed merger is procedurally fair to SportsLine’s unaffiliated stockholders because, among other things: (1) the special committee consisted of independent directors of SportsLine with no economic interest or expectation of an economic interest in Viacom or its affiliates and was appointed by the board of directors to represent solely the interests of SportsLine’s stockholders and (2) the terms and conditions of the merger agreement resulted from bargaining between the special committee and Viacom and their respective advisors. The special committee and the board of directors believe that there were sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to represent effectively the interests of SportsLine’s stockholders. An independent special committee is a mechanism well recognized under Delaware law to ensure fairness in transactions of this type. Accordingly, in view of the existence of the special committee and the special committee’s retention of Perseus Group, there was no need for the board of directors to retain an unaffiliated representative to act on behalf of SportsLine’s stockholders in negotiating the terms of the transaction or in preparing a report on the fairness of the transaction.

A vote of a majority of SportsLine’s stockholders that are unaffiliated with Viacom is not required to adopt the merger agreement and approve the merger. The special committee and the board of directors did not believe that such a vote would be necessary to ensure fairness of the transaction to SportsLine’s unaffiliated stockholders because:

•	the special committee is comprised of disinterested members of the board of directors;

•	the special committee retained financial advisors and legal counsel to assist it in assessing the fairness of the consideration to unaffiliated stockholders and to deliver an opinion regarding the fairness of the merger from a financial point of view; and

•	holders of SportsLine common stock have statutory rights to seek judicial appraisal of their shares under Delaware law.

The board of directors, after receiving the recommendation of the special committee, (1) has approved and authorized the merger agreement and the transactions contemplated thereby, including the proposed merger; (2) has determined that the proposed merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of SportsLine’s unaffiliated stockholders and that the merger is advisable; and (3) recommends that SportsLine’s stockholders vote FOR the adoption of the merger agreement.

In considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that certain directors and officers of SportsLine have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of SportsLine stockholders generally. See “—Interests of SportsLine Directors and Officers in the Merger” beginning on page 40.

Position of Viacom and Acquisition Corp. as to the Fairness of the Merger

Under the rules of the Securities and Exchange Commission, Stargate One, Stargate Two, Westinghouse CBS Holding Company, CBS Broadcasting Inc., Viacom, NAIRI, Inc., National Amusements, Inc. and Sumner M. Redstone, whom we collectively refer to as the Viacom group, are required to express their belief as to the fairness of the proposed merger to SportsLine’s stockholders who are unaffiliated with them. Each member of the Viacom group believes that the merger is both procedurally and substantively fair to such unaffiliated stockholders because among other things:

•	the merger consideration of $1.75 per share, all in cash, represented a premium over the market price of SportsLine common stock before the public announcement of Viacom’s initial offer to acquire SportsLine on June 30, 2004, namely, an approximately 62% premium over the market closing price of $1.08 per share on June 30, 2004, and an approximately 13% premium over the market closing price of $1.55 on July 30, 2004, which was the last trading day prior to public announcement of the merger agreement;

•	the $1.75 per share merger consideration and other terms and conditions of the merger agreement resulted from negotiations between the special committee and Viacom;

•	the special committee of SportsLine’s board of directors, which consists of the directors of SportsLine who are independent of and have no economic interest or expectation of an economic interest in Viacom or its affiliates, has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, SportsLine’s unaffiliated stockholders;

•	the merger consideration is all cash, thus eliminating any uncertainties in valuing the consideration to be received by the stockholders of SportsLine;

•	the conclusion by SportsLine’s special committee and board of directors that it is unlikely that a credible competing offer for SportsLine could be obtained at a price higher than $1.75 per share;

•	the merger agreement permits SportsLine to provide information and participate in negotiations with respect to parties who have submitted unsolicited written indications of interest or unsolicited acquisition proposals in the circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a superior proposal;

•	the merger agreement is not subject to any financing condition — indeed Viacom has agreed to pay the merger consideration out of its working capital;

•	the special committee conducted extensive negotiations with Viacom and had the authority to reject the transactions proposed by Viacom (these negotiations led to an increase in the cash consideration to be received by the holders of SportsLine common stock from $1.50 to $1.75 per share);

•	Viacom did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee; and

•	under Delaware law, the stockholders of SportsLine have the right to demand appraisal of their shares.

Each member of the Viacom group believes that the merger is procedurally and substantively fair for all the reasons listed above. See “—Position of SportsLine as to the Fairness of the Merger; Recommendation by SportsLine’s Special Committee and Board of Directors” beginning on page 23.

In evaluating the fairness of the merger to SportsLine’s unaffiliated stockholders, the Viacom group did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for SportsLine’s common stock. However, the Viacom group notes that the merger consideration of $1.75 per share greatly exceeds SportsLine’s net book value per share of $0.19 as of June 30, 2004. The Viacom group did not consider liquidation value in determining the fairness of the merger to SportsLine’s unaffiliated stockholders because SportsLine will continue to operate its businesses following completion of the merger. In addition, the Viacom group did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of SportsLine as it was not aware of any such offers during the past two years.

The Viacom group did not receive any opinion, report or appraisal from an outside party that is related to the merger.

In addition, since the members of the Viacom group relied on their own analysis and conclusions in determining their belief as to the fairness of the proposed merger to SportsLine’s stockholders who are unaffiliated to such investors, they did not adopt the conclusions of the special committee or the board of directors of SportsLine with respect to such fairness.

The Viacom group found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching their conclusion as to fairness. The foregoing discussion of the information and factors considered by the Viacom group as to the fairness of the merger is believed to include all of the material factors considered by the Viacom group.

The Viacom group’s views as to the fairness of the merger to the unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether such stockholder should vote to adopt the merger agreement.

The Viacom group has an interest in the merger not shared by other stockholders of SportsLine by reason of the fact that its SportsLine common stock will not be cashed out in the merger. These interests are described under “—Purposes, Alternatives, Reasons and Effects of the Merger” on page 28.

Viacom has agreed to vote in favor of the adoption of the merger agreement. See “The Merger Agreement — Additional Covenants — Viacom’s Agreement to Vote” on page 57.

Purposes, Alternatives, Reasons and Effects of the Merger

Purposes. SportsLine intends to effect the merger and the transactions contemplated by the merger agreement to allow its stockholders to realize the value of their investment in SportsLine in cash at a price that represents a premium over the market price of SportsLine’s common stock before the public announcement of the proposed merger.

For the Viacom group, the purpose of the merger is to allow Viacom to acquire all of the common stock of SportsLine and to benefit from any future earnings and growth of SportsLine after its common stock ceases to be publicly traded. The Viacom group believes that SportsLine will operate more efficiently when combined with the operations of CBS Sports, which is a division of CBS because, among other things, Viacom will no longer need to consider the interests of SportsLine’s minority stockholders when negotiating with third parties on behalf of SportsLine. Additionally, the relationship between CBS and the surviving corporation will not be dependent upon the terms and provisions of SportsLine’s current agreement with CBS. See “SportsLine’s Agreement with

CBS Broadcasting Inc.” on page 62. The Viacom group also believes that public company status imposed a number of limitations on SportsLine and its management in conducting SportsLine’s operations, including restraints associated with meeting the expectations of market analysts and the costs of being a public company such as accounting and transfer agent fees and expenses associated with the reporting obligations under the Exchange Act. Accordingly, one of the purposes of the merger for the Viacom group is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable SportsLine to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

The transaction has been structured as a cash merger in order to provide the public stockholders of SportsLine with cash for all of their shares and to provide a prompt and orderly transfer of ownership of SportsLine with reduced transaction costs.

Alternatives. The special committee and the board of directors of SportsLine considered the alternative that SportsLine continue as a separate public company but determined that this alternative was not as desirable as the merger because the payments due under the CBS agreement would lead to substantial dilution of SportsLine’s unaffiliated stockholders and a decrease in the market prices of SportsLine’s shares. In addition, the terms of the CBS agreement would likely lead to CBS owning a majority of the outstanding shares of SportsLine either at the time of the July 1, 2004 payment or in October of 2005. SportsLine looked at acquisitions by other third parties, however, none of these parties were willing to submit a firm indication of interest.

Reasons. The special committee’s and the board of directors’ reasons for recommending adoption of the merger agreement are described above under “—Background of the Merger” on page 16 and “—Position of SportsLine as to the Fairness of the Merger; Recommendation by SportsLine’s Special Committee and Board of Directors” beginning on page 23. The Viacom group’s reasons for the merger are discussed above under “—Purposes.”

Effects on SportsLine’s Unaffiliated Stockholders. If the proposed merger is consummated, SportsLine’s unaffiliated stockholders will no longer have any interest in, and will not be stockholders of, SportsLine. Each stockholder, other than Viacom and its subsidiaries, would have the right to receive upon completion of the merger $1.75 in cash for each share of SportsLine common stock held by such stockholder unless such stockholder seeks and perfects his or her appraisal rights. As a result of the proposed merger, each share of common stock, other than those held by Viacom and its subsidiaries and those held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive $1.75, will be automatically canceled and retired and will cease to exist.

Pursuant to the merger agreement, if the proposed merger is consummated, each outstanding option (whether or not vested and exercisable) and each outstanding warrant (to the extent vested and exercisable) will be canceled in exchange for an amount in cash equal to the excess, if any, of $1.75 over the per share exercise price of the option or warrant.

The benefit to SportsLine’s unaffiliated stockholders of the transaction is the payment of a premium, in cash, above the market value for their stock prior to the announcement of the merger. This cash payment allows SportsLine’s unaffiliated stockholders to avoid the substantial dilution and other negative effects that would have resulted from SportsLine’s payments in common stock under the CBS agreement and to pursue other investments with the cash proceeds from the merger. SportsLine’s unaffiliated stockholders also will no longer bear the risk of any decreases in the value of SportsLine.

The detriment to SportsLine’s stockholders is their inability to participate in the possible future growth of SportsLine and its business or benefit from any increases in the value of SportsLine. Upon completion of the merger, SportsLine’s unaffiliated stockholders will no longer hold any direct or indirect equity interest in SportsLine and therefore will no longer own any interest in its net book value or net earnings.

Effects on Viacom. If the proposed merger is consummated, Viacom will own all of the outstanding common stock of the surviving corporation and will benefit from any future earnings or growth of SportsLine’s business. Additionally, it should be noted that immediately prior to the completion of the merger, based on SportsLine’s unaudited financial statements for the six months ended June 30, 2004, the interest of Viacom and its subsidiaries in our net book value and net loss was approximately 38%, or approximately $3,294,600 and $6,993,140, respectively, without giving effect to any options or other convertible securities which are exercisable or convertible into the stock of SportsLine. After giving effect to the transactions contemplated in connection with the consummation of the merger, the interest of Viacom and its subsidiaries in the surviving corporation’s net book value and net loss, on a consolidated basis, will be 100% based on their holdings of outstanding capital stock. Thus, based on our unaudited financial statements for the six months ended June 30, 2004, Viacom and its subsidiaries will have an interest of approximately $8,670,000 in the surviving corporation’s net book value, and an interest of $18,403,000 in the surviving corporation’s net loss. For a description of the percentage holdings of Viacom and its subsidiaries, see the section below entitled “Security Ownership of Management and Certain Beneficial Owners” on page 67.

Effects on SportsLine. SportsLine’s common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is quoted on The NASDAQ National Market under the symbol “SPLN”. As a result of the merger, SportsLine will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on The NASDAQ National Market, and price quotations with respect to sales of shares of SportsLine’s common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated pursuant to Section 12(g)(4) of the Exchange Act. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to SportsLine. After the effective time of the merger, SportsLine will also no longer be required to file periodic reports with the SEC.

If the proposed merger is consummated, the charter of the surviving corporation shall be as set forth in Exhibit A to the merger agreement and the directors of Acquisition Corp. immediately prior to the effective time of the merger will be the directors of the surviving corporation. The officers of SportsLine immediately prior to the effective time of the merger will be the officers of the surviving corporation. Based on their agreements with Viacom, we expect each of Michael Levy, Mark J. Mariani and Kenneth W. Sanders to remain with the surviving corporation for up to four months following the effective time of the merger. See “—Interests of SportsLine Directors and Officers in the Merger” on page 40. If the proposed merger is consummated, the bylaws of Acquisition Corp. as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.

Opinion of the Special Committee’s Financial Advisor

The board of directors retained Perseus Group on May 19, 2004, to act as financial advisor in connection with the exploration of strategic initiatives, including a possible sale, merger or other business combination. Perseus Group began to represent the special committee and not SportsLine as its financial advisor on June 22, 2004.

At the meeting of the special committee on August 1, 2004, Perseus Group rendered its oral opinion, subsequently confirmed in writing to the special committee, that as of August 1, 2004 and subject to the assumptions and limitations set forth in the opinion, the consideration provided for pursuant to the merger agreement, was fair to the holders of common stock of SportsLine (other than Viacom or any of its affiliates) from a financial point of view.

The full text of the written opinion of Perseus Group, dated August 1, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement, and is incorporated herein by reference. You should read the opinion carefully and in its entirety. This summary of the opinion of Perseus Group is qualified in its entirety by reference to the full text of the opinion. Perseus Group’s written opinion is addressed to the special committee for their benefit and use in their consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the merger agreement, or whether or not such stockholder should seek to exercise any appraisal rights that may be available and should not be relied upon by any stockholder as a recommendation.

In connection with rendering its opinion, Perseus Group, among other things:

•	reviewed a draft of the merger agreement in substantially final form;

•	reviewed and analyzed certain publicly available business and financial information relating to SportsLine for recent years and interim periods to date;

•	reviewed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of SportsLine or the special committee, and provided to Perseus Group for purposes of its analyses;

•	met with members of SportsLine’s management to review and discuss such information, and among other matters, SportsLine’s business, operations, assets, capitalization, indebtedness, liabilities, liquidity, business model, financial condition and future prospects;

•	reviewed certain financial and stock market data relating to SportsLine, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that Perseus Group believed may be relevant or comparable in certain respects to SportsLine or its business or assets;

•	reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the Internet software and services industries, including Internet media, eCommerce and advertising, as well as certain recent acquisitions and business combinations effected by significant minority shareholders that Perseus Group believed to be reasonably comparable to the merger or relevant to its inquiry; and

•	performed such other financial studies, analyses and investigations and reviewed such other information as Perseus Group considered appropriate for the purposes of its opinion.

In its review and analysis and in formulating its opinion, Perseus Group assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with it or publicly available, and has not assumed any responsibility for independent verification of any of such information. Perseus Group also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to Perseus Group, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of our management. Perseus Group expressed no opinion with respect to such projections, forecasts and analyses or the assumptions on which they were based.

Perseus Group assumed and relied upon the accuracy and completeness of information provided to Perseus Group and statements made to Perseus Group by management and advisors with respect to certain existing contractual arrangements between SportsLine and Viacom (or its affiliates), and the treatment and effect of such arrangements in the context of the merger and other transactions and business strategies. Perseus Group also did not review any of SportsLine’s books and records, and has not assumed any responsibility for conducting a physical inspection of SportsLine’s properties or facilities, or for making or obtaining an independent valuation or appraisal of SportsLine’s assets or liabilities. Perseus Group assumed that the transaction described in the merger agreement will be consummated without waiver or modification of any of the material terms or conditions contained in the merger agreement by any party to the merger agreement. Perseus Group’s opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by it on August 1, 2004. Perseus Group has not expressed any opinion as to the prices at which any securities of SportsLine would actually trade at any time. Although subsequent developments may affect the factors or circumstances upon which Perseus Group’s opinion was based, Perseus Group is under no obligation to update, revise or reaffirm its opinion.

Among other things, Perseus Group noted in its opinion that Viacom and its affiliates own (or control the voting rights with respect to) a significant portion of SportsLine’s outstanding common stock and have the right to acquire additional shares of SportsLine common stock, and therefore that any sale of SportsLine to a third party would likely require the approval of Viacom, which Viacom had stated it would be unwilling to provide under any circumstances reasonably expected at such time.

The special committee did not impose any limitations with respect to the investigations made or the procedures followed by Perseus Group in rendering its opinion. As part of its engagement, Perseus Group was requested to, and did, solicit third party indications of interest in acquiring SportsLine. Perseus Group expressed no opinion with respect to the underlying business decision to effect the merger, or any of the other transactions contemplated by the merger agreement, or the merits of the merger relative to any alternative transaction or business strategy that may be available to SportsLine.

Perseus Group’s opinion addresses only the fairness, from a financial point of view, as of August 1, 2004, to the holders of common stock of SportsLine (other than Viacom or any of its affiliates) of the consideration to be received by such stockholders pursuant to the merger agreement and Perseus Group did not express any view on any other term of the merger or the merger agreement, including the treatment of options under the merger agreement.

The following paragraphs summarize the material financial analyses performed by Perseus Group in arriving at its opinion. Perseus Group presented to the special committee written materials with respect to these analyses in connection with the delivery of its opinion on August 1, 2004. The summary set forth below does not purport to be a complete description of those written materials. A copy of the written materials presented to the special committee has been filed as an exhibit to the Schedule 13E-3 filed by the Viacom group and SportsLine with the Securities and Exchange Commission and will be available for inspection and copying at our principal executive offices during regular business hours by any stockholder or representative of a stockholder who has been so designated in writing.

In preparing its analysis, Perseus Group analyzed three different scenarios with respect to our capitalization, which we will refer to as Scenario A, Scenario B and Scenario C. Scenario A assumed approximately 45.4 million outstanding shares, plus options and warrants with an exercise price below the transaction price per share net of shares which could be repurchased with exercise proceeds, which represented the capitalization of SportsLine prior to the issuance of shares payable on August 1, 2004 pursuant to SportsLine’s agreement with CBS. Scenario B assumed approximately 64.5 million shares, plus options and warrants with an exercise price below the transaction price per share net of shares which could be repurchased with exercise proceeds, which represented the pro forma capitalization of SportsLine, including the shares that would have been issuable to Viacom on July 1, 2004 and were subsequently deferred to August 1, 2004, pursuant to SportsLine’s agreement with CBS. As discussed under “SportsLine’s Agreement with CBS Broadcasting Inc.,” SportsLine and CBS agreed on August 1, 2004 to defer the issuance of common stock and payment of cash by SportsLine to CBS, and the related calculation of fair market value, until the date that is 10 trading days after the earlier of consummation of the merger and termination of the merger agreement in accordance with its terms. Scenario C assumed approximately 87.4 million shares, plus options and warrants with an exercise price below the transaction price per share net of shares which could be repurchased with exercise proceeds, which represented the pro forma capitalization of SportsLine, including the shares that would have been issuable to Viacom upon a change of control of SportsLine to a third party, pursuant to SportsLine’s agreement with CBS.

Comparable Company Analysis with Control Premium

Perseus Group reviewed and compared certain financial information of SportsLine to corresponding financial information for 12 publicly traded Internet software and services companies: Aether Systems, Commerce One, Convera, Datalink, Descartes Systems Group, Digital Impact, GoRemote Internet Communications, Net2Phone, Nuance Communications, Plumtree Software, Saba Software, and Vastera.

Perseus Group selected these 12 companies because each company operates in a similar industry, each company had $25-100 million in revenue during the 12 months ended June 30, 2004, which is referred to as the last twelve months or LTM, and each company was estimated to have net operating losses for calendar year 2004. Financial results for calendar years 2004 and 2005 for publicly traded companies other than SportsLine described in this section entitled Opinion of the Financial Advisor were those projected by the consensus of research analysts estimated by Reuters via Capital IQ and Thomson First Call. Estimated financial results for calendar years 2004 and 2005 for SportsLine were based on management estimates.

In addition, Perseus Group reviewed and compared certain financial information of SportsLine to corresponding financial information for six publicly traded Internet media, eCommerce and advertising companies: Drugstore.com, Hollywood Media, LookSmart, Overstock.com, RedEnvelope, and Roxio.

Perseus Group selected these six companies because each operates in a similar industry, each company had $25-350 million in revenue during the last twelve months and each company was estimated to have net operating losses for calendar year 2004. Financial results for calendar years 2004 and 2005 for publicly traded companies other than SportsLine described in this section entitled Opinion of the Financial Advisor were those projected by the consensus of research analysts estimated by Reuters via Capital IQ and Thomson First Call. Estimated financial results for calendar years 2004 and 2005 for SportsLine were based on management estimates.

Such financial information was used to calculate aggregate value, which represents equity value plus the net debt of the company, as of August 1, 2004, as a multiple of revenue in each of the last twelve months, estimated calendar year 2004 and estimated calendar year 2005, and as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, estimated for calendar year 2005. Such analyses indicated that, as of August 1, 2004:

•	last twelve months revenue multiples of comparable companies yielded a relevant range of 0.7x to 1.3x, implying an equity value of SportsLine ranging from $51.8 million to $87.6 million. This implied equity value represents values per share of common stock ranging from $1.14 to $1.89 in Scenario A; $0.73 to $1.28 in Scenario B; and $0.54 to $0.95 in Scenario C;

•	projected calendar year 2004 revenue multiples of comparable companies yielded a relevant range of 0.7x to 1.3x, implying an equity value of SportsLine ranging from $56.7 million to $96.7 million. This implied equity value represents values per share of common stock ranging from $1.24 to $2.08 in Scenario A; $0.80 to $1.41 in Scenario B; and $0.59 to $1.05 in Scenario C;

•	projected calendar year 2005 revenue multiples of comparable companies yielded a relevant range of 0.5x to 1.1x, implying an equity value of SportsLine ranging from $47.6 million to $92.8 million. This implied equity value represents values per share of common stock ranging from $1.05 to $2.00 in Scenario A; $0.66 to $1.35 in Scenario B; and $0.49 to $1.00 in Scenario C;

•	projected calendar year 2005 EBITDA multiples of comparable companies yielded a relevant range of 7.0x to 11.0x; implying an equity value of SportsLine ranging from $68.2 million to $101.4 million. This implied equity value represents values per share of common stock ranging from $1.48 to $2.18 in Scenario A; $0.98 to $1.48 in Scenario B; and $0.72 to $1.10 in Scenario C; and

•	the mean of the equity values implied by these four metrics ranged from $56.1 million to $94.6 million, representing values per share of common stock ranging from $1.23 to $2.04 in Scenario A; $0.79 to $1.38 in Scenario B; and $0.58 to $1.03 in Scenario C. The mean values per share of Scenarios A, B and C ranged from $0.87 to $1.48.

Perseus Group also reviewed 21 acquisition transactions of public companies by significant shareholders with pre-acquisition ownerships ranging from 15.0% to 49.0% since January 1, 1998 to derive a range of premiums paid over the public trading prices per share one month prior to the announcement of such transactions. The analysis of these significant shareholder transactions indicated that the median premium paid over the public per share trading prices one month prior to the announcement of such transactions was 30.6%. Perseus Group then added the median premium of 30.6% to the equity values per share calculated using financial information of the comparable companies described above. Such premium analyses indicated that, as of August 1, 2004:

•	last twelve months revenue multiples of comparable companies plus the median premium yielded a relevant range of 1.0x to 1.7x, implying an equity value of SportsLine ranging from $67.6 million to $114.4 million. This implied equity value represents values per share of common stock ranging from $1.47 to $2.45 in Scenario A; $0.97 to $1.68 in Scenario B; and $0.72 to $1.25 in Scenario C;

•	projected calendar year 2004 revenue multiples of comparable companies plus the median premium yielded a relevant range of 1.0x to 1.7x, implying an equity value of SportsLine ranging from $74.0 million to $126.3 million. This implied equity value represents values per share of common stock ranging from $1.61 to $2.70 in Scenario A; $1.07 to $1.85 in Scenario B; and $0.79 to $1.38 in Scenario C;

•	projected calendar year 2005 revenue multiples of comparable companies plus the median premium yielded a relevant range of 0.7x to 1.5x, implying an equity value of SportsLine ranging from $62.2 million to $121.2 million. This implied equity value represents values per share of common stock ranging from $1.36 to $2.59 in Scenario A; $0.89 to $1.78 in Scenario B; and $0.65 to $1.32 in Scenario C;

•	projected calendar year 2005 EBITDA multiples of comparable companies plus the median premium yielded a relevant range of 9.5x to 14.7x; implying an equity value of SportsLine ranging from $89.0 million to $132.5 million. This implied equity value represents values per share of common stock ranging from $1.92 to $2.82 in Scenario A; $1.30 to $1.95 in Scenario B; and $0.96 to $1.45 in Scenario C; and

•	the mean of the equity values implied by these four metrics plus the median premium ranged from $73.2 million to $123.6 million, representing values per share of common stock ranging from $1.59 to $2.64 in Scenario A; $1.06 to $1.81 in Scenario B; and $0.78 to $1.35 in Scenario C. The mean values per share of Scenarios A, B and C ranged from $1.14 to $1.94.

Perseus Group noted that the consideration per share provided pursuant to the merger agreement is within the range of the mean values per share for Scenario A and B, and is higher than the mean value per share for Scenario C.

Selected Precedent Transactions

Perseus Group reviewed the following 17 recent Internet software and services transactions (including Internet media, eCommerce and advertising transactions) announced between July 30, 2002 and July 30, 2004 (acquiror/target): Borland Software/Starbase; Progress Software/Excelon; SHPS/Ebenx; MAPICS/Frontstep; First American/US Search.com; SunGard Data Systems/Caminus Corp; Electronics for Imaging/ Printcafe Software; Reuters Group/Multex.com; Kinkos/ImageX; ScanSoft/SpeechWorks International; Battery Ventures VI LP/Made2Manage Systems; Interwoven/iManage; Take-Two Interactive Software/TDK Mediactive; Plato Learning/Lightspan; Symantec/On Technology; Fidelity National Financial/Sanchez Computer Associates; and ComVest Partners/Catalyst International. Perseus Group selected these transactions because each target company operated in a similar industry, each target company had $25-100 million in revenue and each target company had net operating losses during the last twelve months prior to the announcement of the transaction.

Selected Precedent Transactions – Multiples Analysis

For each of the selected precedent transactions, Perseus Group calculated the multiple of aggregate value, which represents the implied purchase price attributable to an acquisition of 100% of the equity of the target company at announcement plus the target company’s net debt, to the target company’s revenue in the last twelve months, estimated revenue for the next twelve months following the announcement of the transaction, which we will refer to as next twelve months or NTM, and estimated EBITDA for the next twelve months. Such analyses indicated that, as of August 1, 2004:

•	last twelve months revenue multiples of target companies in selected precedent transactions yielded a relevant range of 0.5x to 1.1x, implying an equity value of SportsLine ranging from $39.8 million to $75.7 million. This implied equity value represents values per share of common stock ranging from $0.88 to $1.64 in Scenario A; $0.54 to $1.09 in Scenario B; and $0.40 to $0.81 in Scenario C;

•	next twelve months revenue multiples of target companies in selected precedent transactions yielded a relevant range of 0.7x to 1.3x, implying an equity value of SportsLine ranging from $58.4 million to $100.0 million. This implied equity value represents values per share of common stock ranging from $1.28 to $2.15 in Scenario A; $0.83 to $1.46 in Scenario B; and $0.61 to $1.09 in Scenario C;

•	next twelve months EBITDA multiples of target companies in selected precedent transactions yielded a relevant range of 9.5x to 13.5x; implying an equity value of SportsLine ranging from $49.4 million to $66.0 million. This implied equity value represents values per share of common stock ranging from $1.08 to $1.44 in Scenario A; $0.69 to $0.94 in Scenario B; and $0.51 to $0.70 in Scenario C; and

•	the mean of the equity values implied by these three metrics ranged from $49.2 million to $80.5 million, representing values per share of common stock ranging from $1.08 to $1.74 in Scenario A; $0.69 to $1.17 in Scenario B; and $0.51 to $0.86 in Scenario C. The mean values per share of Scenarios A, B and C ranged from $0.76 to $1.26.

Perseus Group noted that the consideration per share provided pursuant to the merger agreement is higher than the range of the mean values per share for each of Scenarios A, B and C.

Selected Precedent Transactions – Premium Analysis

For each of the selected precedent transactions (including the significant minority shareholder transactions), Perseus Group derived a relevant range of premiums paid over the public trading prices per share immediately prior to the announcement of such transactions and one month prior to the announcement of such transactions.

•	premiums paid over the public per share trading prices yielded a relevant range of 30.0% to 50.0% one day prior to the announcement of such transactions, representing values per share of SportsLine common stock ranging from $1.40 to $1.62;

•	premiums paid over the public per share trading prices yielded a relevant range of 30.0% to 70.0% one month prior to the announcement of such transactions, representing values per share of SportsLine common stock ranging from $1.31 to $1.72; and

•	the mean values per share of the premiums paid over the public per share trading prices one day prior to and one month prior to the announcement of such transactions ranged from $1.36 to $1.67.

Perseus Group noted that the consideration per share provided pursuant to the merger agreement is higher than the mean values per share.

Other Analysis

Perseus Group also took note that at the consideration of $1.75 per share provided in the merger agreement, the total consideration to be paid by Viacom will be approximately $50.6 million. However, at the same consideration of $1.75 per share, the total consideration to be paid by a third party would be approximately $80.9 million in Scenario A, $114.3 million in Scenario B, and $154.3 million in Scenario C. Perseus Group also noted that in the event of an acquisition by a third party, SportsLine and its advisors expected that Scenario C would most likely represent the capitalization of SportsLine, based on existing contractual obligations of SportsLine to Viacom (or its affiliates) and Viacom’s statement that it would not be interested in waiving or amending the provisions of the agreement between SportsLine and CBS (other than to defer the payment due on July 1, 2004) under any circumstances reasonably expected at that time.

Certain General Matters

No company or transaction used in the foregoing analyses is identical to SportsLine or the merger. In addition, the foregoing analyses are based and are heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are therefore subject to the limitations described in the Perseus Group Opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies.

A fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. Perseus Group believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, Perseus Group considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Perseus Group’s view of SportsLine’s actual value.

In performing its analyses, Perseus Group made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Perseus Group. The analyses performed by Perseus Group are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely in connection with the preparation of Perseus Group’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

SportsLine engaged Perseus Group on May 19, 2004, and Perseus Group was subsequently engaged by the special committee to perform its work under the engagement letter on behalf of the special committee. Under the terms of Perseus Group’s engagement letter with SportsLine, SportsLine paid Perseus Group $35,000 upon execution of the engagement letter, $20,000 per month on the fifteenth day of each month after May 2004, and $250,000 upon delivery of the opinion. If the merger is consummated on the terms and conditions set forth in the merger agreement, SportsLine will pay Perseus Group, on the closing date, an amount equal to approximately $750,000 less payments made prior to closing. SportsLine has also agreed to reimburse Perseus Group for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of the rendering of the opinion or other services performed under the engagement letter by Perseus Group.

SportsLine initially and the special committee subsequently selected Perseus Group based upon its expertise and experience in the industry in which SportsLine operates and its expertise and experience as an investment banking and advisory firm. Perseus Group, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Perseus Group has had no other investment banking relationship with SportsLine or Viacom or their respective affiliates during the past two years. In the course of its market-making and other trading activities, Perseus Group and its affiliates may, from time to time, have a long or short position in, and may buy and sell, our securities.

Plans for SportsLine after the Merger

It is expected that, upon consummation of the merger, the operations of SportsLine will be conducted substantially as they currently are being conducted, except that SportsLine will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Viacom has advised SportsLine that it does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving SportsLine’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets, other than a possible merger of the surviving corporation with and into another indirect wholly owned subsidiary of Viacom. We expect, however, that following the merger, SportsLine’s management and Viacom will continuously evaluate and review SportsLine’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of SportsLine. Viacom expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments.

Financial Projections

Important Information About the Projections. The projections set forth below were not prepared with a view toward public disclosure, and they are included in this proxy statement only because this information was provided to Perseus Group in connection with its preparation of its fairness opinion. The projections were prepared by our management in July 2004 based on management’s expectations of operating and market conditions in existence at the time the projections were prepared. The projections have not been updated to reflect our actual results of operations after June 30, 2004, the effect of the merger, and other subsequent developments. Before giving the projections set forth below to Perseus Group, SportsLine provided projections to Viacom in connection with its due diligence. The assumptions included in the projections provided to Viacom were the same as those included in the projections below, but the projections provided to Perseus Group were updated in order to reflect SportsLine’s actual results for its quarter ended June 30, 2004.

The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles. SportsLine’s independent auditors have not compiled, examined or performed any procedures with respect to the projections, and SportsLine’s independent auditors have not expressed any opinion or given any form of assurance on such information or its achievability. The projections are included in this proxy statement to give SportsLine’s stockholders access to information that was not publicly available, but that SportsLine provided to Perseus Group in connection with the preparation of its fairness opinion and to Viacom in connection with its due diligence.

The projections are not guarantees of performance. The projections are forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page 11. The projections are subjective in many respects and thus are susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by our management with respect to industry and financial conditions and other matters, as well as general economic conditions, many of which are beyond our control. In addition, the projections do not take into account any of the charges and expenses associated with the merger or any other potential transactions. Accordingly, results can vary materially from the projections. Except as required by applicable securities laws, neither SportsLine nor Viacom intends to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

	Actual	Projected
($ Thousands)	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008
Advertising – Core	$36,230	$40,437	$44,481	$48,929	$53,822	$59,204
Advertising – CBS	5,507	6,176	6,793	7,473	5,639	6,203
Subscription & Other	15,930	20,150	24,046	27,559	31,595	36,231
Total Revenue	57,668	66,763	75,320	83,961	91,056	101,638
Y/Y Growth %
Advertising revenue	14%	12%	10%	10%	5%	10%
Subscription & other	34%	26%	19%	15%	15%	15%

Total revenue	19%	16%	13%	11%	8%	12%

Cost of Goods Sold	17,562	17,733	18,754	19,853	21,042	22,331
Revenue Splits CBS	4,612	6,776	7,454	8,199	0	0

Total Cost of Goods Sold	22,174	24,509	26,207	28,052	21,042	22,331

	Actual	Projected
($ Thousands)	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008
Gross Profit	35,493	42,254	49,113	55,909	70,014	79,307
Gross Profit Margin %	61.55%	63.29%	65.21%	66.59%	76.89%	78.03%
Sales & Marketing
Core	20,823	18,215	18,674	19,224	24,677	24,863
CBS Stock Issuance & NFL non-cash	22,821	23,228	23,228	22,678	0	0
General & Administrative	20,728	23,027	22,481	22,912	23,542	24,208
Depreciation & Amortization	7,185	2,992	2,400	2,500	2,500	2,500

Total Operating Expense	71,557	67,461	66,782	67,315	50,718	51,571

Operating Profit	(36,064)	(25,207)	(17,669)	(11,405)	19,295	27,736
Operating Profit Margin %	-62.54%	-37.76%	-23.46%	-13.58%	21.19%	27.29%
Interest Expense	952	945	832	400	50	50
Interest Income	545	462	400	200	100	150
Other	(1,769)	326	0	0	0	0
Net Income	$(38,240)	$(25,363)	$(18,101)	$(11,605)	$19,345	$27,836

EBITDA	$(2,657)	$2,698	$8,318	$13,885	$21,842	$30,236
EBITDA Margin %	-4.61%	4.04%	11.04%	16.54%	23.99%	29.75%

*	EBITDA excludes CBS stock issuance, NFL non-cash and non-cash payroll expenses.
**	2007 Sales & marketing expenses have been increased by $5 million for the incremental marketing expenses anticipated following the expiration of the CBS agreement.
***	2003 actual results exclude the loss from discontinued operations of $329,000 related to the Vegas businesses that were sold in 2003.

Merger Financing

Viacom plans to use its working capital to finance the payment of the merger consideration to SportsLine’s public stockholders and for payments made to the holders of SportsLine’s outstanding stock options and warrants.

Risks that the Merger will not be Completed

Completion of the proposed merger is subject to various risks, including but not limited to the risks that:

•	the merger agreement will not be adopted by the holders of a majority of the outstanding shares of SportsLine common stock entitled to vote thereon;

•	the parties will not have performed, in all material respects, their obligations contained in the merger agreement at or prior to the effective time of the merger;

•	the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement as of the date of the merger agreement and immediately before the effective time of the merger;

•	there are instituted or pending actions (or investigations or other inquiries reasonably likely to result in an action or proceeding) by or before any court or governmental authority:

•	seeking to restrain or prohibit Viacom’s ownership or operation of all or any material portion of the business or assets of SportsLine and its subsidiaries, taken as a whole, or of Viacom and its subsidiaries, taken as a whole, or to compel Viacom or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of SportsLine and its subsidiaries, or of Viacom and its subsidiaries, taken as a whole; or

•	that otherwise are reasonably likely to have a material adverse effect on SportsLine or Viacom or the ability of any party to the merger agreement to consummate the merger; and

•	stockholder lawsuits filed or that may in the future be filed will result in an injunction or similar relief against consummation of the merger.

As used in the merger agreement, a “material adverse effect” with respect to SportsLine means, with respect to any person, a change that is or is reasonably likely:

•	to be materially adverse to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole; or

•	to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement.

Under certain circumstances, a “material adverse effect” with respect to SportsLine will not include a change resulting from conditions affecting the U.S. economy or financial markets in general or the industries in which SportsLine operates or that constitutes a seasonal reduction in SportsLine’s revenues or earnings that is consistent with such SportsLine’s past operating history.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. If our stockholders do not adopt the merger agreement, or if the merger is not completed for any other reason, we expect that our current management team, under the direction of the board of directors, will continue to operate SportsLine as an ongoing business. If the merger is not completed, depending on the circumstances, SportsLine may be required to reimburse Viacom for certain expenses. See “The Merger Agreement—Expenses” beginning on page 60.

Additionally, CBS and SportsLine are parties to an agreement pursuant to which SportsLine operates its flagship website, CBS SportsLine.com. Pursuant to the agreement, as amended, among other things, SportsLine is required to issue to CBS SportsLine common stock with a fair market value of $34.6 million on the date ten trading days after the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms. See “SportsLine’s Agreement with CBS Broadcasting Inc.” beginning on page 62.

Interests of SportsLine Directors and Officers in the Merger

When considering the recommendation of the board of directors you should be aware that some of SportsLine’s executives and directors may have interests in the merger that are different from the interests of SportsLine’s other stockholders. These interests relate to the following:

•	As of the record date, the following executive officers and directors will receive the following amounts for their SportsLine shares of stock or the same $1.75 per share to be received by SportsLine’s other stockholders:

Michael Levy	$3,318,927.50	*
Mark J. Mariani	$305,712.75
Kenneth W. Sanders	$295,009.75
Sharon Glickman	$19,150.25
Stephen E. Snyder	$84,785.75
Andrew Nibley	$0
Thomas Cullen	$1,400.00
Richard B. Horrow	$19,250.00
Peter Glusker	$0
Gerry Hogan	$0
Sean McManus	$0
Michael P. Schulhof	$0

*	This does not include $105,000 payable with respect to shares held of record by a charitable non-profit corporation established for religious, charitable, educational and literary purposes of which Mr. Levy is a director and president.

Following the merger, none of SportsLine’s executives or directors will hold an ownership position in SportsLine and no executive or director has been offered a continued ownership interest in the surviving corporation.

•	Pursuant the merger agreement, the holders of all SportsLine options, including options held by SportsLine’s directors and officers, will be entitled to receive the difference, if any, between $1.75 and the exercise price of the option whether or not the option was previously vested and exercisable. See “—Stock Option Treatment.”

•	Viacom has entered into agreements with three of SportsLine’s executives, Michael Levy, Mark J. Mariani and Kenneth W. Sanders, each of which provides for certain amendments to the executive’s employment agreement with SportsLine and adjustments to the annual bonus formula for the executive’s 2004 bonus. See “—Agreements between Viacom and Executives.”

•	Two directors, Peter Glusker and Sean McManus, are employees of Viacom’s affiliates.

All such additional interests are described below to the extent material, and except as described below, such persons have, to the knowledge of SportsLine, no material interest in the merger apart from those of stockholders and optionholders generally. The board of directors was aware of and considered these interests in approving the proposed merger and adopting the merger agreement.

SportsLine’s Existing Agreements with Executives

SportsLine’s employment agreement with Michael Levy provides that if Mr. Levy’s employment is terminated by SportsLine, other than by reason of death, disability or cause, or by Mr. Levy for good reason, SportsLine will:

•	pay Mr. Levy within five days of such termination the sum of:

•	his accrued base salary and vacation pay through the date of termination;

•	a pro rata portion of his most recent bonus;

•	an amount equal to three times his current annual base salary; and

•	an amount equal to three times the greater of the average bonus received by Mr. Levy for the prior three years or the most recent bonus paid to Mr. Levy; and

•	maintain health benefits for Mr. Levy for a period of three years.

In addition, upon such termination by SportsLine, other than by reason of death, disability or cause, or by Mr. Levy for good reason or upon the happening of a change of control, at the time his employment is so terminated or on the date of such change of control, as the case may be, all shares of restricted stock held by Mr. Levy shall no longer be subject to forfeiture and all unvested stock options held by Mr. Levy will immediately vest and be exercisable for one year following the date of termination or change of control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent or more of our outstanding voting securities as a result of the issuance of such securities by us, Mr. Levy shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered. SportsLine is also obligated to make certain payments to Mr. Levy or his estate, as the case may be, in the event that his employment is terminated as a result of disability or death.

SportsLine’s employment agreements with Messrs. Sanders and Mariani, provide that if either of these executive’s employment is terminated by SportsLine, other than by reason of death, disability or cause, or by the executive for good reason, SportsLine will:

•	pay such executive within 30 days of such termination the sum of such executive’s accrued base salary and any accrued incentive compensation plus a pro rata portion of his most recent bonus;

•	pay to the executive in bi-weekly installments for a period of two years an aggregate amount equal to two times his current base salary plus an amount equal to two times the greater of the average bonus received by such executive for the prior three years or the most recent bonus paid to such executive; and

•	maintain health benefits for him for a period of two years.

In addition, upon such termination by SportsLine, other than by reason of death, disability or cause, or by the executive for good reason or upon the happening of a change of control, at the time his employment is so terminated or on the date of such change of control, as the case may be, all shares of restricted stock held by such executive shall no longer be subject to forfeiture and all unvested stock options held by him will immediately vest and be exercisable for one year following the date of termination or change of control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent or more of our outstanding voting securities as a result of the issuance of such securities by SportsLine, each executive shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered.

In addition, SportsLine’s agreement with Ms. Glickman, SportsLine’s chief financial officer, provides that if her employment with SportsLine is terminated by SportsLine other than for cause or if she terminates her employment for good reason then:

•	within 30 days following termination, SportsLine will pay an amount equal to the sum of any unpaid amounts of base salary accrued prior to the date of termination and a pro rata portion of the most recent annual bonus paid based on the number of days elapsed in the current fiscal year prior to the date of termination, together with any accrued incentive compensation and other amounts to which Ms. Glickman is entitled under any plan, policy, practice or program of SportsLine;

•	SportsLine will pay equal bi-weekly installments for a period of one year following the date of termination in an amount equal to the sum of Ms. Glickman’s annual base salary in effect immediately prior to the date of termination, plus an amount equal to the greater of the average annual bonus paid for the prior three years or the amount of the most recent annual bonus paid; and

•	all unvested awards (as defined in SportsLine’s 1997 Incentive Compensation Plan), including but not limited to stock options and/or shares of restricted stock, will immediately vest and upon vesting shall in the case of stock options, become exercisable and in the case of restricted stock, no longer be subject to forfeiture or any other conditions or restrictions on transfer; and all such stock options, together with any previously vested and unexercised stock options, shall be exercisable in accordance with their respective terms for a period of one year following the date of termination of employment or, if earlier, until the then scheduled expiration date of such options.

Cause is generally defined in these executives’ agreements as the willful and continued failure of such executive to substantially perform his duties under such executive’s employment agreement within 30 days after a demand for substantial performance is delivered to him by SportsLine, provided, however that other than for Ms. Glickman all employment agreements include exceptions for incapacity due to physical or mental illness and for termination by the executive of such executive’s employment agreement for good reason; such executive’s willful engagement in criminal conduct (including embezzlement and criminal fraud) which is demonstrably and materially injurious to SportsLine; such executive’s conviction of a felony (other than traffic violation) or such executive’s conviction of a misdemeanor which impairs such executive’s ability substantially to perform his duties with SportsLine.

Good reason is defined in such executive’s agreements as without the executive’s prior written consent:

•	for Mr. Levy and Ms. Glickman, a reduction by SportsLine of such executive’s base salary;

•	other than for Ms. Glickman, the assignment of such executive’s duties or reporting obligations in a manner that results in a diminution in the nature or status of such executive’s position, authority, duties or responsibilities; provided, however, that the agreement for all of the executives allows that good reason shall not be deemed to exist by reason of changes in such nature or status solely as a result of SportsLine becoming a part of a unit or division of a larger entity pursuant to or following a change of control;

•	other than for Mr. Mariani, SportsLine requiring such executive to be based at a location outside of Broward County, Florida;

•	for all executives, SportsLine’s failure to obtain a satisfactory agreement from any successor of SportsLine to assume and agree to perform the obligations as set forth in SportsLine’s agreement with such executive;

•	for Mariani and Sanders, a failure by SportsLine to pay any amounts of base salary, annual bonus or other amounts payable under such executive’s employment agreement, or to comply with its other obligations and agreements contained in such executive’s employment agreement, or, unless there is a change of control, such executive no longer reports directly to the chief executive officer or the highest ranking officer of SportsLine;

•	other than for Ms. Glickman, a failure by SportsLine to comply with its other obligations and agreements contained in the employment agreement; or

•	other than for Ms. Glickman, any purported termination by SportsLine of the executive’s employment that is not effected pursuant to an expiration notice or notice of termination satisfying the requirements of such executive’s employment agreement.

Agreements Between Viacom and Executives

Viacom has entered into agreements with three of SportsLine’s executives, Michael Levy, Mark J. Mariani and Kenneth W. Sanders, pursuant to which in consideration of the respective executive’s commitment to remain an employee of the surviving corporation for up to four months after the effective time of the merger Viacom has agreed to cause the surviving corporation to amend the employment agreement of each of these executives at the effective time of the merger to replace the provision that allows each executive to convert underwater options upon a change of control of SportsLine caused by CBS or any of its affiliates becoming the beneficial owner of 40% or more of SportsLine’s outstanding voting securities with a provision that would pay such executive a cash bonus equal to the value of the stock that would have been received upon such conversion under the terms set forth in his employment agreement. The amount of the bonus would be $306,250 for Michael Levy and $109,375 for each of Mark J. Mariani and Kenneth W. Sanders.

In addition, the amendments to the employment agreements of Messrs. Levy, Mariani and Sanders will provide that at any time following four months after the effective date of the merger, if such executive releases the surviving corporation of any claims against it on customary terms, such executive may terminate his employment for any reason upon five days’ written notice to the surviving corporation. After such five-day period, such executive’s employment shall be deemed to have been terminated for good reason, thereby triggering the payments discussed under “—SportsLine’s Existing Agreements with Executives”. Assuming continued employment until March 31, 2005 (approximately four months after the expected completion of the merger), SportsLine’s satisfaction of target performance criteria for 2004 bonuses and the continued satisfaction by the executives of their obligations to SportsLine under the terms of their respective employment agreements, the following executives will receive the following severance payments:

Michael Levy	$2,948,803
Mark J. Mariani	$1,202,466
Kenneth W. Sanders	$1,271,178

Also, to ensure payment of the annual bonuses for 2004 in compliance with the terms of such executive’s current employment agreement, Viacom has agreed with each of Messrs. Levy, Mariani and Sanders that if the merger is completed prior to December 31, 2004, and the executive is employed by the surviving corporation on December 31, 2004, Viacom will cause the surviving corporation to pay the executive this bonus based upon the formula previously adopted by SportsLine’s compensation committee of the board of directors, provided that in calculating 2004 EBITDA to determine the amount of the annual bonus, the following costs associated with the transactions contemplated by the merger agreement will be excluded:

•	all fees and expenses of Perseus Group, Skadden Arps, Greenberg Traurig and Ernst & Young;

•	all reasonable out-of-pocket expenses directly related to such strategic alternative review process;

•	any stay bonuses provided to employees which were approved by Viacom;

•	any non-ordinary course severance payments approved by Viacom and made to employees terminated after the effective date of the merger; and

•	any other unbudgeted expenses directly associated with the integration of SportsLine’s operations with Viacom before or after the effective date.

Assuming SportsLine meets the target performance criteria set by the compensation committee and the continued satisfaction by the executives of their obligations to SportsLine under the terms of their respective employment agreements, the following executives would receive the following annual bonuses:

Michael Levy	$299,475
Mark J. Mariani	$192,500
Kenneth W. Sanders	$203,500

These bonuses may be higher or lower based on the actual performance of SportsLine.

Stock Option Treatment

In connection with the merger, as of the record date a total of 762,550 options held by our executive officers and directors will be exchanged for the difference between $1.75 and the exercise price per share for a total of approximately $456,225.

As of the record date, our executive officers and directors have the following options:

	Vested		Unvested		Total
	Options	Value	Options	Value	Options	Value
Michael Levy	76,562	$56,655.88	273,438	$162,094.12	350,000	$218,750
Mark J. Mariani	33,675	$29,462.50	78,125	$46,312.50	111,800	$75,775
Kenneth Sanders	21,875	$16,187.50	78,125	$46,312.50	100,000	$62,500
Stephen E. Snyder	10,625	$5,937.50	64,375	$32,012.50	75,000	$37,950
Sharon M. Glickman	5,312	$2,968.36	37,188	$14,356.64	42,500	$17,325
Andrew Nibley	16,250	$8,625	—	—	16,250	$8,625
Thomas Cullen	17,250	$9,025	—	—	17,250	$9,025
Richard B. Horrow	16,250	$8,625	—	—	16,250	$8,625
Peter Glusker	—	—	—	—	—	—
Gerry Hogan	16,250	$8,625	—	—	16,250	$8,625
Sean McManus	—	—	—	—	—	—
Michael P. Schulhof	17,250	$9,025	—	—	17,250	$9,025

Indemnification; Insurance

Under the merger agreement, the surviving corporation has agreed to maintain for six years following the date of the merger directors’ and officers’ liability insurance policies which are not materially less favorable to such officers and directors than SportsLine’s current policies, provided that the surviving corporation will not be required to spend more than 200% of the annualized policy premium based on the rate in effect as of the date of the merger agreement. In addition, the surviving corporation has agreed to indemnify SportsLine’s current and former directors and officers for acts and omissions occurring at or prior to the effective time of the merger for six years following the time of the merger and to honor all indemnification agreements with directors and officers in effect on the date of the merger agreement. See “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 56.

Regulatory Requirements

The HSR Act and the rules and regulations promulgated thereunder require that SportsLine and Viacom file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. On August 30, 2004, SportsLine and Viacom received notice of early termination of the waiting period under the HSR Act. The Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger.

Estimated Fees and Expenses

The estimated fees and expenses* to be paid by SportsLine in connection with the proposed merger are as follows:

Financial Advisor Fees and Expenses	$800,000
Legal, Accounting and Other Professional Fees	750,000
Printing and Mailing Costs	50,000
Filing Fees	6,519
Exchange Agent Fees	15,000
Miscellaneous	10,000

Total:	$1,631,519

*	All fees and expenses, other than filing fees, are estimates.

The merger agreement provides that each of SportsLine, Viacom and Acquisition Corp. will pay all costs and expenses incurred by it in connection with the merger agreement and the related merger. The estimate for legal fees set forth in the table above does include any amounts attributable to any existing or future litigation challenging the proposed merger. See “Special Factors—Litigation Challenging the Merger” beginning on page 45. None of these costs and expenses will reduce the $1.75 per share merger consideration to be received by holders of SportsLine common stock or the consideration to be received by holders of SportsLine options or warrants.

If the merger agreement is terminated under specified circumstances, including if SportsLine’s board of directors terminates the merger agreement to accept a superior proposal, SportsLine has agreed to reimburse Viacom’s reasonable and documented out-of-pocket expenses up to $1.0 million. See “The Merger Agreement—Expenses” beginning on page 60.

Prior Public Offerings and Prior Stock Purchases

There have been no underwritten offerings of SportsLine securities for cash during the past three years.

During the first quarter of 2003, Michael Levy purchased 145,950 shares of common stock. He paid a total amount of $140,016.00 for such shares. The price for this common stock ranged from $0.86 to $1.00. The average per share purchase price was $.97.

Mark J. Mariani made the following stock purchases during the last two years through SportsLine’s employee stock purchase plan;

•	during the fourth quarter of 2002, he purchased 2,000 shares of common stock at the price of $0.85 per share;

•	during the second quarter of 2003, he purchased 2,000 shares of common stock at the price of $0.85 per share;

•	during the fourth quarter of 2003, he purchased 2,000 shares of common stock at the price of $0.85 per share; and

•	during the second quarter of 2004, he purchased 2,000 shares of common stock at the price of $0.92 per share.

Stephen Snyder made the following stock purchases during the last two years through SportsLine’s employee stock purchase plan:

•	during the fourth quarter of 2002, he purchased 2,000 shares of common stock at the price of $0.85 per share;

•	during the second quarter of 2003, he purchased 1,588 shares of common stock at the price of $0.85 per share;

•	during the fourth quarter of 2003, he purchased 1,025 shares of common stock at the price of $0.85 per share;

•	during the second quarter of 2004, he purchased 1,226 shares of common stock at the price of $0.92 per share; and

On April 1, 2003 CBS acquired 5,454,428 shares of common stock at the price of $0.99 per share pursuant to our agreement with CBS.

Litigation Challenging the Merger

On or about July 1, 2004, six putative class action lawsuits were filed in the Court of Chancery of the State of Delaware and one putative class action lawsuit was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against Viacom, SportsLine and SportsLine’s board of directors, including the special committee. The six lawsuits were consolidated on July 13, 2004. These lawsuits allege, among other things, a breach of fiduciary duty in connection with the acquisition proposal made by Viacom as announced on July 1, 2004 that the proposed price of $1.50 per share was inadequate and not the result of arm’s-length negotiations and that the proposed transaction offered an inadequate and unfair price in violation of Delaware law. During the negotiations regarding the merger agreement, counsel for Viacom and SportsLine discussed with counsel for the plaintiffs a settlement of the litigation. Following these discussions, on July 30, 2004, counsel for the plaintiffs entered into a memorandum of understanding with counsel for SportsLine, the special committee and Viacom. The memorandum of understanding contemplates the proposed settlement of the lawsuits. The plaintiffs agreed to settle based on the fact that the purchase price offered for the outstanding public shares of SportsLine increased from $1.50 per share in cash to $1.75 per share in cash and that:

•	prior to soliciting stockholder approval of the adoption of the merger agreement, defendants shall provide plaintiffs and their counsel with a draft of the proxy statement for review and confer in good faith with plaintiffs’ counsel regarding information to be disclosed in the proxy statement;

•	the costs of providing notice of settlement to stockholders and any attorney’s fees and expenses awarded by the court will be paid by SportsLine and not deducted from the consideration payable by Viacom;

•	completion of appropriate discovery and definitive documentation relating to the settlement;

•	court approval; and

•	consummation of the merger.

In addition, in August 2004, a Florida federal court granted the plaintiff of an existing stockholder derivative lawsuit not related to the proposed merger leave to amend its complaint to include claims on behalf of a putative class of stockholders relating to an alleged breach of fiduciary duty in connection with the acquisition proposal made by Viacom as announced on July 1, 2004 and that the proposed price of $1.50 per share was inadequate. Later in August 2004, SportsLine filed a motion to dismiss and/or stay the claims in the amended complaint. In November 2004, Viacom, which had been added as a defendant when the complaint was amended in August, moved to dismiss and/or stay the claims in the amended complaint. The court has not ruled on these pending motions.

Material U.S. Federal Income Tax Consequences

General

The following is a discussion of the material U.S. federal income tax consequences of the merger to a holder of SportsLine common stock. This summary is based on the provisions of the Internal Revenue Code, which we refer to as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

This discussion assumes that you hold your shares of SportsLine common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, U.S. expatriates and former long-term residents of the United States, stockholders who hold shares of SportsLine common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of SportsLine common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws that may apply to you other than those pertaining to the U.S. federal income tax. We urge you to consult your tax adviser to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for SportsLine common stock pursuant to the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of a share of SportsLine common stock that is, for U.S. federal income tax purposes,

•	a citizen or resident alien individual of the United States,

•	a corporation (or an entity treated as a corporation) organized under the law of the United States, any State thereof or the District of Columbia,

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person, or

•	an estate the income of which is subject to U.S. federal income tax without regard to its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of SportsLine common stock that is

•	a nonresident alien individual,

•	a corporation (or an entity treated as a corporation) created or organized in or under the law of a country other than the United States or a political subdivision thereof, or

•	an estate or trust that is not a U.S. Holder.

U.S. holders. The receipt by a U.S. holder of cash for SportsLine common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the SportsLine common stock tendered pursuant to the merger. That gain or loss will be a capital gain or loss and will be long-term capital gain or loss if you have held your SportsLine common stock for more than one year at the time of the merger. If you acquired different blocks of SportsLine common stock at different times or different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of SportsLine common stock that you own. Shareholders are urged to consult their own tax advisers as to the federal income tax treatment of a capital gain or loss (including limitations on the deductibility of a capital loss).

Non-U.S. holders. A Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on a disposition of SportsLine common stock pursuant to the merger unless:

•	the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States, and the gain is attributable to a permanent establishment or fixed base of the Non-U.S. holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting that Non-U.S. holder to U.S. federal income tax on a net income basis,

•	the Non-U.S. holder is an individual and is present in the United States for 183 or more days during the taxable year of the sale, and certain other requirements are met, or

•	the Non-U.S. holder is subject to tax under the provisions of the Code regarding the taxation of United States expatriates or former long-term residents of the United States.

Dissenting Stockholders

A holder who perfects appraisal rights generally should recognize capital gain or loss at the effective time of the merger (even though the appraised fair value of SportsLine common stock will not yet have been judicially determined) in an amount equal to the difference between the “amount realized” and the adjusted tax basis of the holder’s SportsLine common stock. For this purpose, the amount realized generally should equal the trading price of SportsLine common stock at the effective time of the merger; the holder’s basis in its appraisal rights also will equal this amount. In addition, although there is no authority directly on point, (1) a portion of any amount ultimately received by a holder likely will be characterized as imputed interest that is includible in income in accordance with the holder’s method of accounting, and (2) a holder also likely will recognize capital gain or loss in an amount equal to the difference between (A) such holder’s basis in its appraisal rights and (B) the amount received reduced by any amount characterized as interest income. Notwithstanding the foregoing, it is possible that holders who perfect appraisal rights will be subject to taxation under rules different from the foregoing, including rules that may require the inclusion of interest in income currently even though that interest has not yet been received and/or the characterization of gain or loss on ultimate payment as ordinary interest income or in part or in whole as ordinary loss.

Information Reporting and Backup Withholding

Proceeds from the exchange of shares for cash pursuant to the merger that are paid to a U.S. holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and, if the U.S. holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption, to backup withholding at the applicable rate (currently 28%). A non-U.S. holder may also be subject to information reporting and backup withholding at the applicable rate with respect to proceeds from the exchange of shares for cash pursuant to the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the U.S. Internal Revenue Service in a timely manner. Holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current treasury regulations.

Because individual circumstances may differ, each holder of SportsLine common stock is urged to consult such holder’s tax adviser as to the particular tax consequences to such holder of the merger, including the application and effect of state, local, foreign and other tax laws.

SportsLine, Viacom and its Controlled Affiliates

Neither SportsLine nor Viacom nor any of its controlled affiliates will recognize any gain or loss as a result of the consummation of the merger provided that SportsLine is the surviving corporation in the merger. If SportsLine is not the surviving corporation, the merger will be treated as if SportsLine sold all of its assets and liquidated in a fully taxable transaction.

Dissenters’ Rights of Appraisal

Pursuant to Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, if the merger is consummated and you do not wish to accept the merger consideration you may dissent from the merger and elect to have the fair value of your shares of SportsLine common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to you in cash, together with a fair rate of interest, if any, provided that you comply with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL. You should refer to the full text of Section 262, which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of SportsLine common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of SportsLine common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and to perfect in a timely manner appraisal rights.

Under Section 262, where a proposed merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement constitutes such notice to SportsLine’s stockholders and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. If you wish to exercise your appraisal rights or to preserve your right to do so, you should review carefully the following discussion and Appendix C to this proxy statement because failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, if you are considering exercising such rights we urge you to seek the advice of counsel. The fees of your legal counsel, along with all of your other appraisal expenses, will not be paid by SportsLine or Viacom.

If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

•	You must deliver a written demand for appraisal of your shares to SportsLine.com Inc., 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary before the vote on the merger agreement at the special meeting. This demand should reasonably inform SportsLine of your identity and intention to demand the appraisal of your shares;

•	You must not vote your shares of SportsLine common stock in favor of the merger agreement. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, you must vote against the merger agreement or abstain from voting on the merger agreement; and

•	You must continuously hold your shares of SportsLine common stock from the date of making the demand through the effective time of the merger. You will lose any right to appraisal for your shares if you transfer your shares prior to the effective time of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

A demand for appraisal should be executed fully and correctly by or on behalf of the stockholder of record, should specify your name, as it appears on your stock certificates, your mailing address and the number of shares of SportsLine common stock that you own that you are demanding appraisal of. If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on your behalf; however, the agent must identify you as the record owner and expressly disclose the fact that, in executing the demand, the agent is acting as your agent. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in a brokerage account or other nominee form and wish to exercise your appraisal rights, we urge you to consult with your broker to determine the appropriate procedures for your nominee to make a demand for appraisal on your behalf.

Within ten days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former SportsLine stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any SportsLine stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of SportsLine common stock held by all such stockholders. SportsLine is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since SportsLine has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder’s previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with the written consent of SportsLine), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration, as further discussed below.

Within 120 days after the effective time, any SportsLine stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. If you are considering seeking appraisal you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that financial advisor opinions are not opinions as to fair value under Section 262.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

You may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of your demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve your request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of your appraisal proceeding, you would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of your statutory appraisal rights. Consequently, if you wish to exercise appraisal rights we urge you to consult legal counsel before attempting to exercise such rights.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. A complete copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. This description of the merger agreement is qualified in its entirety by reference to the attached merger agreement. We urge you to read the entire merger agreement carefully.

The Merger

Stargate Acquisition Corp. Two, a newly formed, indirect wholly owned subsidiary of Viacom, which we refer to as Acquisition Corp., will merge with SportsLine. At the option of Viacom, either SportsLine or Acquisition Corp. will survive the merger.

Acquisition Corp. is a Delaware corporation that was created solely for the purposes of the merger and has no significant assets and no operations of its own.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger. The effective time of the merger will take place on a date that is not later than the fifth business day after certain of the conditions contained in the merger agreement have been satisfied or waived or, at such other time as Viacom and SportsLine agree.

Consideration to be Received in the Merger

At the time the merger becomes effective, each share of SportsLine common stock, except shares held by stockholders exercising dissenters’ rights, shares owned by Viacom and its subsidiaries and shares held by SportsLine as treasury stock, will be converted into the right to receive from Viacom $1.75 in cash, without interest, which amount we refer to as the merger consideration. Shares of SportsLine common stock held as treasury stock or owned by Viacom or its subsidiaries will be canceled at the effective time of the merger and no payment will be made with respect to these shares.

Exchange Procedures

Prior to the effective time, Viacom will appoint an exchange agent for the purpose of exchanging certificates representing shares of SportsLine common stock for the merger consideration. Viacom will make available to the exchange agent the funds sufficient to pay the merger consideration to the stockholders.

Promptly after the effective time of the merger, Viacom will send, or cause the exchange agent to send, to each holder of record of SportsLine common stock a letter of transmittal and instructions on how to exchange stock certificates for the cash merger consideration.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the exchange agent. Do not return your stock certificates with the enclosed proxy card. If your shares of SportsLine common stock are held through a broker, your broker will surrender your shares for cancellation.

After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the exchange agent, the exchange agent will mail your check to you. The stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of SportsLine common stock, and stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If payment is to be made to a person other than the registered holder of the shares of SportsLine common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the exchange agent’s satisfaction that such tax has been paid or is not payable.

If your SportsLine stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact and, if required by the surviving corporation, posting a bond as indemnity against any claim with respect to the certificates, the exchange agent will issue merger consideration in exchange for your lost, stolen, or destroyed stock certificates.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by SportsLine and Viacom relating to themselves and their respective subsidiaries.

SportsLine has made representations and warranties regarding, among other things:

•	its corporate existence, power and authority;

•	governmental filings required to be made by it in connection with the merger;

•	the absence of certain specified violations as a result of the merger agreement;

•	its capitalization;

•	its subsidiaries;

•	its SEC filings;

•	its financial statements;

•	its disclosure documents;

•	the absence of certain changes or events;

•	the absence of undisclosed material liabilities;

•	its compliance with laws and court orders;

•	litigation;

•	its use of brokers or finders;

•	the opinion of financial advisor;

•	its tax matters;

•	its employees and employee benefit plans;

•	its environmental matters;

•	its intellectual property;

•	its property and leases;

•	its contracts;

•	its affiliated transactions; and

•	the application of antitakeover statutes.

Viacom has made representations and warranties regarding, among other things:

•	its corporate existence;

•	governmental filings required to be made by it in connection with the merger;

•	non-contravention;

•	its ability to finance the transaction;

•	its disclosure documents;

•	its use of brokers or finders; and

•	the absence of agreements between Viacom and Acquisition Corp., on the one hand, and the executive officers or directors of SportsLine or its subsidiaries, on the other hand, in connection with the merger agreement.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the merger becomes effective, SportsLine has agreed, subject to limited exceptions, that it:

•	will carry on its business in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve its business organizations and relationships with third parties and to keep available the services of its present officers and employees;

•	will not, and will not permit its subsidiaries to, adopt or propose any change to its restated certificate of incorporation or bylaws;

•	will not, and will not permit its subsidiaries to, liquidate, dissolve, restructure, recapitalize, merge or consolidate with any other person or acquire a material amount of stock or assets of any other person;

•	will not, and will not permit its subsidiaries to, sell, lease, license or otherwise dispose of any subsidiary or any material amount of assets, securities or property;

•	will not, and will not permit its subsidiaries to, issue, sell, grant, dispose of, pledge or otherwise encumber any of its securities or the securities of any of its subsidiaries;

•	will not, and will not permit its subsidiaries to, redeem, purchase or otherwise acquire any of its shares of capital stock or other equity securities;

•	will not, and will not permit its subsidiaries to, split, combine, subdivide or reclassify any shares of its capital stock or other equity securities;

•	will not, and will not permit its subsidiaries to, declare, set aside for payment or pay any dividend in respect of its capital stock;

•	will not, and will not permit its subsidiaries to, amend the terms of any of its outstanding securities;

•	will not, and will not permit its subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money or guarantee such indebtedness;

•	will not, and will not permit its subsidiaries to, create, incur or permit the creation or incurrence of any lien on any assets;

•	will not, and will not permit its subsidiaries to, except as required by applicable law or pursuant to written binding agreements:

•	grant any severance or termination pay;

•	increase benefits payable under any severance or termination pay policies or employment agreements;

•	enter into any employment, deferred compensation or similar arrangement;

•	establish, adopt or amend any collective bargaining agreement or other benefit plan or arrangement; or

•	increase any compensation, bonus or other benefits payable to its directors, officers or employees;

•	will not, and will not permit its subsidiaries to, enter into any transaction, commitment, contract or agreement relating to its assets or business or relinquish any contract or other right that in any such case is material to SportsLine and its subsidiaries taken as a whole;

•	will not, and will not permit its subsidiaries to, change its method of accounting or accounting principals or practice;

•	will not, and will not permit its subsidiaries to, settle any litigation, investigation, arbitration, proceeding or other claim that is material to SportsLine and its subsidiaries taken as a whole;

•	will not, and will not permit its subsidiaries to, make any capital expenditures not provided for in SportsLine’s current budget exceeding $25,000 individually or $100,000 in the aggregate;

•	will not, and will not permit its subsidiaries to, make or change any investment in cash equivalents or marketable securities other than in accordance with SportsLine’s written investment policy;

•	will not, and will not permit its subsidiaries to, enter into a new line of business; or

•	will not, and will not permit its subsidiaries to, agree or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Change in Recommendation

SportsLine has agreed that neither it nor its subsidiaries will:

•	solicit, initiate or knowingly take any action to encourage the submission of any acquisition proposal (as defined below);

•	enter into or participate in any discussions or negotiations with, or furnish any information relating to SportsLine or any of its subsidiaries or afford access to their respective businesses, properties, assets, books or records to, any third party that is seeking to make, or has made, an acquisition proposal;

•	enter into any agreement, assignment or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement; or

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of SportsLine or any of its subsidiaries;

Notwithstanding the foregoing, SportsLine and its subsidiaries may, prior to the special meeting, take any of the following actions if, subject to certain conditions, the board of directors or the special committee determines in good faith by a majority vote (after consultation with its legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law:

•	enter into or participate in negotiations or discussions with a third party that has made an unsolicited acquisition proposal that, subject to certain conditions, the board of directors or the special committee determines is, or is reasonably likely to result in, a superior proposal; and

•	furnish to such a third party information relating to SportsLine or its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to SportsLine than the terms of the confidentiality agreement between SportsLine and Viacom.

SportsLine’s board of directors or special committee may withdraw or modify in a manner adverse to Viacom their recommendation to SportsLine’s stockholders to adopt the merger agreement only:

•	following receipt of a superior proposal, if they determine that the failure to take such action would result in a breach of fiduciary duties under applicable law; or

•	following the occurrence of a material change or event with respect to SportsLine and discussions with Viacom with respect to such change, if they determine in good faith by a majority vote that the withdrawal or modification of their recommendation is required by applicable law.

Notwithstanding the foregoing, however, the board of directors or the special committee must not take certain of the actions proscribed above unless SportsLine delivers to Viacom a prior written notice thereof. In addition, SportsLine must notify Viacom within two business days after receipt by it of any acquisition proposal, any indication that a third party may be considering making an acquisition proposal or any request by a third party for information or access to the business, properties, assets, books or records of SportsLine or its subsidiaries by a third party that the board of directors or special committee reasonably believes may be considering an acquisition proposal. SportsLine is also required to keep Viacom informed about the status of any acquisition proposal or any request for such information.

An acquisition proposal means, other than the transactions contemplated by the merger agreement, any offer or proposal by a third party relating to:

•	an acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of SportsLine and its subsidiaries, or more than 20% of any class of equity or voting securities of SportsLine or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of SportsLine;

•	a tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of SportsLine or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of SportsLine; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving SportsLine or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of SportsLine.

A “superior proposal” means any bona fide, unsolicited written acquisition proposal (substituting 20% in the definition of acquisition proposal with 50.1%) on terms that the board of directors or special committee determines in good faith by a majority vote, after taking into account, among other things, all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable and provides greater value to all of SportsLine’s stockholders (in their capacity as stockholders) than the transactions contemplated by the merger agreement, for which financing, to the extent required, is then fully committed or reasonably determined to be available by SportsLine’s board of directors or special committee and which is reasonably capable of being consummated.

Stock Options and Warrants

Pursuant to the merger agreement, SportsLine will cause each outstanding option to purchase shares of SportsLine common stock granted under any employee stock option plan, agreement or arrangement to be cancelled at the effective time and converted into the right to receive an amount in cash, if any, determined by multiplying (1) the excess, if any, of the merger consideration over the applicable exercise price of such SportsLine stock option by (2) the total number of shares of SportsLine common stock subject to such SportsLine stock option. The surviving corporation will pay such amount promptly after the effective time to the holder of each such SportsLine stock option.

Pursuant to the merger agreement, SportsLine will use commercially reasonable efforts to cause each outstanding warrant to purchase shares of SportsLine common stock to be cancelled at the effective time and converted into the right to receive an amount in cash, if any, determined by multiplying (1) the excess, if any, of the merger consideration over the applicable exercise price of such SportsLine warrant by (2) the number of shares of SportsLine common stock such holder could have purchased had such holder exercised such SportsLine warrant to the extent exercisable immediately prior to the effective time. The surviving corporation will pay such amount promptly after the effective time to the holder of each such SportsLine warrant.

Prior to the effective time, SportsLine will obtain consents from holders of, and make any amendments to, SportsLine stock options that are necessary to give effect to the transactions contemplated in this section and use commercially reasonable efforts to obtain consents from holders of, and make any amendments to, SportsLine warrants that are necessary to give effect to the transactions contemplated by the merger agreement. The board of directors and the special committee will not accelerate the exercisability of any SportsLine warrant or provide for a cash-out of any SportsLine warrant which by its terms is not exercisable or entitled to such a cash-out.

Indemnification; Directors’ and Officers’ Insurance

For six years after the effective time, the surviving corporation will indemnify and hold harmless the present and former officers and directors of SportsLine in respect of acts or omissions occurring at or prior to the effective time to the fullest extent permitted by Delaware General Corporation Law or any other applicable laws or provided under SportsLine’s certificate of incorporation in effect at the time of the merger agreement. The surviving corporation has also agreed to honor all indemnification agreements with directors and officers in effect on the date of the merger agreement.

The surviving corporation will provide, for six years after the effective time of the merger, directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time covering indemnified persons currently covered by SportsLine’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amounts no less favorable than those of the policy in effect as of the execution of the merger agreement, provided that, subject to certain exceptions, the surviving corporation will not be obligated to pay premiums in excess of 200% of the annualized policy premium based on a rate as of the date of the merger agreement.

Additional Covenants

The merger agreement contains additional covenants regarding the conduct of the parties prior to the merger, some of which are described below.

Stockholder Meeting

SportsLine will cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after clearance of this proxy statement by the SEC for the purpose of voting on the adoption of the merger agreement and the merger even if the board of directors or the special committee changes or withdraws its recommendation in favor of the merger agreement. Unless the SportsLine board of directors or special committee withdraws its recommendation to adopt the merger agreement as permitted by the third paragraph under “—No Solicitation of Acquisition Proposals; Change in Recommendation” beginning on page 54 the proxy statement will include disclosure of the recommendation to SportsLine’s stockholders by the board of directors and the special committee to adopt the merger agreement. In connection with the meeting, SportsLine will:

•	promptly prepare and file with the SEC, use reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the proxy statement and all other proxy materials for such meeting;

•	solicit from its stockholders proxies in favor of the adoption of the merger agreement and the transactions contemplated thereby; and

•	otherwise comply with all legal requirements applicable to such meeting.

SportsLine has also agreed that, once the special meeting has been called and stockholders have been duly noticed, it will not adjourn or postpone the meeting, other than an adjournment for lack of a quorum, without the prior written consent of Viacom.

Viacom’s Agreement to Vote

Viacom has agreed to vote the SportsLine common stock owned by Viacom and its subsidiaries in favor of adoption of the merger agreement.

Consents

Subject to the terms of the merger agreement, SportsLine and Viacom will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement, including making all required filings under the HSR Act. In no event will the foregoing require Viacom, Acquisition Corp. or any of their affiliates to

•	pay any consideration;

•	surrender, modify or amend in any substantive respect any license or contract (including the merger agreement);

•	hold separately (in trust or otherwise) or divest itself of, any of its assets;

•	agree to any limitations on any such person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights or ownership, possession and use of any asset now owned or hereafter acquired by such person; or

•	agree to any of the foregoing or any other conditions or requirements of any governmental authority or other person that are materially adverse or burdensome.

Employees of SportsLine and its Subsidiaries

Viacom has agreed to maintain for one year following the effective time of the merger:

•	employee benefit plans and salaries (excluding equity-based plans and severance plans) for the employees of SportsLine and its subsidiaries on terms that are, in the aggregate, no less favorable to them than those provided by SportsLine and its subsidiaries as of the effective time of the merger; and

•	employee benefit plans and salaries that are triggered upon termination of employment that are, in the aggregate, no less favorable than those provided by Viacom or a subsidiary of Viacom to similarly situated employees as of the effective time of the merger.

Viacom has also agreed that employees of SportsLine and its subsidiaries will be given credit for all service with SportsLine or its subsidiaries for purposes of eligibility to participate and vesting and determination of level of benefits (but not for purposes of calculating benefit accrual service under any defined benefit pension plan), and all benefit plans and severance plans maintained by Viacom and its subsidiaries.

Finally, Viacom has agreed to waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements under its welfare benefit plans and to provide the employees of SportsLine and its subsidiaries with credit for any co-payments and deductibles paid during the portion of the year prior to the effective time of the merger.

Conditions to Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions described in this section.

Conditions to the Obligations of Viacom, Acquisition Corp. and SportsLine

Viacom, Acquisition Corp. and SportsLine are obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	the merger agreement is adopted by the stockholders of SportsLine in accordance with the Delaware General Corporation Law;

•	the applicable waiting period under the HSR Act relating to the merger has expired or been terminated; and

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits the consummation of the merger.

Conditions to the Obligations of Viacom and Acquisition Corp.

Viacom and Acquisition Corp. will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	SportsLine has performed in all material respects all of its obligations required to be performed by it at or prior to the effective time;

•	the representations and warranties of SportsLine contained in the merger agreement, without giving effect to any qualification as to “materiality,” “material adverse effect” or any variation of such terms, need to be true and correct in all respects, except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on SportsLine or Viacom;

•	Viacom has received a certificate to the effect of the foregoing two conditions signed by the chief executive officer of SportsLine;

•	there is no instituted or pending action or proceeding (or investigations or other inquiries reasonably likely to result in an action or proceeding) by any governmental authority:

•	seeking to restrain or prohibit Viacom’s ownership or operation of all or any material portion of the business or assets of SportsLine and its subsidiaries, or of Viacom and its subsidiaries, or to compel Viacom or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of SportsLine and its subsidiaries, or of Viacom and its subsidiaries or affiliates; or

•	that otherwise is reasonably likely to have a material adverse effect on SportsLine;

•	SportsLine and its subsidiaries have no outstanding securities that call for SportsLine or any of its subsidiaries to issue any shares of capital stock of SportsLine or any of its subsidiaries, other than securities issuable to Viacom or any of its affiliates or securities that would, without any action on the part of SportsLine, Viacom, Acquisition Corp. or any other person, be canceled upon consummation of a merger of SportsLine with and into Acquisition Corp; and

•	all other authorizations, consents, waivers, orders and approvals required to be obtained, and all other filings, notices and declarations required to be made, by SportsLine, Viacom or Acquisition Corp. have been obtained or made, except for those authorizations, consents, waivers, orders and approvals that would not, individually or in the aggregate, have a material adverse effect on SportsLine or Viacom.

Conditions to the Obligations of SportsLine

SportsLine will be obligated to complete the merger only if

•	Viacom and Acquisition Corp. have performed in all material respects all of their obligations required to be performed by them at or prior to the effective time;

•	the representations and warranties of Viacom contained in the merger agreement, without giving effect to any qualification as to “materiality,” “material adverse effect” or any variation of such terms, need to be true in all respects, except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Viacom or Acquisition Corp. to complete the merger; and

•	SportsLine has received a certificate to the effect of the foregoing two conditions signed by a senior executive officer of Viacom.

Termination and the Effects of Termination

The merger agreement may be terminated under the circumstances described in this section. In some cases, this may require SportsLine to reimburse Viacom and its affiliates for certain out-of-pocket expenses as described below.

Termination by Viacom or SportsLine

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent of Viacom and SportsLine;

•	by Viacom or SportsLine, if:

•	the merger has not been consummated on or before May 1, 2005;

•	the merger is illegal or prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining SportsLine or Viacom from consummating the merger is entered and has become final and nonappealable; or

•	the merger agreement has not been adopted in accordance with the Delaware General Corporation Law by SportsLine’s stockholders at the special meeting (or any permitted adjournment or postponement thereof);

•	by Viacom, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SportsLine set forth in the merger agreement has occurred that would cause certain conditions to Viacom’s and Acquisition Corp.’s obligation to consummate the merger not to be satisfied and incapable of being satisfied by May 1, 2005;

•	by SportsLine, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Viacom or Acquisition Corp. set forth in the merger agreement has occurred that would cause certain conditions to SportsLine’s obligation to consummate the merger not to be satisfied and incapable of being satisfied by May 1, 2005;

•	by Viacom, if:

•	the board of directors or special committee of SportsLine has failed to make or has withdrawn or modified in a manner adverse to Viacom, its approval or recommendation of the merger agreement or the merger; or

•	SportsLine has breached any of its obligations described above in the first two paragraphs under “—No Solicitation of Acquisition Proposals; Change in Recommendation” on page 54;

•	by SportsLine but only prior to the time its stockholders adopt the merger agreement, if:

•	SportsLine is not at the time of such termination in breach of any of its obligations described above in the section “Additional Covenants — Stockholder Meeting” on page 56;

•	its board of directors or special committee authorizes it to enter into a binding written agreement with respect to a superior proposal and SportsLine notifies Viacom thereof at least 2 business days prior to such termination;

•	Viacom does not make, within 2 business days of receipt of the foregoing notice, an offer that SportsLine’s board of directors or special committee determines is at least as favorable as the foregoing superior proposal; and

•	SportsLine prior to such termination pays to Viacom the amount referred to below under “—Expenses” on page 60.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time, but only in a writing signed by each party to the merger agreement in the case of an amendment and signed by each party against whom the waiver is to be effective in the case of a waiver; provided that, after adoption of the merger agreement by the stockholders of SportsLine and without their further approval, no amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for the shares of common stock of SportsLine or effect any other change not permitted by Section 251(d) of the Delaware General Corporation Law.

Expenses

Each party will bear all costs and expenses incurred by it in connection with the merger agreement, except that following any termination of the merger agreement, other than a termination resulting from the failure of Viacom or Acquisition Corp. to fulfill its obligations under the merger agreement, SportsLine will pay up to $1.0 million of the reasonable and documented out-of-pocket fees and expenses incurred by Viacom and its affiliates in connection with the merger agreement.

THE VOTING AGREEMENTS

In connection with the merger, each of Michael Levy, SportsLine’s Chairman of the Board, President and Chief Executive Officer, Mark J. Mariani, SportsLine’s President, Sales and Marketing, and Kenneth W. Sanders, SportsLine’s Executive Vice President, Strategic and Financial Planning, have entered into a voting agreement with Viacom. Pursuant to these voting agreements, Messrs. Levy, Mariani and Sanders have agreed to vote all of their shares of SportsLine common stock, which in the aggregate consists of 2,299,800 shares, or approximately 5.1% of the outstanding shares as of the record date, in favor of adoption of the merger agreement. You should read the form of the voting agreement, and the other information that is contained in this proxy statement, carefully and in its entirety for a more complete understanding of these voting agreements. The complete text of the form of the voting agreements is attached to this proxy statement as Appendix D and is incorporated by reference into this proxy statement.

The voting agreements are effective beginning August 1, 2004 until the earlier of the effective time of the merger and the termination of the merger agreement. Each of Messrs. Levy, Mariani and Sanders has agreed to vote the shares owned by him as of August 1, 2004 and any other shares he is entitled to vote to adopt the merger agreement and all agreements related to the merger and any action in furtherance thereof at any meeting of the stockholders of SportsLine, and at any adjournment thereof or pursuant to action by written consent, at or by which such merger agreement and such other agreements are submitted for the vote of the stockholders of SportsLine.

In addition, each of Messrs. Levy, Mariani and Sanders has agreed that he will not vote the shares owned by him as of August 1, 2004 and any other shares he is entitled to vote in favor of:

•	any action or agreement that would reasonably be expected to:

•	result in the breach of any representation or warranty, covenant or agreement of SportsLine contained in the merger agreement;

•	impede, hinder, interfere with, prevent or delay the merger;

•	reduce the benefits of the merger to Viacom or Acquisition Corp.; or

•	frustrate the purposes of, or impede, hinder, interfere with, prevent or delay the merger; and

•	any acquisition proposal (other than Viacom’s) and any action required in furtherance thereof.

Each of Messrs. Levy, Mariani and Sanders has irrevocably appointed Viacom as his proxy to vote such stockholder’s shares for the matters contemplated above.

Each of them also has agreed generally that he will not, directly or indirectly in his capacity as a stockholder of SportsLine:

•	solicit, initiate or take any action designed to facilitate the submission of any acquisition proposal; or

•	enter into or participate in negotiations or discussions with, or furnish any information relating to SportsLine or any of its subsidiaries or afford access to the properties, books or records of SportsLine or any of its subsidiaries to, any third party that to the knowledge of such stockholder is seeking to make, or has made, an acquisition proposal.

Each of these stockholders has agreed to notify Viacom promptly and in no event later than 24 hours after receipt by such stockholder in such capacity of any acquisition proposal or of any request for information relating to SportsLine or any of its subsidiaries or for access to the business, properties, assets, books or records of SportsLine or any of its subsidiaries by any third party that to the knowledge of such stockholder is seeking to make, or has made, an acquisition proposal.

Each of Messrs. Levy, Mariani and Sanders has agreed not to exercise any rights to demand appraisal of any shares owned by him in connection with the merger and has agreed not to transfer any of his SportsLine shares unless the transferee agrees to be bound by the voting agreement.

The voting agreements will terminate, and the proxies granted in such agreements will cease to be irrevocable, upon the earlier of the effective time of the merger and the termination of the merger agreement.

SPORTSLINE’S AGREEMENT WITH CBS BROADCASTING INC.

SportsLine entered into a strategic alliance with CBS in March 1997 pursuant to which SportsLine’s flagship website was renamed “CBS SportsLine.com.” The term of SportsLine’s agreement with CBS, as subsequently amended, runs through 2006. The agreement provides for CBS SportsLine.com to receive network television advertising and on-air promotion, primarily during CBS television sports broadcasts of events, as well as certain other benefits. In addition, SportsLine is able to use certain CBS logos and television-related sports content on CBS SportsLine.com and in connection with the operation and promotion of that website.

Commencing with calendar year 1999, CBS was obligated to provide advertising and promotion of the CBS SportsLine.com website pursuant to a fixed promotion schedule. In consideration of additional promotional and advertising opportunities, at the time of the execution of the amendment in 1999, SportsLine became obligated to issue additional shares of common stock valued at $100 million between 2002 and 2006. The 1999 amendment to the CBS agreement provides that SportsLine’s obligation to issue additional shares of common stock valued at $100 million between 2002 and 2006 is to be satisfied by the issuance of shares having a fair market value of $20 million based on the average of closing prices of the common stock on the Nasdaq National Market for the five-day period ending on the day prior to each of the following five issue dates, as applicable: January 1, 2002; April 1, 2003; July 1, 2004; October 1, 2005; and January 1, 2007. In January 2002, SportsLine satisfied the first of these payments by issuing to CBS approximately 6.9 million shares of common stock valued at $20 million. On March 5, 2003, the CBS agreement was amended to modify the annual schedule of stock issuances to CBS. In accordance with the March 2003 amendment, on April 1, 2003, SportsLine issued to CBS approximately 5.5 million shares of common stock valued at approximately $5.4 million and the remaining 2003 obligation of approximately $14.6 million was deferred until July 2004. In accordance with the March 2003 amendment, if the amount of common stock issuable by SportsLine on July 1, 2004 would result in CBS’s ownership interest exceeding 49.9% of SportsLine’s outstanding shares of common stock, up to $5.0 million of any excess amount would be payable in cash and the remainder would be satisfied, at SportsLine’s option, in cash or additional shares of common stock, the issuance of which may be deferred by CBS to October 2005. In addition, upon a change of control of SportsLine to a party other than CBS, the requirement to satisfy payments scheduled for future dates under the agreement would be accelerated and, if a change of control was effected by a competitor of CBS, the agreement would terminate.

On June 30, 2004, CBS and SportsLine agreed to defer the issuance of common stock and payment of cash by SportsLine to CBS, and the related calculation of fair market value, until August 1, 2004. On August 1, 2004, CBS and SportsLine agreed to defer the issuance of common stock and payment of cash by SportsLine to CBS, and the related calculation of fair market value, until the date that is 10 trading days after the earlier of the consummation of the merger and termination of the merger agreement in accordance with its terms.

MARKET PRICE AND DIVIDEND INFORMATION

Market Prices for SportsLine Common Stock and Related Stockholder Matters

SportsLine’s common stock has been traded on the Nasdaq National Market under the symbol “SPLN” since November 13, 1997. The following table sets forth for the periods indicated the range of high and low closing prices per share of common stock, as reported by the Nasdaq National Market:

	High	Low
2004
First Quarter	$1.74	$1.12
Second Quarter	1.35	0.95
Third Quarter	1.72	1.55
Fourth Quarter (through November 5)	1.72	1.70
2003
First Quarter	$1.15	$0.90
Second Quarter	2.19	0.95
Third Quarter	2.41	1.19
Fourth Quarter	1.54	0.98
2002
First Quarter	$3.70	$2.42
Second Quarter	3.50	0.96
Third Quarter	1.57	0.97
Fourth Quarter	1.41	0.97

SportsLine has never paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. SportsLine currently intends to retain future earnings, if any, to fund the development and growth of the business.

As of the record date, SportsLine had 628 stockholders of record.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial data for SportsLine as of and for each of the last five fiscal years. No pro forma data giving effect to the merger have been provided because SportsLine does not believe that such information is material to stockholders evaluating the proposed merger and merger agreement since (1) the proposed merger consideration is all cash and (2) if the merger is completed, SportsLine common stock would cease to be publicly traded.

The selected historical data set forth below has been derived from and should be read in conjunction with our consolidated financial statements, accompanying notes and other financial information included in SportsLine’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and SportsLine’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, which are incorporated herein by reference.

	Six Months Ended June 30,		Year Ended December 31, (unaudited)
	2004	2003	2003	2002	U.S. 2001	Sports.com 2001	Total 2001	U.S. 2000	Sports.com 2000	Total 2000	U.S. 1999	Sports.com 1999	Total 1999
	(In thousands except for share and per share data)
Statement of Operations Data:
Revenue	$22,935	$20,854	$57,668	$54,133	$51,076	$4,484	$55,560	$80,733	$8,429	$89,162	$58,284	$1,994	$60,278
Cost of revenue	8,347	8,702	22,174	22,130	21,978	8,902	30,880	26,441	12,931	39,372	31,536	2,542	34,078

Gross profit (loss)	14,588	12,152	35,494	32,003	29,098	(4,418)	24,680	54,292	(4,502)	49,790	26,748	(548)	26,200
OPERATING EXPENSES:
Sales and marketing:
Equity consideration to Viacom for promotion	11,143	11,143	22,286	24,036	20,288	—	20,288	20,288	—	20,288	15,347	—	15,347
Other	9,028	10,385	21,358	26,381	37,012	6,199	43,211	36,378	13,719	50,097	34,463	1,989	36,452
General and administrative	11,327	10,451	20,728	25,232	30,842	6,222	37,064	28,078	10,365	38,443	18,893	2,757	21,650
Depreciation and amortization	1,528	2,567	4,385	8,813	22,093	1,664	23,757	17,945	2,341	20,286	9,462	997	10,459
Employee termination and restructuring charges			2,010	2,499	985	—	985	—	—	—	—	—	—
Write-down of goodwill			—	—	17,000	—	17,000	—	—	—	—	—	—
Write-down of e-commerce assets			2,800	—	—	—	—	—	—	—	—	—	—

Total operating expenses	32,026	34,546	73,567	86,961	128,220	14,085	142,305	102,689	26,425	129,114	78,165	5,743	83,908

Loss from operations	(18,438)	(22,394)	(38,073)	(54,958)	(99,122)	(18,503)	(117,625)	(48,397)	(30,927)	(79,324)	(51,417)	(6,291)	(57,708)
Interest expense	(529)	(483)	(952)	(929)	(1,064)	(9)	(1,073)	(1,081)	(3)	(1,084)	(4,392)	—	(4,392)
Interest and other income, net	564	252	786	888	3,089	371	3,460	10,131	2,772	12,903	8,783	193	8,976
Loss on equity investments			—	—	(28)	—	(28)	(127,653)	—	(127,653)	—	—	—
Gain on termination of agreements			—	—	2,051	—	2,051	78,766	—	78,766	—	—	—
Gain on sale of e-commerce subsidiaries			—	—	—	—	—	7,814	—	7,814	—	—	—
Gain on extinguishment of debt			—	—	2,404	—	2,404	—	—	—	36,027	—	36,027
Effect of deconsolidation			—	—	41,739	—	41,739	—	—	—	—	—	—
Tax benefit			—	720	—	—	—	—	—	—	—	—	—

Loss before discontinued operations			(38,239)	(54,279)	(50,931)	(18,141)	(69,072)	(80,420)	(28,158)	(108,578)	(10,999)	(6,098)	(17,097)
Income (loss) from discontinued operations	—	—	(138)	2,951	(1,749)	—	(1,749)	2,510	—	2,510	—	—	—
Loss from sale of discontinued operations	—	(285)	(192)	—	—	—	—	—	—	—	—	—	—

Net loss	$(18,403)	$(23,120)	$(38,569)	$(51,328)	$(52,680)	$(18,141)	$(70,821)	$(77,910)	$(28,158)	$(106,068)	$(10,999)	$(6,098)	$(17,097)

Loss per share—basic and diluted	$(0.43)	$(0.58)	$(0.93)	$(1.45)			$(2.65)			$(4.04)			$(0.68)

Weighted average common and common equivalent shares outstanding— basic and diluted	42,827,215	39,935,348	41,377,109	35,420,696			26,719,463			26,245,946			23,018,224

	June 30, 2004	December 31,
		2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet Data:
Cash and marketable securities	$19,242	$28,562	$37,625	$46,035	$125,765	$120,973
Working capital	11,352	15,909	20,454	43,280	127,119	97,229
Total assets	71,737	75,600	92,123	113,319	258,171	271,461
Long-term obligations, net of current maturities	39,084	32,493	23,561	20,546	19,608	19,608
Total shareholders’ equity	8,670	23,599	54,170	79,356	139,097	224,656

RATIO OF EARNINGS TO FIXED CHARGES

SportsLine has computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations (loss) before income tax expense (benefit) and minority interest, plus fixed charges, cash dividends received from equity interests, less the equity income recorded. Fixed charges consist of interest expense, including amortization of debt issuance costs and capitalized interest and the interest portion of rental expense (approximated as one-third of rental expense).

	2002	2003	Three Months Ended 30-Jun-04	Six Months Ended 30-Jun-04
Fixed Charges:
Interest expense	852,027	875,299	282,126	490,176
Debt issue costs expense	76,671	76,671	19,168	38,336
Interest portion of rental expense	682,000	602,000	133,143	278,874
Total fixed charges	1,610,698	1,553,970	434,437	807,386
Earnings:
Income from continuing operations	(54,998,134)	(38,239,967)	(9,967,557)	(18,403,510)
Fixed charges	1,610,698	1,553,970	434,437	807,386
Total Earnings	(53,387,436)	(36,685,997)	(9,533,120)	(17,596,124)
Ratio	(33.15)	(23.61)	(21.94)	(21.79)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

On the record date, November 2, 2004, there were 45,451,224 shares of SportsLine common stock outstanding. The following table shows the amount of common stock beneficially owned as of November 2, 2004 by (i) each of the directors, (ii) each of the current executive officers, (iii) all of the directors and executive officers as a group and (iv) each person known by SportsLine to beneficially own more than 5% of SportsLine outstanding common stock. Unless otherwise provided, the address of each holder named below is c/o SportsLine.com, Inc., 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

Name	Outstanding Shares Beneficially Owned (a)	Acquirable Within 60 Days (b)	Total Number of Shares Beneficially Owned (columns (a)+(b))		Percentage of Shares Outstanding (%)
Stargate Acquisition Corp. Two (1)	—	—	—		—
Stargate Acquisition Corp. One (1)	—	—	—		—
CBS Broadcasting Inc. (1)
Westinghouse CBS Holding Company, Inc. (1)
Viacom Inc. (1)
NAIRI, Inc. (2)
National Amusements, Inc. (2)
Sumner M. Redstone (2)	20,267,295	—	20,267,295	(3)	44.00%
NFL Enterprises, L.P.(4)	3,613,972	—	3,613,972	(5)	7.95%
Michael Levy	1,956,530	379,166	2,335,696	(6)	5.10%
Mark J. Mariani	174,693	137,841	312,534			*
Kenneth W. Sanders	168,577	126,041	294,618			*
Gerry Hogan	—	80,500	80,500			*
Stephen E. Snyder	48,449	12,053	60,502			*
Michael P. Schulhof	—	61,500	61,500			*
Richard B. Horrow	11,000	40,500	51,500			*
Andrew Nibley	—	40,500	40,500			*
Thomas Cullen	800	38,500	39,300			*
Sharon M. Glickman	10,943	6,916	17,859			*
Sean McManus	—	—	—		—
Peter Glusker	—	—	—		—
All directors and executive officers as a group (12 persons)	2,370,992	923,517	3,294,509		7.10%

*	Represents less than 1% of our outstanding common stock.
(1)	The address for each of Stargate Acquisition Corp. Two (“Acquisition Corp.”), Stargate Acquisition Corp. One (“Stargate One”), CBS Broadcasting Inc. (“CBSBI”), Westinghouse CBS Holding Company, Inc. (“W/ CBS HCI”) and Viacom Inc. (“Viacom”) is 1515 Broadway, New York, New York 10036.
(2)	The address for each of NAIRI, Inc. (“NAIRI”), National Amusements, Inc. (“NAI”) and Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.
(3)

This information is based on a Schedule 13D filed with the Securities and Exchange Commission, as amended through August 2, 2004, which was jointly filed by CBSBI, W/ CBS HCI, Viacom, NAIRI, NAI and Sumner M. Redstone (collectively, the “Viacom Group”). 16,876,740 shares (the “CBS Shares”) are indirectly held by W/ CBS HCI thorough its ownership of 100% of the outstanding stock of CBSBI and are indirectly held by Viacom through its ownership of 100% of the outstanding stock of W/ CBS HCI. In addition, (a) Viacom may also be deemed the beneficial owner of 450,000 shares (the “WWO Shares”) held by Westwood One, Inc. (“WWO”), as a result of an agreement between WWO and one of Viacom’s wholly owned subsidiaries and (b) the Viacom group may also be deemed the beneficial owner of the shares subject to the Voting Agreements, as further described under “The Voting Agreements.” Approximately 71% of Viacom’s voting stock is owned by NAIRI, which in turn is a wholly owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone as Mr. Redstone is the Chairman of the Board and the beneficial owner of a controlling interest in NAI. CBS and W/ CBS HCI have shared voting power and shared dispositive power over the CBS Shares. Viacom, NAIRI, NAI and Mr. Redstone each have shared voting power over the CBS Shares and the WWO Shares and shared dispositive power over the CBS Shares. For a description of our agreement with CBSBI, pursuant to which we are obligated to issue additional shares of common stock to CBSBI, see “SportsLine’s Agreement with CBS Broadcasting Inc.” on page 62.

(4)	The address for NFL Enterprises, L.P. is 280 Park Avenue, New York, New York 10017.
(5)	This information is based on Schedule 13G filed with the Securities and Exchange Commission on June 17, 2004.
(6)	Includes 60,000 shares of common stock held of record by a charitable non-profit corporation established for religious, charitable, scientific, educational and literary purposes, of which Mr. Levy is a director and the president.

OTHER MATTERS

The board of directors does not know of any matters to be presented for action at the special meeting other than as set forth in this proxy statement. If other matters that SportsLine does not know about a reasonable time before the mailing of this proxy statement do properly come before the special meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If SportsLine becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

STOCKHOLDER PROPOSALS

If the merger is completed, SportsLine shares will no longer be publicly traded and SportsLine will no longer hold annual meetings of its stockholders. If the merger is not completed the next annual meeting of SportsLine’s stockholders will occur in 2005. If SportsLine holds an annual meeting of stockholders in 2005, any SportsLine stockholder intending to present a proposal to be included in SportsLine’s proxy statement for that annual meeting must do so by following the procedures prescribed in Securities and Exchange Commission Rule l4a-8. To be eligible for inclusion, stockholder proposals must be received by SportsLine’s Corporate Secretary no later than December 31, 2004. Notice of a stockholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by such date.

After the December 31, 2004 deadline, a stockholder may present a proposal at SportsLine’s 2005 annual meeting of stockholders if it is submitted to the Corporate Secretary at the address below, but SportsLine is not obligated to present the matter in their proxy materials. If a proposal is not submitted by that date, the persons named in SportsLine’s proxy for the 2005 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2005 annual meeting.

SportsLine’s 2005 annual meeting of stockholders is expected to be held no later than June 22, 2005. If the date of the annual meeting is changed by more than 30 days from June 22, 2005, then any proposal must be received not later than ten days after disclosure of the meeting date is made if such proposal is to be included in their proxy materials.

Any stockholder proposals should be addressed to Kenneth W. Sanders, Secretary of SportsLine.com, Inc., at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

WHERE YOU CAN FIND MORE INFORMATION

SportsLine files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. SportsLine’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document SportsLine files with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549, and at the following Regional Office of the SEC: The Woolworth Building, 233 Broadway, New York, New York 10279. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms.

SportsLine, Viacom, Acquisition Corp. and the other members of the Viacom group have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. We are sending a copy of our Annual Report on Form 10-K/A for the year ended December 31, 2003, as amended, and our Quarterly Report of Form 10-Q/A for the period ended June 30, 2004, as amended, along with this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that we file with the SEC in the future and incorporate by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superceded information will not, except as so modified or superceded, constitute part of this proxy statement.

We also incorporate by reference into this proxy statement the following documents that we filed with the SEC (File No. 000-23337) under the Exchange Act:

•	SportsLine’s annual report on Form 10-K/A, as amended, for its year ended December 31, 2003;

•	SportsLine’s quarterly report on Form 10-Q/A, as amended, for its period ended March 31, 2004;

•	SportsLine’s quarterly report on Form 10-Q/A, as amended, for its period ended June 30, 2004;

•	SportsLine’s current report on Form 8-K, as filed with the SEC on April 1, 2004;

•	SportsLine’s current report on Form 8-K, as filed with the SEC on June 2, 2004;

•	SportsLine’s current report on Form 8-K, as filed with the SEC on July 1, 2004;

•	SportsLine’s current report on Form 8-K, as filed with the SEC on July 9, 2004; and

•	SportsLine’s current report on Form 8-K, as filed with the SEC on August 2, 2004.

Viacom and Acquisition Corp. have supplied all information in this proxy statement related to Viacom and Acquisition Corp. SportsLine has not independently verified any of the information relating to Viacom and Acquisition Corp. You should rely only on the information contained in this proxy statement, or to which SportsLine has referred you, to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different. This proxy statement is dated November 8, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such a proxy solicitation in such jurisdiction.

Documents incorporated by reference in this proxy statement are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit in this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

SportsLine.com Inc.

2200 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Attention: Secretary

Telephone: (954) 489-4000

If you would like to request documents from us, please do so by November 29, 2004 in order to ensure timely receipt before the special meeting. You should be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of

August 1, 2004

among

SPORTSLINE.COM, INC.

VIACOM INC.

and

STARGATE ACQUISITION CORP. TWO

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of August 1, 2004 among SPORTSLINE.COM, INC., a Delaware corporation (the “Company”), VIACOM INC., a Delaware corporation (“Parent”), and STARGATE ACQUISITION CORP. TWO, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Parent and the Company have agreed to merge Merger Subsidiary and the Company, upon the terms and subject to the conditions set forth herein (the “Merger”); and

WHEREAS, (i) the Special Committee of the Board of Directors of the Company (the “Special Committee”) has determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than Parent and its Affiliates) and has resolved to recommend to the Board of Directors of the Company that the Board of Directors approve and declare advisable this Agreement and the Merger and to recommend that the stockholders of the Company adopt this Agreement, (ii) the Board of Directors of the Company has determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, has approved and declared advisable this Agreement and the Merger and has resolved to recommend that the stockholders of the Company adopt this Agreement, (iii) the Board of Directors of Merger Subsidiary has determined that this Agreement and the Merger are fair to, and in the best interest of, Merger Subsidiary and its stockholder, approved and declared advisable this Agreement and recommended that the sole stockholder of Merger Subsidiary adopt this Agreement, and (iv) the sole stockholder of Merger Subsidiary has adopted this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Michael Levy, Mark J. Mariani and Kenneth W. Sanders are concurrently herewith entering into a Voting and Irrevocable Proxy Agreement with Parent (each, a “Voting Agreement” and collectively, the “Voting Agreements”) pursuant to which Messrs. Levy, Mariani and Sanders are, among other things, agreeing to vote the Company Stock owned by them in favor of the adoption of this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self tender) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, other than for purposes of Sections 4.21(a)(viii), 4.21(a)(xiii) and 4.22, with respect to (i) Parent or Merger Subsidiary prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be deemed to be an “Affiliate” thereof, (ii) the Company prior to the Effective Time, neither Parent nor any of its Subsidiaries shall be deemed to be an “Affiliate” thereof and (iii) Parent and its Subsidiaries, (x) only those Persons controlled by Parent shall be deemed to be “Affiliates” thereof and (y) in no event shall Westwood One, Inc. or any of its Subsidiaries be deemed an Affiliate of Parent or any of its Subsidiaries; provided, further, that for purposes of Sections 4.2(b) and 4.15, the foregoing clauses (i), (ii) and (iii)(x) shall not be applicable.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2003 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2003.

“Company Stock” means the common stock, $.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any federal, state, local or foreign Law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) all United States and non-United States patents and patent applications, (ii) all registered and unregistered United States and non-United States trademarks, service marks, logos, trade names, corporate names and fictitious names, and registrations and applications for registration thereof, (iii) all registered United States and non-United States copyrights and applications for registration thereof, (iv) all Internet domain name registrations, and (v) all goodwill associated with any of the foregoing.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Law” means any law, constitution, statute, code, ordinance, rule, regulation, judgment, injunction, order, decision, ruling, award, policy or decree, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, an event, change, circumstance or effect that is or is reasonably likely (i) to be materially adverse to the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or (ii) of which at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Certificates	2.4
Closing	2.2
Company	Preamble
Company Licensed Intellectual Property	4.20
Company Owned Intellectual Property	4.20
Company Proxy Statement	4.9
Company SEC Documents	4.7
Company Securities	4.5
Company Stockholder Meeting	6.2
Company Stock Option	2.6
Company Subsidiary Securities	4.6
Company Warrant	2.6
Confidentiality Agreement	6.3
Disclosure Schedule	11.13
Dissenting Shares	2.5
Effective Time	2.1
Employee Plans	4.17
End Date	10.1
Exchange Agent	2.4
Forward Subsidiary Merger	2.1
GAAP	4.8
Governmental Authority	4.21
Indemnified Person	7.1
Joint Venture	4.6
Material Contracts	4.21
Merger	Recitals
Merger Consideration	2.3
Merger Subsidiary	Preamble
Multiemployer Plan	4.17
Parent	Preamble
Sarbanes-Oxley Act	4.7
Schedule 13E-3	4.9
Special Committee	Recitals
Stockholder Vote	4.2
Superior Proposal	6.3
Superior Proposal Agreement	10.1
Surviving Corporation	2.1
Voting Agreement	Recitals

ARTICLE 2

THE MERGER

SECTION 2.1. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of the Merger Subsidiary shall cease, and the Company shall be the surviving corporation and continue its corporate existence under Delaware Law; provided that Parent may, in its sole discretion, elect instead that, subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Subsidiary, in accordance with Delaware Law, whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the Surviving Corporation and continue its corporate existence under Delaware Law (the “Forward Subsidiary Merger”). The “Merger” shall refer to the merger of Merger Subsidiary with and into the Company or the Forward Subsidiary Merger, as the case may be, and the corporation that survives either such Merger is referred to as the “Surviving Corporation.”

(b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger executed as provided in the Delaware Law with the Office of the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with, and accepted for recording by, the Delaware Secretary of State (or at such later time as may be agreed upon by the parties to this Agreement and as specified in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

SECTION 2.2. Consummation. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be as soon as practicable (but not more than five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, other than conditions that by their nature are to be satisfied at the Effective Time and that will in fact be satisfied at the Effective Time, at the office of Viacom Inc., 1515 Broadway, New York, New York, or such other date and place as the parties may agree.

SECTION 2.3 Conversion of Shares. At the Effective Time,

(a) each share of Company Stock outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 2.3(b) and Dissenting Shares (if any), shall be converted into the right to receive in cash from Parent an amount equal to $1.75, without interest (“Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock immediately prior to the Effective Time and each share of Company Stock held by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.4. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Stock (the “Certificates”) for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the shares of Company Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall be in customary form and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation and the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder of Certificates who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 2.5. Dissenting Shares. Notwithstanding Section 2.3, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of Company Stock in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of Company Stock in the manner provided by Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares of Company Stock pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such Shares or lost such holder’s right to appraisal and payment for such holder’s shares of Company Stock under Section 262 of Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder shall forfeit the right to appraisal of such shares of Company Stock and each such share of Company Stock shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from Parent as provided in Section 2.3 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.6. Stock Options and Warrants. (a) The Company shall cause each outstanding option to purchase shares of Company Stock under any employee stock option plan, agreement or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, to be cancelled at the Effective Time and converted into the right to receive an amount in cash, if any, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the total number of shares of Company Stock subject to such Company Stock Option (whether or not vested or exercisable); and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amount promptly after the Effective Time to the holder of each such Company Stock Option.

(b) The Company shall use commercially reasonable efforts to cause each outstanding warrant to purchase shares of Company Stock (a “Company Warrant”), whether or not exercisable, to be canceled at the Effective Time and converted into the right to receive an amount in cash, if any, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Warrant by (ii) the number of shares of Company Stock such holder could have purchased had such holder exercised such Company Warrant to the extent exercisable immediately prior to the Effective Time; and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amount promptly after the Effective Time to the holder of each such Company Warrant.

(c) Prior to the Effective Time, the Company (i) shall obtain any consents from holders of, and made any amendments to, Company Stock Options that are necessary to give effect to the transactions contemplated by this Section 2.6 and (ii) use commercially reasonable efforts to obtain any consents from holders of, and make any amendments to, Company Warrants that are necessary to give effect to the transactions contemplated by this Section 2.6. The Board of Directors of the Company and the Special Committee shall not accelerate the exercisability of any Company Warrant or to provide for a cash-out of any Company Warrant which by its terms is not exercisable or entitled to such a cash-out.

SECTION 2.7. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company are changed into a different number of shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

SECTION 2.8. Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be paid over to the appropriate Taxing Authority and be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 2.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

SECTION 3.1. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in its entirety as set forth on Exhibit A to this Agreement.

SECTION 3.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that:

SECTION 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore furnished or otherwise made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company and each Subsidiary thereof as currently in effect.

SECTION 4.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Stockholder Vote, have been duly authorized by all necessary corporate action on the part of the Company. The adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote (the “Stockholder Vote”) of the holders of any of the Company’s capital stock necessary for the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(b) (i) The Special Committee was duly authorized and constituted on May 13, 2004, (ii) the Special Committee, at a meeting thereof duly called and held on August 1, 2004, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (B) determined that this Agreement and the Merger should be approved and declared advisable and (C) resolved to recommend to the Board of Directors of the Company that the Board of Directors of the Company approve and declare advisable this Agreement and the Merger and to recommend that the stockholders of the Company adopt this Agreement, and (iii) the Board of Directors of the Company, at a meeting thereof duly called and held on August 1, 2004, in reliance upon the recommendation of the Special Committee (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (B) approved and declared advisable this Agreement and the Merger and (C) resolved to recommend that the stockholders of the Company adopt this Agreement.

SECTION 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with the 1933 Act, the 1934 Act, and any other applicable securities Laws, whether state or foreign, (iv) compliance with any applicable requirements of the Nasdaq National Market, and (v) any other actions, filings or notices the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (it is understood and agreed that the representations and warranties in this Section 4.4 refer to both the Forward Subsidiary Merger and the merger of Merger Subsidiary with and into the Company even though the Merger will be either the Forward Subsidiary Merger or the merger of Merger Subsidiary with and into the Company) do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any Law applicable to the Company or any of its Subsidiaries, (iii) except as set forth in Section 4.4(iii) of the Disclosure Schedule, require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for failures to obtain any such consents or other actions, defaults, terminations, cancellations, accelerations, changes and losses referred to in clause (iii) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.5. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share (“Company Preferred Stock”). As of July 29, 2004, (i) 45,463,125 shares of Company Stock were issued and outstanding, (ii) 1,071,605 shares of Company Stock were reserved for issuance pursuant to outstanding warrants to purchase Company Stock, (c) employee stock options to purchase an aggregate of 4,321,961 shares of Company Stock (of which options to purchase an aggregate of 2,481,583 shares of Company Stock were exercisable) were outstanding, (d) 255,832 shares of Company Stock were issuable upon conversion of the Company’s outstanding 5% Convertible Subordinated Notes due 2006 and (e) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to outstanding warrants, the 1995 Stock Option Plan, 1997 Incentive Compensation Plan and the Employee Stock Purchase Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

(b) Except as set forth in Section 4.5(b) of the Disclosure Schedule, as set forth in Section 4.5(a) and for changes since July 29, 2004 resulting from the exercise of warrants or employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth in Section 4.5(b) of the Disclosure Schedule, there are no contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is or could be required to register any Company Securities or any other securities of the Company under the 1933 Act.

SECTION 4.6. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Subsidiaries of the Company, their respective jurisdictions of incorporation and their respective authorized and outstanding capital stock are identified in Section 4.6(a) of the Disclosure Schedule. There are no contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is or could be required to register any Company Subsidiary Securities or any other securities of any Subsidiary of the Company under the 1933 Act.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) other than limitations or restrictions imposed by applicable federal or state securities Laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Section 4.6(c) of the Disclosure Schedule lists all Persons other than (x) the Subsidiaries and (y) any Person in which the Company or any Subsidiary of the Company maintains an investment but only if made in accordance with the Company’s written investment policy, a copy of which has been provided to Parent prior to the date of this Agreement, in which the Company directly or indirectly owns any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person (any such Person being a “Joint Venture”). Each such interest in each Joint Venture is duly authorized, validly issued, fully paid and nonassessable and each such interest is owned by the Company or a Subsidiary of the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than those imposed by applicable federal or state securities Laws.

SECTION 4.7. SEC Filings. (a) The Company has delivered or made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended 2001, 2002 and 2003, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2002 (the documents referred to in this Section 4.7(a), collectively, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superceded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed prior to the date of this Agreement complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be (including, without limitation, the applicable accounting requirements of the SEC and the published rules and regulations of the SEC with respect thereto).

(c) As of its filing date (or, if amended or superceded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document (as the information therein may have been amended, revised, restated or superceded, as the case may be, by a subsequent filing made prior to the date of this Agreement) filed prior to the date of this Agreement pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) At the time each Company’s SEC Document filed after July 30, 2002 containing financial statements was filed with the SEC, such Company SEC Document included or was accompanied by the certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), each such certification complied with the Sarbanes-Oxley Act and each such Company SEC Document otherwise complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act.

SECTION 4.8. Financial Statements. (a) The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (as the information therein may have been amended, revised, restated or superceded, as the case may be, by a subsequent filing made prior to the date of this Agreement) fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) The financial statements of the Company included in the Company SEC Documents (as the information therein may have been amended, revised, restated or superceded, as the case may be, by a subsequent filing made prior to the date of this Agreement) at the time filed (and, in the case of proxy statements, on the dates of effectiveness and the dates of mailing, respectively), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited financial statements that are not, in the aggregate, material).

(c) The management of the Company has: (i) implemented disclosure controls and procedures designed to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities; and (ii) disclosed, based on its most recent evaluation, to Company’s outside auditors and the audit committee of the Board of Directors of the Company: (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to such auditors and such audit committee has been furnished to Parent prior to the date of this Agreement. The Company and each of its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations;

(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since June 30, 2002, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or executive officer of the Company or its Subsidiaries, has received or otherwise had or obtained actual knowledge of any written or oral complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in accounting or auditing practices that violate GAAP. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

SECTION 4.9. Disclosure Documents. (a) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any required Schedule 13E-3 filing (the “Schedule 13E-3”) and any amendments or supplements thereto will, on the date filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. On the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, on the date the Schedule 13E-3 or any amendments or supplements thereto is filed with the SEC and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9(a) will not apply to statements included in or omissions from the Company Proxy Statement or the Schedule 13E-3 or any amendments or supplements thereto based upon information furnished to the Company in writing by Parent, its Subsidiaries or their Affiliates specifically for use therein.

(b) None of the information provided by the Company for inclusion in the Schedule 13E-3 filing or any amendment or supplement thereto, on the date the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC and, as so amended or supplemented, at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which there were made, not misleading.

SECTION 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as set forth in Section 4.10 of the Disclosure Schedule, or as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has not been:

(a) any event, change, circumstance or effect that has had, individually or in the aggregate, a Material Adverse Effect on the Company other than any event, change, circumstance or effect: (i) resulting from conditions affecting the U.S. economy or financial markets in general or the industries in which the Company operates or (ii) that constitutes a seasonal reduction in Company’s revenues or earnings that is consistent with Company’s past operating history;

(b) any adoption of, or any proposal to amend, the certificate of incorporation or bylaws or similar constituent documents of the Company or any of its Subsidiaries;

(c) any adoption by the Company or any of its Subsidiaries of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly-owned Subsidiaries of the Company) or any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;

(d) any sale, lease, license or other disposition by the Company or any of its Subsidiaries of any Subsidiary or any material amount of assets, securities or property;

(e) any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of, or any proposal by the Company or any of its Subsidiaries to redeem, purchase or otherwise acquire, any shares of capital stock or other equity securities of the Company or any of its Subsidiaries;

(f) any split, combination, subdivision or reclassification of any shares of capital stock or other equity securities of the Company or any of its Subsidiaries;

(g) any declaration, setting aside or payment of any dividend or any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries, or any other payments to stockholders in their capacity as such, other than dividends declared or paid by any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary of the Company or to the Company;

(h) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(i) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any Person other than (x) the Company’s wholly-owned Subsidiaries and (y) loans, advances, capital contributions and investments in the ordinary course of business and in principal amounts not exceeding $50,000 individually and $150,000 in the aggregate;

(j) any creation or other incurrence by the Company or any of its Subsidiaries of any material Lien on any asset other than in the ordinary course of business consistent with past practices;

(k) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course consistent with past practice to employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries; (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements covering any director, officer or employee of the Company or any of its Subsidiaries; (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, or employee of the Company or any of its Subsidiaries; (iv) establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or (v) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in the ordinary course consistent with past practice to employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries;

(l) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, that in any such case, is material to the Company and its Subsidiaries, taken as a whole, other than those contemplated by this Agreement;

(m) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries (including any change in fiscal year), except for any such change required by GAAP or Regulation S-X under the 1934 Act;

(n) any settlement of any litigation, investigation, arbitration, proceeding or other claim that is material to the Company and its Subsidiaries, taken as a whole;

(o) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(p) any capital expenditure not made in accordance with the Company’s current budget (a copy of which has been provided to Parent prior to the date of this Agreement) in an amount exceeding $25,000 individually or $100,000 in the aggregate;

(q) any making of or change in any investment in cash equivalents or marketable securities other than in accordance with the Company’s written investment policy, a copy of which has been provided to Parent prior to the date of this Agreement; or

(r) any labor dispute, other than routine individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; or

(b) other liabilities or obligations arising in the ordinary course of business that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.12. Compliance with Laws and Court Orders. Except as set forth in Section 4.12 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2002 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law.

SECTION 4.13. Litigation. Except as set forth in Section 4.13 of the Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has given the carrier of its officers’ and directors’ liability insurance policies due, proper and timely notice under the applicable insurance policy of all litigation involving the Company or its directors and officers relating to the transactions contemplated by this Agreement.

SECTION 4.14. Finders’ Fees. Except for Perseus Advisors, LLC, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 4.15. Opinion of Financial Advisor. The Company has received the written opinion of Perseus Advisors, LLC, financial advisor to the Special Committee, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company’s stockholders, other than Parent and its Affiliates, from a financial point of view. A copy of such opinion has been provided to Parent prior to the execution of this Agreement.

SECTION 4.16. Taxes. (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable Laws, and all such Tax Returns were, or will be, at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid or has caused to be paid all Taxes due and owing by them to the appropriate Taxing Authority. Where payment is not yet due, the Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, to the knowledge of the Company, the income and franchise Tax Returns of Company and its Subsidiaries through the Tax year ended December 31, 2002 have not been examined by any Taxing Authority.

(d) Except as set forth in Section 4.16(d) of the Disclosure Schedule, to the knowledge of the Company, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax matter.

(e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(g) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) of the Code, or, to the knowledge of the Company, has participated in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), in each case after the applicable effective date.

(h) Section 4.16(h) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. Neither the Company nor any of its Subsidiaries has received written notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction.

(i) The Company has never undergone a change of ownership within the meaning of Section 382(g) of the Code.

(j) All stock options and warrants were issued for no less than fair market value at the date of issuance, as determined by the Board of Directors of the Company or a committee thereof.

SECTION 4.17. Employees and Employee Benefit Plans. (a) The Company has provided to Parent a list providing, separately by location, the names, job titles and current annual salary or wage rates of all of the employees of the Company or any of its Subsidiaries, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such person for 2003 and paid through July 1, 2004.

(b) Each individual who is treated by the Company or a Subsidiary as an independent contractor or as the employee of a Third Party is properly so treated under applicable Law. No Employee Plans cover or provide benefits to any individuals other than directors (under equity-based plans) or employees of the Company or its Subsidiaries and their qualified beneficiaries.

(c) Section 4.17(c) of the Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished prior to the date of this Agreement to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

(d) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(e) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. The Company has, prior to the date of this Agreement, made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(g) Except as disclosed in Section 4.17(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to retirement, severance or bonus pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003.

(j) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(k) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(l) There is no action, suit, audit or similar proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(m) Effective July 1, 2004, the Company terminated the Employee Stock Purchase Plan in accordance with the terms and provisions thereof and applicable Law, and neither the Company nor any of its Subsidiaries has any liabilities or obligations thereunder.

SECTION 4.18. Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Parent at least five days prior to the date of this Agreement.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 4.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

SECTION 4.19. Property and Leases. (a) The Company and its Subsidiaries have sufficient title to and right to use their properties and assets to conduct their respective businesses in all material respects as currently conducted.

(b) Each parcel of real property owned, leased, used or held for use or otherwise needed for the conduct of the business by the Company or any of its Subsidiaries is listed in Section 4.19(b) of the Disclosure Schedule. All leases of such real property under which the landlord has a right to consent arising as a result of the transactions set forth in this Agreement are so indicated in such Section. All leases for such leased real property and all amendments thereto have been made available to Parent prior to the date of this Agreement and are listed in Section 4.19(b) of the Disclosure Schedule.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

(d) All leases of real property leased for the use or benefit of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party, and all amendments and modifications thereto, are valid, binding and in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, by the landlord, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or the applicable Subsidiary or, to the knowledge of the Company, by the landlord, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.20. Intellectual Property. Except as set forth in Section 4.20 of the Disclosure Schedule (a) the conduct of the business of the Company and its Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third party, and no claim has been asserted to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally, that the conduct of the business of the Company and its Subsidiaries as currently conducted materially infringes upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third party; (b) with respect to each material item of Intellectual Property owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”), the Company or one of its Subsidiaries is the sole owner of the entire right, title and interest in and to any Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the operation of its respective business as currently conducted to the extent such use is material to such business; (c) with respect to each material item of Intellectual Property licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or one of its Subsidiaries has the right to use such Company Licensed Intellectual Property in the operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) the material Company Owned Intellectual Property is, to the knowledge of the Company, valid and enforceable, and no claim has been asserted in writing or, to the knowledge of the Company, orally, or judgment entered that Company Owned Intellectual Property is invalid or unenforceable in whole or in part; (e) to the knowledge of the Company, no Person is engaging in any activity that materially infringes upon the Company Owned Intellectual Property; (f) to the knowledge of the Company, each material license of the Company Licensed Intellectual Property is valid and enforceable, is binding on the Company and its Subsidiaries and, to the Company’s knowledge, on all parties to the licenses, and is in full force and effect; (g) neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any other party to any license of the Company Licensed Intellectual Property is in material breach thereof or material default thereunder; (h) none of the Company Owned Intellectual Property has been since December 31, 2001 the subject of a judicial or administrative, finding, opinion or substantive office action, nor has any of the Company Owned Intellectual Property been adjudged invalid, unenforceable or unregistrable in whole or in part; (i) the Company and its Subsidiaries have exercised a degree of care that is consistent with the standards of the industry in which the Company and its Subsidiaries operate (but in no event less than a reasonable degree of care) in order to protect the confidential and proprietary information, including trade secrets, of the Company and its Subsidiaries; and (j) neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall materially adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

SECTION 4.21. Material Contracts. (a) Section 4.21(a) of the Disclosure Schedule contains a list of all the following types of contracts, agreements and arrangements to which the Company or any of its Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.21(a) of the Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement which (A) is likely to involve consideration of more than $100,000, in the aggregate, per year or over the remaining term of such contract or (B) has a term longer than one year, and which cannot be canceled by the Company or its Subsidiary party thereto without penalty or further payment and without more than 60 days’ notice;

(ii) each agreement for the use, receipt or delivery of sports, news and any other content, information or programming which is likely to involve content, information or programming valued at more than $100,000, in the aggregate, per year or over the remaining term of such contract;

(iii) each agreement or form thereof for the provision of fantasy league and other subscription services which is likely to involve either individually or in the aggregate for a particular service consideration of more than $100,000, in the aggregate, per year or over the remaining term of such contract;

(iv) each barter agreement having a term of more than one year and which cannot be canceled by the Company or its Subsidiary party thereto without penalty or further payment and without more than 60 days’ notice;

(v) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $20,000 in the aggregate per year or over the remaining term of such contract;

(vi) all contracts and agreements evidencing indebtedness of the Company or any of its Subsidiaries (A) in an amount exceeding $150,000 in the aggregate or (B) which has a term longer than one year;

(vii) all contracts and agreements with any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (each a “Governmental Authority”) to which the Company or any of its Subsidiaries is a party;

(viii) all contracts and agreements that (A) limit, or purport to limit, the ability of the Company or any of its Subsidiaries, or, following the Effective Time, Parent or any of Parent’s Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) would by their terms purport to be binding upon or impose any obligation upon Parent or any of its Affiliates (other than the Surviving Corporation or its Subsidiaries);

(ix) all contracts and agreements providing for benefits under any Employee Plan;

(x) all material contracts or arrangements that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

(xi) all contracts for employment for any employee of the Company or any of its Subsidiaries;

(xii) all contracts, agreements and constituent documents relating to Joint Ventures;

(xiii) all contracts and agreements between the Company and any of its Subsidiaries on the one hand and any director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person) on the other hand;

(xiv) each operating lease and each capital lease which (A) is likely to involve consideration of more than $25,000, in the aggregate, per year or over the remaining term of such contract or (B) has a term longer than one year; and

(xv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries or the conduct of their businesses, or the absence of which would, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company (i) each contract, agreement or other arrangement to which the Company or any of its Subsidiaries is a party or is otherwise subject is a legal, valid and binding agreement of the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary of the Company is in compliance with all of its obligations contained therein and none of such contracts, agreements or other arrangements is in default by its terms (and no event has occurred that, with or without notice or lapse of time or both, would be reasonably likely to result in such a default) or has been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any such contract, agreement or other arrangement; (iii) the Company and its Subsidiaries are not in receipt of any claim of default under any such contract, agreement or other arrangement; and (iv) except as set forth in Section 4.21(b) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall (with or without notice or lapse of time or both) constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s or any of its Subsidiaries’ rights under any such contract, agreement or other arrangement.

(c) True and complete copies of all Material Contracts, including all amendments thereto, have, prior to the date of this Agreement, been made available to Parent or a representative of Parent.

SECTION 4.22. Affiliate Transactions. Except as disclosed in Section 4.22 of the Disclosure Schedule, (a) there are no liabilities between the Company or any of its Subsidiaries on the one hand, and any director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person) on the other hand, other than ordinary course employee-related compensation liabilities, (b) no director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person) provides, or causes to be provided, any goods or services to the Company or any of its Subsidiaries other than employment services, and (c) neither the Company nor any of its Subsidiaries provides or causes to be provided goods or services to any director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person), other than goods or services of a type available to employees of the Company generally.

SECTION 4.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation that applies or purports to apply to any such transactions. Without limiting the generality of the foregoing, the restrictions on “business combinations” (as defined in Section 203 of the Delaware Law) are inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

SECTION 5.1. Corporate Existence. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 5.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and no other approval by or on behalf of Parent or Merger Subsidiary, including the approval by Parent’s stockholders, is necessary for Parent and Merger Subsidiary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

SECTION 5.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, whether state or foreign, and (iv) any actions, filings or notices the absence of which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

SECTION 5.4. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any Law applicable to Parent or Merger Subsidiary, (iii) require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for failures to obtain any such consents or other actions, defaults, terminations, cancellations, accelerations, changes and losses referred to in clause (iii) that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

SECTION 5.5. Financing. Parent has, and will at all times prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms maintain, sufficient funds or available credit to pay the Merger Consideration.

SECTION 5.6. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or the Schedule 13E-3 or any amendment or supplement thereto, on the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, on the date the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5.7. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 5.8. Other Agreements. Except for the Voting Agreements, and except as set forth in Parent’s Schedule 13D as currently on file with the SEC or disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent nor Merger Subsidiary has (i) entered into any contract or agreement with any officer or director of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or (ii) any beneficial ownership or sole or shared voting power with respect to any shares of Company Stock.

ARTICLE 6

COVENANTS OF THE COMPANY

SECTION 6.1. Conduct of the Company. From the date of this Agreement until the Effective Time, and except as otherwise expressly provided in this Agreement, the Company shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course consistent with past practice and (ii) use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, from the date of this Agreement until the Effective Time, without the written consent of Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change to its certificate of incorporation or bylaws or other constituent documents;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly owned Subsidiaries of the Company) or merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c) sell, lease, license or otherwise dispose of any Subsidiary or any material amount of assets, securities or property;

(d) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize the issuance, sale, grant, disposition or pledge or other encumbrance of any Company Securities or Company Subsidiary Securities, except for the issuance of Company Stock (i) to Parent or its Affiliates, (ii) as contemplated in Section 4.5(b) of the Disclosure Schedule or (iii) upon exercise of Company Stock Options or Company Warrants disclosed in Company SEC Documents filed prior to the date of this Agreement;

(e) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its shares of capital stock or other equity securities;

(f) split, combine, subdivide or reclassify any shares of its capital stock or other equity securities;

(g) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any wholly owned Subsidiary of the Company to any other wholly owned Subsidiary of the Company or to the Company;

(h) amend any term of any of its outstanding securities;

(i) incur, assume or guarantee any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any Person other than the Company’s wholly owned Subsidiaries;

(j) create, incur or permit the creation or incurrence of any Lien on any asset other than in the ordinary course of business consistent with past practices;

(k) except as required by applicable Law or pursuant to the terms of written binding agreements in effect on the date of this Agreement: (i) grant any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries; (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements; (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; (iv) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or (v) increase any compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in connection with promotions made in the ordinary course consistent with past practice to employees who are not directors or officers of the Company or any of its Subsidiaries but only if any such increase does not exceed $5,000 per such employee per annum;

(l) enter into any transaction, commitment, contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right that in any such case is material to the Company and its Subsidiaries taken as a whole;

(m) change its method of accounting or accounting principals or practice (including any change in fiscal year), except for any such change required by GAAP or Regulation S-X under the 1934 Act;

(n) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the Company and its Subsidiaries, taken as a whole;

(o) make any capital expenditure, other than in accordance with the Company’s budget provided to Parent prior to the date of this Agreement, in an amount exceeding $25,000 individually or $100,000 in the aggregate;

(p) make or change any investment in cash equivalents or marketable securities, other than in accordance with the Company’s written investment policy provided to Parent prior to the date of this Agreement;

(q) enter into any new line of business; or

(r) agree or commit to do any of the foregoing.

SECTION 6.2. Stockholder Meeting; Proxy Material. Unless and until this Agreement is terminated in accordance with Article 10, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Stockholder Vote, even if the Board of Directors of the Company or the Special Committee determines at any time after the date of this Agreement that this Agreement is no longer advisable or recommends that the stockholders of the Company vote against its adoption. Subject to the last sentence of Section 6.3(b), the Company Proxy Statement shall include disclosure of the approval and declaration of advisability by the Board of Directors of the Company of this Agreement and the Merger and the recommendation of the Board of Directors of the Company and the Special Committee to the Company’s stockholders that they vote in favor of the adoption of this Agreement. In connection with the Company Stockholder Meeting, the Company will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) solicit from its stockholders proxies in favor of the adoption of this Agreement and use its reasonable best efforts to obtain the necessary adoption by its stockholders of this Agreement (it is understood and agreed that the withdrawal or modification of the recommendation of the Board of Directors of the Company and the Special Committee in accordance with the second sentence of this Section 6.2 and the provisions of Section 6.3(b) shall not be a violation this clause (ii)) and (iii) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall permit Parent and Merger Subsidiary and their counsel to review and provide comments to the Company Proxy Statement before it is filed with the SEC. The Company will incorporate any such comments that are reasonable into the Company Proxy Statement. In addition, the Company shall provide Parent and Merger Subsidiary and their counsel any comments or other communications, whether written or oral, that the Company may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after the receipt of such comments or other communications and shall give Parent and Merger Subsidiary and their counsel a reasonable opportunity to review and suggest responses to such comments or other communications. After the Company Stockholder Meeting has been duly noticed by the Company, it will not adjourn or postpone the Company Stockholder Meeting (other than an adjournment for lack of a quorum) without the prior written consent of Parent.

SECTION 6.3. No Solicitation. (a) Except to the extent provided in Section 6.3(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, representatives or other agents or advisors (the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, or knowingly facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) enter into any agreement, assignment or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

(b) Prior to the Company Stockholder Meeting, the Company and its Subsidiaries and the Company Representatives may (i) enter into or participate in negotiations or discussions with any Third Party that has made an unsolicited Acquisition Proposal that the Board of Directors of the Company or the Special Committee determines in good faith based on matters it deems relevant (after consultation with its financial advisor) is, is reasonably likely to be, or is reasonably likely to result in, a Superior Proposal, and (ii) furnish to such Third Party information relating to, and afford access to the business, properties, assets, books and records of, the Company or any of its Subsidiaries, pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of May 13, 2004 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent), provided, that the Company, its Subsidiaries and the Company Representatives may take any action referred to in clauses (i) or (ii) only if the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote (after consultation with its legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law. The Board of Directors of the Company or the Special Committee may withdraw or modify in a manner adverse to Parent the recommendation of the Board of Directors of the Company and the Special Committee to the Company’s stockholders referred to in Section 6.2 hereof only: (x) following receipt of a Superior Proposal, if the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote (after consultation with its legal counsel), that the failure to take such action would result in a breach of its fiduciary duties under applicable Law; or (y) following the occurrence of a material change or event with respect to the Company and discussions with Parent with respect thereto, if the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote (after consultation with its legal counsel) that the withdrawal or modification of such recommendation is required by applicable Law.

(c) Neither the Board of Directors of the Company nor the Special Committee shall take any of the actions referred to in Section 6.3(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 2 Business Days) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Board of Directors of the Company or the Special Committee reasonably believes may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request and the status of any such negotiations or discussions. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material details of any such Acquisition Proposal, indication or request, shall inform Parent promptly (but in no event later than 24 hours) after any change in such status or details and shall promptly provide to Parent a copy of any information provided to any Third Party pursuant to Section 6.3(b)(ii) which has not previously been provided to Parent. The Company shall, and shall cause its Subsidiaries and the directors, advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(d) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the 1934 Act with regard to a tender or exchange offer or making any disclosure required under applicable Law.

(e) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (substituting 20% in the definition of Acquisition Proposal with 50.1% for purposes of this definition) on terms that the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote, after consultation with its financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable and provides greater value to all of the Company’s stockholders (in their capacity as stockholders) than the transactions contemplated by this Agreement, for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company or the Special Committee, and which is reasonably capable of being consummated.

SECTION 6.4. Tax Matters. (a) Neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

SECTION 6.5. Stockholder Litigation. The Company shall keep Parent informed of, and give Parent the opportunity to participate in the defense or settlement of, any stockholder litigation against the Company or its directors and officers relating to the transactions contemplated by this Agreement. The Company shall not enter into, or agree to, any settlement of such stockholder litigation against the Company or its directors without the consent of Parent. The Company shall give the carrier of its officers’ and directors’ liability insurance policies due, proper and timely notice under the applicable insurance policy of all litigation involving the Company or its directors and officers relating to the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF PARENT

SECTION 7.1. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, (i) the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other applicable Laws or provided under the Company’s certificate of incorporation in effect on the date of this Agreement, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law and (ii) the Surviving Corporation shall include and cause to be maintained in effect in the Surviving Corporation’s certificate of incorporation and bylaws the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement. The Surviving Corporation shall honor all indemnification agreements with any Indemnified Person in effect on the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement.

(b) For six years after the Effective Time, the Surviving Corporation or Parent shall maintain in effect officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, provided that, in satisfying its obligation under this Section 7.1(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount the Company paid on December 5, 2003 for such policy as in effect on the date of this Agreement.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.1.

(d) The rights of each Indemnified Person under this Section 7.1 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable Laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 7.2. Stockholder Litigation. Parent shall keep the Company informed of, and give the Company the opportunity to participate in the defense or settlement of, any stockholder litigation involving the Company or its directors and officers relating to the transactions contemplated by this Agreement. Parent shall not, without the consent of the Company, enter into, or agree to, any settlement of such stockholder litigation unless such settlement includes an unconditional release of the Company from all liability arising out of such litigation.

SECTION 7.3 Employees. For a period of not less than twelve (12) months following the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, maintain (i) employee benefit plans, programs and arrangements and salaries (excluding equity-based plans and severance plans) for each individual who was an employee (and who, after the Effective Time, continues to be an employee) of the Company or any of its Subsidiaries immediately prior to the Effective Time, which are, in the aggregate, no less favorable to any such individual than those provided pursuant to the Employee Plans (excluding equity-based plans and severance plans) as of immediately before the Effective Time, and (ii) employee benefit plans, programs and arrangements and salaries that are triggered upon the termination of employment for each individual who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (regardless of whether such individual continues to be an employee after the Effective Time), which are, in the aggregate, no less favorable to any such individual than those provided to similarly situated employees of Parent or a Subsidiary of Parent as of immediately before the Effective Time. Each Person who is an employee of the Company or its Subsidiaries immediately prior to the Effective Time (a “Covered Employee”) shall be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Effective Time (to the extent recognized as service under corresponding Employee Plans in effect immediately before the Effective Time) for crediting service for purposes of eligibility to participate, vesting and determination of level of benefits (but not for purposes of calculating benefit accrual service under any defined benefit pension plan), under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Effective Time, the Surviving Corporation) in which such Covered Employees become participants, and (ii) severance plans maintained by Parent or a Subsidiary of Parent for purposes of calculating the amount of each Covered Employee’s severance benefits. After the Effective Time, the Parent and the Surviving Corporation shall (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such Covered Employees may be eligible to participate in after the Effective Time, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid during the portion of the relevant plan year prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Covered Employees are eligible to participate in after the Effective Time. Nothing in this Section 7.3 shall confer upon any employee of the Company or any of its Subsidiaries any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates, or interfere in any way with any right of the Company or any of its Subsidiaries or Parent of any of its Affiliates to terminate such employment at any time for any reason whatsoever (whether for cause or without cause) without liability to the Company, or any of its Subsidiaries or Parent or any of its Affiliates.

SECTION 7.4. Voting of Shares. Parent shall vote or cause to be voted any shares of Company Stock owned by it or its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

SECTION 8.1. Consents. Subject to the terms and conditions of this Agreement, Company and Parent will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to, if required by Law, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided that neither Parent nor Merger Subsidiary or any of their affiliates shall be required by this Section 8.1 to: (A) pay any consideration, (B) surrender, modify or amend in any substantive respect any license or contract (including this Agreement), (C) hold separately (in trust or otherwise) or divest itself of, any of its assets,

(D) agree to any limitations on any such Person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights or ownership, possession and use of any asset now owned or hereafter acquired by any such Person, or (E) agree to any of the foregoing or any other conditions or requirements of any Governmental Authority or other Person that are materially adverse or burdensome.

SECTION 8.2. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, Company Stock Options or Company Warrants, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 8.3. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange or the Nasdaq Stock Market, neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation.

SECTION 8.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 8.5. Access to Information. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access upon prior notice to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. All information provided under this Section 8.5 shall be subject to the terms and provisions of the Confidentiality Agreement to the extent applicable.

SECTION 8.6. Notices of Certain Events. (a) Each of the Company and Parent shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause (A) any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or (B) any of its material covenants or agreements contained herein not to be complied with or satisfied;

(iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement (including the Schedule 13E-3 and the Company Proxy Statement); and

(iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the transactions contemplated by this Agreement.

(b) The Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4.

ARTICLE 9

CONDITIONS TO THE MERGER

SECTION 9.1. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

(b) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; and

(c) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

SECTION 9.2. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any qualification as to “material,” “Material Adverse Effect” or any variation of such terms, shall be true and correct in all respects, in each case, at and as of the date of this Agreement and the Effective Time as if made at and as of such times (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of all of the representations and warranties of the Company contained in this Agreement to be true and correct, without giving effect to any qualification as to “material,” “Material Adverse Effect” or any variation of such terms, would not, individually or in the aggregate, have a Material Adverse Effect on the Company, provided, that for purposes of this Section 9.2(a), the term “Material Adverse Effect on the Company” insofar as it relates to Section 4.10(a) shall not include any event, change, circumstance or effect: (A) resulting from conditions affecting the U.S. economy or financial markets in general or the industries in which the Company operates or (B) that constitutes a seasonal reduction in Company’s revenues or earnings that is consistent with Company’s past operating history and (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such action or proceeding) by any Governmental Authority (i) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Subsidiaries or Affiliates, including, without limitation, the Company and its Subsidiaries) of all or any material portion of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries or Affiliates, or to compel Parent or any of its Subsidiaries or Affiliates, including, without limitation, the Company and its Subsidiaries, to dispose of or hold separate all or any of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries or Affiliates, or (ii) that otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent;

(c) there shall not be outstanding, at the Effective Time, any Company Securities or any Company Subsidiary Securities that directly or indirectly call for the Company or any of its Subsidiaries after the Effective

Time to issue, deliver or sell, or to cause to be issued, delivered or sold, any shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any of the foregoing, except for (i) Company Securities issuable to Parent or its Affiliates and (ii) Company Securities that would (without any action on the part of the Company, Parent, Merger Subsidiary, the Surviving Corporation or any other Person) be canceled upon consummation of the Forward Subsidiary Merger; and

(d) all other authorizations, consents, waivers, orders or approvals for the Merger required to be obtained, and all other filings, notices or declarations required to be made, by Parent, the Merger Subsidiary, or the Company prior to the consummation of the Merger and the transactions contemplated hereby, shall have been obtained from and/or made with, any Governmental Authorities and all third parties except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent.

SECTION 9.3. Condition to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further condition: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of Parent contained in this Agreement, without giving effect to any qualification as to “material,” “material adverse effect” or any variation of such terms, shall be true and correct in all respects, in each case, at and as of the date of this Agreement and the Effective Time as if made at and as of such times, (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of all of the representations and warranties of Parent contained in this Agreement to be true and correct, without giving effect to any qualification as to “material,” “material adverse effect” or any variation of such terms, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 1, 2005 (the “End Date”);

(ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or there shall be entered any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining or otherwise prohibiting Company or Parent from consummating the Merger and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii) this Agreement and the Merger shall not have been adopted in accordance with Delaware Law by the Company’s stockholders at the Company Stockholder Meeting (or any permitted adjournment or postponement thereof);

(c) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.2(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.3 not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(e) by Parent, if (i) the Board of Directors of the Company or the Special Committee shall have failed to make or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation to the Company’s stockholders referred to in Section 6.2 or (ii) the Company shall have breached any of its obligations under Section 6.3; or

(f) by the Company but only prior to the time the Stockholder Vote is obtained at the Company Stockholder Meeting, if (i) the Company is not in breach of any of its obligations under Section 6.2 at the time of the termination of this Agreement pursuant to this Section 10.2(f), (ii) the Board of Directors of the Company or the Special Committee authorizes the Company, subject to complying with the terms of Sections 6.3 and this 10.1(f) and Article 11 of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (a “Superior Proposal Agreement”) and the Company notifies Parent, in writing, promptly and at least two Business Days prior to such termination, of its intention to enter into such a Superior Proposal Agreement, attaching the most current draft of such Superior Proposal Agreement (or a description of all material terms and conditions thereof), (iii) Parent does not make, within two Business Days of receipt of such written notification, an offer that the Board of Directors of the Company or the Special Committee determines, in good faith, after consultation with its financial advisers, is at least as favorable to the stockholders of the Company as such Superior Proposal and (iv) the Company prior to such termination pursuant to this Section 10.1(f) pays to Parent in immediately available funds the amounts required to be paid pursuant to Section 11.4(b).

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other party.

SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of any party to perform any of its covenants contained in this Agreement, or (iii) breach by any party of any of its representations or warranties contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 10.2 and Sections 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10 and 11.12 shall survive any termination hereof pursuant to Section 10.1.

ARTICLE 11

MISCELLANEOUS

SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Viacom Inc.

1515 Broadway

New York, NY 10036

Fax: (212) 258-6099

Attn: General Counsel

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Fax: (212) 422-4726

Attn: Kenneth A. Lefkowitz

if to the Company, to:

SportsLine.com, Inc.

2200 West Cypress Creek Road

Fort Lauderdale, FL 33309

Fax: (954) 351-9175

Attn: President

with a copy to:

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, FL 33131

Fax: (305) 579-0717

Attn: Kenneth C. Hoffman

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: (212) 735-2000

Attn: Thomas H. Kennedy

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 11.2. Survival. The representations and warranties contained in Articles 4 and 5 and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including those agreements contained in Article 2 and Sections 7.1, 7.3 and 8.4) shall survive the Effective Time.

SECTION 11.3. Amendments; Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company or effect any other change not permitted by Section 251(d) of Delaware Law.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 11.4. Expenses. (a) Except as otherwise provided in this Section or in Section 10.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Upon any termination of this Agreement for any reason (other than a termination that would not have occurred but for the failure of Parent or Merger Subsidiary to fulfill its or their obligations hereunder), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination (or, in the event of a termination pursuant to Section 10.1(f), within the time period set forth in Section 10.1(f)(iv)) for 100% of the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by them in connection with this Agreement and the transactions contemplated hereby up to a maximum of one million dollars ($1,000,000).

(c) The Company acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.4, it shall also pay any reasonable and documented out-of-pocket costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of the direct or indirect wholly-owned Subsidiaries of Parent, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder. Any attempted assignment in violation of this Section 11.5 shall be null and void and shall have no effect.

SECTION 11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

SECTION 11.7. Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

SECTION 11.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as and to the extent provided in Section 7.1, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.11 Captions. The captions herein and in the Disclosure Schedule are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13. Disclosure Schedule. For purposes of this Agreement, the term “Disclosure Schedule” means the schedule of disclosures dated as of the date hereof and delivered by the Company to Parent on or prior to the date of this Agreement. Any item or information set forth in a specific section of the Disclosure Schedule shall be deemed to have been disclosed in another section of the Disclosure Schedule only if: (a) such item or information is accompanied by an appropriate cross-reference to such other section of the Disclosure Schedule; or (b) such item or information is disclosed in such a way as to make its relevance to the disclosure required by such other section of the Disclosure Schedule reasonably apparent on its face; provided, however, that the Company shall use its reasonable best efforts to disclose all facts in the appropriate section of the Disclosure Schedule or to provide a specific cross-reference when such disclosure is required.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

SPORTSLINE.COM, INC.

By:	/s/ MICHAEL LEVY
Name:	Michael Levy
Title:	President and Chief Executive Officer

VIACOM INC.

By:	/s/ MICHAEL D. FRICKLAS
Name:	Michael D. Fricklas
Title:	Executive Vice President, General Counsel & Secretary

STARGATE ACQUISITION CORP. TWO

By:	/s/ MICHAEL D. FRICKLAS
Name:	Michael D. Fricklas
Title:	Executive Vice President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Stargate Acquisition Corp. Two

1. The name of the Corporation is: Stargate Acquisition Corp. Two.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is             .1 All such shares are to have $.01 par value.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

7. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

8. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

9. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to a person who is, or has ceased to be, a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[1]	A number of shares to be determined by Parent prior to the Effective Time.

Appendix B

PERSEUS GROUP

August 1, 2004

Board of Directors

Special Committee of the Board of Directors

SportsLine.com, Inc. (the “Company” or “SportsLine”)

2200 W. Cypress Creek Road

Fort Lauderdale, FL 33309

Members of the Special Committee:

You have asked us to advise you with respect to the fairness from a financial point of view to the common stockholders of the Company (other than Viacom, Inc. (“Viacom”) or any affiliates of Viacom) of the consideration to be received by such common stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 1, 2004 (the “Merger Agreement”), among SportsLine, Viacom and Stargate Acquisition Corp. Two, a wholly-owned subsidiary of Viacom (“Merger Sub”). The Merger Agreement provides for among other things, a merger of Merger Sub with the Company (the “Merger”) pursuant to which each outstanding share of common stock par value $.01 per share of the Company (other than dissenting shares and any such shares held in the treasury of the Company or owned by Viacom, Merger Sub or their respective subsidiaries) will be converted into the right to receive $1.75 in cash upon the consummation of the Merger. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

In connection with rendering our opinion we have reviewed drafts of the Merger Agreement and, for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the most recent draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information including financial forecasts, analyses, and projections prepared by or on behalf of the Company and/or the Special Committee and provided to us for purposes of our analysis and we have met with management of the Company to review and discuss such information and among other matters, the Company’s business operations, assets, capitalization, indebtedness, liabilities, liquidity, business model, financial condition and future prospects.

We have reviewed and considered certain financial and stock market data relating to the Company and we have compared that data with similar data for certain other companies, the securities of which are publicly traded that we believe may be relevant or comparable in certain respects to the Company or its business or assets and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the Internet software and services industries, including Internet media, eCommerce and advertising, as well as certain recent acquisitions and business combinations effected by significant minority shareholders that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

In our review and analysis and in formulating our opinion we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed that such projections forecasts and analyses were

150 California Street, Suite 2300, San Francisco, CA 94111 Phone: 415.318-3600

Perseus Advisors, LLC is a subsidiary of Perseus Group, LLC

Special Committee of the Board of Directors

August 1, 2004

reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company’s management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. We have also assumed and relied upon the accuracy and completeness of information provided to us and statements made to us by the Company’s management and advisors with respect to certain existing contractual arrangements between the Company and Viacom and the treatment and effect of such arrangements in the context of the Merger and on other transactions and business strategies. In addition, we have not reviewed any of the books and records of the Company or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company. We have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of the Company will actually trade at any time.

We note that Viacom and its affiliates currently own (or control the voting rights with respect to) a significant amount of stock of the Company (and have the right to acquire additional shares of Company common stock) and therefore that any sale of the Company to a third party would likely require the approval of Viacom, which Viacom has stated it would be unwilling to provide.

In other ordinary course of our business we (or one or more of our affiliates) may actively trade the debt and equity securities of the Company and Viacom for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the proposed Merger and will receive a fee for our services a significant portion of which is contingent upon the signing of the Merger Agreement or the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Our opinion addresses only the fairness from a financial point of view, as of the date hereof, to the common stockholders of the Company (other than Viacom or any affiliates of Viacom) of the consideration to be received by such stockholders pursuant to the Merger Agreement, and we do not express any views on any other term of the Merger or the Merger Agreement, including without limitation, the treatment of options thereunder. Specifically, our opinion does not address the Company’s underlying business decision to effect the Merger or any of the other transactions contemplated by the Merger Agreement or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company.

It is understood that this letter is for the benefit and use of the members of the Special Committee of the Board of Directors of the Company in their consideration of the Merger and, except for inclusion in its entirety in any Schedule 13E-3 or proxy statement required to be circulated to stockholders of the Company relating to the Merger, may not be quoted, referred to, or reproduced anytime or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder or as to how such stockholder should vote with respect to the Merger, or whether or not such stockholder should seek to exercise any dissenters’ or appraisal rights that may be available, and should not be relied upon by any stockholder as such.

Special Committee of the Board of Directors

August 1, 2004

Based upon and subject to the foregoing including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to such common stockholders (other than Viacom or any affiliates of Viacom).

Very truly yours,

PERSEUS ADVISORS, LLC

By:	/s/ PERSEUS ADVISORS LLC

Appendix C

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall he available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall he available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to he submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before time effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall he not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all he shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

VOTING AND IRREVOCABLE PROXY AGREEMENT

VOTING AND IRREVOCABLE PROXY AGREEMENT dated as of August 1, 2004 (this “Agreement”) between [MICHAEL LEVY] [MARK J. MARIANI] [KENNETH W. SANDERS] (the “Stockholder”) and VIACOM INC., a Delaware corporation (“Parent”).

WHEREAS, the Stockholder owns the shares of the common stock, par value $0.01 per share (“Company Stock”), of SportsLine.com, Inc., a Delaware corporation (the “Company”), set forth on Schedule A hereto (the “Schedule A Shares”) and the securities exercisable or exchangeable for, or convertible into, Company Stock set forth on Schedule A hereto (together with the Schedule A Shares, the “Schedule A Securities”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Stargate Acquisition Corp. Two, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the merger of Merger Subsidiary and the Company upon the terms and subject to the conditions thereof; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required the Stockholder to enter into this Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. COVENANTS OF STOCKHOLDERS.

(a) During the period (the “Agreement Period”) beginning on the date hereof and ending on the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, the Stockholder hereby agrees to:

(i) be present, in person or represented by proxy, at each meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, so that all of the Stockholder’s Schedule A Shares and all of the other shares of Company Stock and other shares of capital stock of the Company that the Stockholder becomes entitled to vote after the date of this Agreement (together with the Schedule A Shares, the “Shares”) may be counted for purposes of determining the presence of a quorum at such meeting;

(ii) at each such meeting, and at any adjournment or postponement thereof, vote (and in connection with any solicitation for a written consent, timely execute and deliver a written consent with respect to) the Shares to: (A) adopt the Merger Agreement and all agreements related to the Merger and any action required in furtherance thereof; and (B) without limitation of the preceding clause (A), approve any proposal to adjourn or postpone the Company Stockholder Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholder Meeting is held; and

(iii) at each such meeting, and at any adjournment or postponement thereof, vote against (and in connection with any solicitation for a written consent, withhold and not grant such Stockholder’s consent with respect to): (A) any action or agreement that would reasonably be expected to: (I) result in the breach or inaccuracy of any representation or warranty, covenant or agreement of the Company contained in the Merger Agreement; (II) frustrate the purposes of, impede, hinder, interfere with, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement; (III) reduce the benefits to Parent or Merger Subsidiary of the transactions contemplated by the Merger

Agreement; or (IV) frustrate the purposes of, hinder or interfere with, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement; and (B) any Acquisition Proposal and any action required in furtherance thereof.

(b) During the Agreement Period, the Stockholder will not, directly or indirectly: (i) solicit, initiate or knowingly take any action to encourage the submission of any Acquisition Proposal; or (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, encourage or facilitate any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal. The Stockholder agrees to notify Parent promptly (but in no event later than 2 Business Days) after receipt by the Stockholder of any Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Stockholder reasonably believes is seeking to make, or has made, an Acquisition Proposal. The Stockholder agrees to keep Parent reasonably informed, on a prompt basis, of the status and material details of any such Acquisition Proposal, indication or request. This Section 1(b) shall not be construed to limit acts taken by the Stockholder in his capacity has an officer [or director] of the Company that are taken in accordance with Section 6.3 of the Merger Agreement.

(c) The Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any shares of Company Stock owned by the Stockholder in connection with the Merger.

2. IRREVOCABLE PROXY. The Stockholder, revoking any proxies heretofore granted by the Stockholder, hereby irrevocably appoints Parent as attorney and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of the stockholders of the Company; (b) vote the Stockholder’s Shares in accordance with the provisions of Section 1(a)(ii) and (iii) at any such meeting; (c) grant or withhold in accordance with the provisions of Section 1(a)(ii) and (iii) all written consents with respect to such Shares; and (d) to represent and otherwise act for the Stockholder in the same manner and with the same effect as if the Stockholder were personally present at any such meeting. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Agreement Period and shall not be terminated by operation of Law or upon the occurrence of any other event. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Parent of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable in accordance with Section 212(e) of the Delaware Law.

3. The Stockholder hereby represents and warrants to Parent that:

(a) This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any Governmental Authority or any other Person.

(c) The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not and will not: (i) contravene, conflict with or result in a violation or breach of any provision of any Law applicable to the Stockholder; (ii) require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Stockholder is entitled under any provision of any agreement or other instrument binding upon the Stockholder; or (iii) result in the creation or imposition of any Lien on any asset of the Stockholder.

(d) The Stockholder is the sole legal and beneficial owner of all of the shares of Company Stock and the other Schedule A Securities set forth on Schedule A hereto, free and clear of all Liens and (ii) has not entered into any voting agreement with or granted any Person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement). The Stockholder does not legally or beneficially own or have the right to acquire any securities of the Company other than the Schedule A Securities set forth on Schedule A hereto. As of the time of any meeting of the stockholders of the Company referred to in Section 1(a)(i) and with respect to any written consent of the stockholders of the Company referred to in Section 1(a)(ii) or (iii), the Stockholder will be the sole legal and beneficial owner of all of the Schedule A Securities, free and clear of all Liens. The Stockholder has not previously granted any proxy with respect to the Shares that has not been revoked.

(e) There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder or any other Person that restricts in any respect or prohibits (or, if successful, would prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(f) No investment banker, broker or finder is entitled to a commission or fee from the Stockholder in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

4. No Transfers.

(a) The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a “Transfer”) of any Shares during the Agreement Period, the Stockholder shall require the transferee of such Shares to execute and deliver to the Company and Parent a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer.

(b) The following legend shall be printed, typed, stamped or otherwise impressed on each certificate representing any Shares and any certificates issued in exchange therefor or upon Transfer thereof (other than to Parent or any Subsidiary of Parent):

“The shares represented by this certificate are subject to certain voting and transfer restrictions contained in the Voting Agreement dated as of August 1, 2004 between Viacom Inc. and                     , as the same may be amended from time to time. A copy of such Voting Agreement is available at the principal executive office of SportsLine.com, Inc.”

(c) The Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

5. Miscellaneous.

5.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

If to Parent, to:

Viacom Inc.

1515 Broadway

New York, NY 10036

Fax: (212) 258-6099

Attn: General Counsel

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Fax: (212) 422-4726

Attn: Kenneth A. Lefkowitz

If to the Stockholder, to:

Fax: (        )         -

with a copy to:

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, FL 33131

Fax: (305) 579-0171

Attn: Kenneth C. Hoffman

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

5.2 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the end of the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

5.4 JURISDICTION. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.1 shall be deemed effective service of process on such party.

5.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.6 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as against the Stockholder when Parent shall have received a counterpart signed by the Stockholder.

5.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

5.8 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

5.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.10 SPECIFIC PERFORMANCE. The Stockholder acknowledges that Parent would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by such Stockholder in accordance with its terms and therefore, the Stockholder agrees that Parent shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

5.11 FURTHER ASSURANCES. The Stockholder will, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be necessary or desirable to perfect the covenants and agreements of the Stockholder set forth herein.

[The next page is the first signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Voting and Irrevocable Proxy Agreement to be duly executed as of the day and year first above written.

VIACOM INC.

By:
Name:
Title:

[Michael Levy] [Mark J. Mariani] [Kenneth W. Sanders]

[Voting and Irrevocable Proxy Agreement — Stockholder Signature Page]

SCHEDULE A

Shares of Company Stock	Other Schedule A Securities
[ ]	[ ] (a)

(a)	Consists of shares of Company Stock issuable upon exercise of options, of which are either vested or will vest within 60 days of August 1, 2004.

PROXY	SPORTSLINE.COM, INC.	PROXY

Proxy for Special Meeting of Stockholders - December 10, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of SportsLine.com, Inc. (the “Company”), a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated November 8, 2004, and hereby appoint(s) Kenneth Gersh and Sharon Glickman and each or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held on Friday, December 10, 2004 at 10:00, local time, at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and at all postponements or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Each properly executed proxy will be voted in accordance with the specifications made below and in the discretion of the proxies on any other matter that may come before the meeting. Where no choice is specified, this proxy will be voted FOR each of the proposals set forth below.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

(Continued, and to be signed and dated, on the reverse side.)

VOTE BY INTERNET – http:www.proxyvotenow.com/spln

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-866-239-6507

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to SPORTSLINE.COM, INC. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2

1.	Proposal to adopt the Agreement and Plan of Merger dated as of August 1, 2004 among Viacom Inc., Stargate Acquisition Corp. Two and SportsLine.com, Inc., pursuant to which stockholders will be entitled to receive $1.75 per share in cash, without interest, for each share of SportsLine common stock.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

2.	Proposal to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement proposal.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposal 1 and FOR Proposal 2 and in accordance with their discretion on such other matters as may properly come before the meeting.

Dated: , 2004

Signature(s)

(Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title).

PLEASE MARK, SIGN AND DATE THIS PROXY ON THIS SIDE